EXHIBIT 4.12

Execution Version

Published CUSIP Number: 42218BAF2

CREDIT AGREEMENT

Dated as of November 18, 2011

among

HEALTH MANAGEMENT ASSOCIATES, INC.,

as the Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Lender and L/C Issuer,

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arranger and Joint Bookrunner,

DEUTSCHE BANK SECURITIES, INC.,

as Joint Lead Arranger, Joint Bookrunner and Syndication Agent,

CITIGROUP GLOBAL MARKETS INC.,

as Joint Bookrunner

CITIBANK, N.A.,

as Co-Documentation Agent,

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Bookrunner,

SUNTRUST BANK,

as Co-Documentation Agent,

BARCLAYS CAPITAL,

as Joint Bookrunner,

BARCLAYS BANK PLC,

as Co-Documentation Agent

RBS SECURITIES INC.,

J.P. MORGAN SECURITIES LLC

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Managing Agents

and

The Other Lenders Party Hereto

i

ANNEXES

Annex I	Term Loan Repayment Dates for Term A Loans and Term B Loans

SCHEDULES

1.01(a)	Debt to be Refinanced
1.01(b)	Existing Letters of Credit
1.01(c)	Joint Venture Subsidiaries
1.01(d)	Non-Guarantor Subsidiaries
1.01(e)	Guarantors
2.01	Commitments and Applicable Percentages
4.01(a)(x)	Local Counsel
5.06	Subsidiaries and Other Equity Investments; Unrestricted Subsidiaries
5.08	Existing Liens
5.09	Tax Matters
5.20	Employment Matters
6.13(a)	Mortgaged Properties
6.21	Post-Closing Matters
7.02	Certain Indebtedness
7.03(e)	Certain Investments
7.09	Certain Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Note
D	Assignment and Assumption
E	Compliance Certificate
F	Guaranty
G	Security Agreement
H	Mortgages
I	Auction Procedures
J	Perfection Certificate
K-1	U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
K-2	U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
K-3	U.S. Tax Compliance Certificate (Partnership Foreign Participants)
K-4	U.S. Tax Compliance Certificate (Partnership Foreign Lenders)

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of November 18, 2011, among HEALTH MANAGEMENT ASSOCIATES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide term loans and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case on the terms and subject to conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Wells Fargo Bank, National Association, in its capacity as the Administrative Agent, Wells Fargo Securities, LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Commitments” means, at any time in respect of any Class, the aggregate amount of the Revolving Lenders’ Revolving Commitments of such Class at such time.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Applicable Percentage” means (a) in respect of each Class of Term Loans, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) represented by (i) prior to the making of such Term Loans, such Term Lender’s Commitment of such Class of Term Loans at such time and (ii) thereafter, the principal amount of such Term Lender’s Loans of such Class of Term Loans at such time, (b) in respect of any Class of Revolving Commitment, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of such Revolving Lender’s Revolving Commitment of such Class at such time and (c) in respect of the Revolving Exposure of any Revolving Lender, a percentage (carried out to the ninth decimal place) equal to such Revolving Lender’s Revolving Exposure divided by the aggregate Revolving Exposure of all Revolving Lenders at such time. If the commitment of each Revolving Lender to make Revolving Loans of such Class and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Commitments of such Class have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Commitment of such Class shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Commitment of such Class most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Class of Loans and Commitments is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption, Increase Joinder, Refinancing Amendment or Extension Offer pursuant to which such Lender becomes a party hereto with respect to such Class of Loans or Commitments, as applicable.

“Applicable Rate” means (a) in respect of Revolving Loans, the Term A Loans, Letter of Credit Fees and commitment fees in respect of unused Revolving Commitments (i) from the Closing Date through the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending March 31, 2012, (A) 1.75% per annum for Base Rate Loans, (B) 2.75% per annum for Eurodollar Rate Loans, (C) 2.75% per annum for Letter of Credit Fees and (D) 0.50% for commitment fees and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate and Letter of Credit Fees	Base Rate	Commitment Fee Rate
1	<3.5:1	2.25%	1.25%	0.375%
2	>3.5:1 but <4.0:1	2.50%	1.50%	0.375%
3	>4.0:1 but <4.5:1	2.75%	1.75%	0.50%
4	>4.5:1 but <5.0:1	3.00%	2.00%	0.50%
5	>5.0:1	3.25%	2.25%	0.50%

and (b) in respect of the Term B Facility, 2.50% per annum for Base Rate Loans and 3.50% per annum for Eurodollar Rate Loans; provided that the Applicable Rate with respect to any Incremental Facility shall be as set forth in the related Increase Joinder, with respect to any Other Loan shall be as set forth in the related Refinancing Amendment, and with respect to any Extended Term Loan or Revolving Loan made pursuant to an Extended Revolving Commitment shall be as set forth in the Extension Offer.

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply in respect of the Revolving Loans, Term A Loan, Letter of Credit Fees and commitment fees, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered through the date of delivery of the Compliance Certificate.

In the event that any financial statement or certification delivered pursuant to Sections 6.01 or 6.02(b) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Rate for such Applicable Period based upon the corrected Compliance Certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Loan Documents, including their rights under Sections 2.08(b) and 8.02.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time with respect to the Revolving Commitments or Loans, such Revolving Lender’s Applicable Percentage (determined with respect to the Revolving Exposure of such Revolving Lender) of the Revolving Commitments and Loans at such time.

“Appropriate Lender” means, at any time, (a) with respect to any Class of Commitments or Loans, a Lender that has a Commitment of such Class or holds a Loan of such Class, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities LLC and Deutsche Bank Securities, Inc., each in its capacity as lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated reasonable cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Auction” has the meaning specified in Section 2.15(a).

“Auction Manager” shall mean (a) the Administrative Agent or (b) any other financial institution or advisor employed by Borrower or any of its Subsidiaries (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with a Repurchase Offer pursuant to Section 2.15; provided that Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager).

“Auction Procedures” shall mean the auction procedures with respect to Repurchase Offers set forth in Exhibit I hereto.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means in respect of any Class of the Revolving Commitments, the period from (x) the Closing Date (in the case of Revolving Loans made pursuant to Section 2.01(b)) and (y) the date set forth in the applicable Refinancing Amendment (in the case of Other Revolving Loans) until the earliest of (i) the Revolving Maturity Date for such Class of the Revolving Commitments, (ii) the date of termination of the Revolving Commitments of such Class pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Lender to make Revolving Loans of such Class and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) the sum of (i) the Eurodollar Rate (as determined pursuant to the definition of Eurodollar Rate), for an Interest Period of one (1) month commencing on such day plus (ii) 1.00% and (d) only for purposes of determining the interest rate applicable to Term B Loans, 2.00% per annum. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wells Fargo at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or the Eurodollar Rate no longer accurately reflects an accurate determination of the prevailing Prime Rate or the Eurodollar Rate, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or the Eurodollar Rate for an Interest Period of one (1) month. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 3.03 shall be in effect in determining the Eurodollar Rate pursuant to clause (c) hereof, the Base Rate shall be the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (iii) only for purposes of determining the interest rate applicable to Term B Loans, 2.00% per annum.

“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries, for any period, all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Restricted Subsidiary during such period for items that would be classified as “property, plant or equipment” or comparable items on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures, provided the same have been capitalized.

“Capital Leases” means all leases which have been or should be capitalized in accordance with GAAP as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Captive Insurer” means Insurance Company of the Southeast, Risk Retention Group and other captive insurance entities established for the purpose of insuring the healthcare businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or any physician employed by or on the medical staff of any such business or facility.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing card, electronic funds transfer, automatic clearinghouse and other treasury and cash management arrangements.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement or (b) is a Lender or an Affiliate of a Lender on the Closing Date and that entered into a Cash Management Agreement prior to the Closing Date.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33 1/3% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c) any Person or two or more Persons acting in concert shall have acquired, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of the Borrower; or

(d) any “change of control”(as defined in the Senior Notes Indenture).

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Incremental Term Loans, Other Revolving Loans, Other Term Loans or Swing Line Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment, Other Revolving Commitment, Other Term Commitment, Swingline Commitment or a commitment to make Incremental Term Loans pursuant to Section 2.14. Each tranche of Extended Revolving Commitments or Extended Term Loans having different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the first date all the conditions precedent in Sections 4.01 and 4.02 are satisfied or waived in accordance with Section 10.01.

“CMS” means the Centers for Medicare & Medicaid Services of HHS, and any successor thereto.

“Code” means the Internal Revenue Code of 1986,as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Agent” means Wells Fargo in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, each of the Mortgages, collateral assignments, Joinder Agreements (as defined in the Security Agreement), intellectual property security agreement supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent on the Closing Date or pursuant to Section 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment, Term Loan Commitment, Other Revolving Commitment, Other Term Commitment, Swingline Commitment and any Commitment to make Incremental Term Loans pursuant to Section 2.14.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Restricted Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Restricted Subsidiaries for such period, (iii) the amount of depreciation and amortization expense, including the amortization of the unrealized loss related to previous swap commitments, deducted in determining such Consolidated Net Income, (iv) non-cash compensation expense, or other non-cash expenses or charges which do not represent a cash item in such period or in any future period, arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any strike price reductions for dividends paid, repricing, amendment, modification, substitution or change of any stock option, stock appreciation rights or similar arrangements), (v) extraordinary losses, unusual or non-recurring charges, severance costs, relocation costs, integration and facilities opening costs, signing costs, retention or completion bonuses, transition costs and costs from curtailments or modifications to pension and post-retirement employee benefit plans, (vi) restructuring charges or reserves (including restructuring costs related to acquisitions after the date hereof and to closure and/or consolidation of facilities); provided that to the extent any amounts increasing Consolidated EBITDA pursuant to the foregoing clauses (v) and (vi) are a cash charge, such amounts shall not exceed $70,000,000 in the aggregate since the date hereof, (vii) (A) losses on asset sales, disposals or abandonments, (B) any impairment charge or asset write-off related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, and (C) other non-cash charges (provided that if any non-cash charges referred to in this clause (C) represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and (viii) fees and expenses incurred in connection with the Transaction in an aggregate amount not to exceed $70,000,000 and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Restricted Subsidiaries for such Measurement Period (other than with respect to cash actually received in prior periods but not recognized as income until the current period and any other accrual of revenue and other than with respect to the reversal of any accrual of, or reserve for, anticipated cash charges or asset valuation adjustments made in any prior period)) and (iii) extraordinary, unusual or nonrecurring gains.

“Consolidated First Lien Secured Indebtedness” means, as of any date of determination, the sum of then aggregate outstanding principal balance or outstanding amount of (i) Loans and L/C Obligations under this Agreement (assuming the Revolving Commitments are fully drawn), (ii) Pari Passu First Lien Debt and (iii) all other Consolidated Indebtedness and Disqualified Stock secured by a first priority Lien on any asset the Borrower or any Restricted Subsidiary, including without limitation any Permitted Mortgage Debt and the Receivables Transaction Amount under any Qualified Receivables Transaction (plus, in the case of determining the First Lien Secured Leverage Ratio for purposes of Section 2.14(b)(ii)(y) and Section 7.02(r) only, the principal amount of Replacement Incremental Debt to the extent not otherwise included in this clause (iii)) minus the lesser of (x) unrestricted cash and Eligible Securities on hand of Borrower and the Restricted Subsidiaries other than the proceeds of any Revolving Loans, Swing Line Loans or other Pari Passu First Lien Debt that are not intended to be used for working capital borrowed at the time of determination and, in the case of determining the First Lien Secured Leverage Ratio for purposes of Section 2.14(b)(ii)(y) and Section 7.02(r) only, the proceeds of Replacement Incremental Debt and the proceeds of all Borrowings under any Incremental Facility, and (y) $200,000,000.

“Consolidated Indebtedness” means, as of any date of determination, the sum of (i) all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date (including purchase money obligations and unreimbursed outstanding drawn amounts under funded letters of credit), (ii) all Capitalized Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding on such date and (iii) debt obligations evidenced by bonds, debentures, notes or similar instruments, all calculated on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case, of or by the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Expense” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest and Receivables Fees) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such Measurement Period under Capital Leases that is treated as interest in accordance with GAAP, plus (c) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such Measurement Period in connection with Synthetic Lease Obligations that would be treated as interest in accordance with GAAP if such lease were accounted for as a Capital Lease. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any Measurement Period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) the sum as of such date of (i) Consolidated Indebtedness, (ii) Disqualified Stock (determined in accordance with Section 1.03(c)(iii)) and (iii) the outstanding face amount of preferred stock in the case of any Restricted Subsidiary that is not a Guarantor, minus (y) the lesser of (1) unrestricted cash and Eligible Securities of the Borrower and its Restricted Subsidiaries other than the proceeds of any Revolving Loans, Swing Line Loans or other Pari Passu First Lien Debt that are not intended to be used for working capital borrowed at the time of determination and (2) $200,000,000 to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Restricted Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) and (d) any net income (loss) included in the consolidated statement of operations of the Borrower and its Restricted Subsidiaries as noncontrolling interests (including, without limitation, noncontrolling interests in Joint Venture Subsidiaries) due to the application of Accounting Standards Codification Topic 810 (Consolidation).

“Consolidated Total Assets” means, as of any date on which the amount thereof is to be determined, the net book value of all assets of the Borrower and its Restricted Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation (each a “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor in respect of any such primary obligation or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of such primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor thereof to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Contract Provider” means any Person who provides professional health care services under or pursuant to any contract with the Borrower or any Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Notes” means the Borrower’s 3.75% Convertible Senior Subordinated Notes due 2028, issued under the Convertible Notes Indenture.

“Convertible Notes Indenture” means that certain indenture, dated as of May 21, 2008, between the Borrower and U.S. Bank, National Association, as trustee, governing the Convertible Notes.

“Cost of Acquisition” means, with respect to any Permitted Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the value of the Equity Interests of the Borrower or any Restricted Subsidiary to be transferred in connection therewith, (b) the amount of any cash and fair market value of other property (excluding property described in clause (a) and the unpaid principal amount of any debt instrument) given as consideration, (c) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Restricted Subsidiary in connection with such Permitted Acquisition, (d) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, (e) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Permitted Acquisition, (f) the aggregate fair market value of all other consideration given by the Borrower or any Restricted Subsidiary in connection with such Permitted Acquisition, and (g) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Cost of Acquisition for any transaction, (i) the Equity Interests of the Borrower shall be valued as the last price reported on the national securities exchange on which it is listed, (ii) the Equity Interests of any Restricted Subsidiary shall be valued as determined by the board of directors of such Restricted Subsidiary and, if requested by the Administrative Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 6.01(a), and (iii) with respect to any Permitted Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Lien Refinancing Debt, (c) Permitted Unsecured Refinancing Debt, or (d) Other Refinancing Indebtedness.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Growth Amount” shall mean, on any date of determination, the sum of, without duplication,

(A) the sum of Excess Cash Flow (but not less than zero in any period) commencing with the Fiscal Year ending December 31, 2012 that was not required to be applied to prepay the Term Loans pursuant to Section 2.05(b) (other than as a result of any reduction in Excess Cash Flow required to be so applied by operation of Section 2.05(b)(i)(B) as the result of Term Loans prepaid pursuant to Section 2.05(a)(i)), provided that, for purposes of Section 7.06(e), the amount in this clause (A) shall only be available if the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) was less than 5.25:1.00, determined on a Pro Forma Basis after giving effect to any such Restricted Payment actually made pursuant to Section 7.06(e), minus

(B) the sum at the time of determination of (i) the aggregate amount of Investments made since the Closing Date pursuant to Section 7.03(j)(x) and (ii) the aggregate amount of Restricted Payments made since the Closing Date pursuant to Section 7.06(e).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(ix).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate for Base Rate Loans under the Term B Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 10.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) pay to the Administrative Agent, any L/C Issuer, or any Swing Line Lender any other amount required to be paid by it hereunder (including in respect of its participation in L/C Obligations or Swing Line Loans) within two Business Days of the date when due or (iii) in the absence of a good faith dispute between such Lenders, pay to any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in L/C Obligations or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) after the date of this Agreement has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.14(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, each Swing Line Lender and each Lender.

“Designated Dispositions” means the proposed Dispositions of the Borrower’s Hospital Facilities located in Scott County, Tennessee, Knoxville, Tennessee (Riverside Campus) and Mesquite, Texas.

“Disposition” or “Dispose” means the sale, lease, transfer or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and any issuance and sale of Equity Interests of any Restricted Subsidiary of the Borrower other than to the Borrower or any Restricted Subsidiary.

“Disqualified Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a mandatory prepayment, redemption, put, call, sinking fund obligation or other repurchase obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 91 days following the Latest Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to 91 days following the Latest Maturity Date, (c) contains any mandatory prepayment, redemption, put, call, sinking fund obligation or other repurchase obligation which may come into effect prior to payment in full of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable and for which no events or claims that could give rise thereto are then pending or outstanding) other than repurchase obligations with respect to the Borrower’s common Equity Interests issued to employees and directors of the Borrower and its Subsidiaries upon death, disability, retirement, severance or termination of employment or service and which provide that any repurchase obligation shall not be effective during the continuance of an Event of Default or if such purchase of the Borrower’s Equity Interest would not otherwise be permitted by this Agreement or would result in an Event of Default under this Agreement or (d) require the cash payment of dividends or distributions at any time on or prior to 91 days following the Latest Maturity Date; provided, however, that (x) only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date or requires such cash payment will be deemed to be Disqualified Stock and (y) any Equity Interest that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interest upon the occurrence of a “change of control” or with asset sale proceeds shall not constitute Disqualified Stock if:

(1) the “change of control” or asset sale proceeds application provisions applicable to such Equity Interest are not more favorable to the holders of such Equity Interest than the terms applicable to the Loans; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Loans.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or its Subsidiaries or Affiliates other than in connection with a purchase of Term Loans permitted by Section 2.15.

“Eligible Securities” means the following obligations and any other obligations previously approved in writing by the Administrative Agent:

(a) Government Securities;

(b) obligations of any corporation organized under the laws of any state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 92 days following the date of issuance thereof and rated in an investment grade rating category by S&P and Moody’s;

(c) interest bearing demand or time deposits issued by any Lender or certificates of deposit maturing within one year from the date of issuance thereof and issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $400,000,000 and being rated “A” or better by S&P or “A” or better by Moody’s;

(d) Repurchase Agreements;

(e) Municipal Obligations;

(f) Pre-Refunded Municipal Obligations;

(g) shares of mutual funds which invest in obligations described in paragraphs (a) through (f) above, the shares of which mutual funds are at all times rated “AA” or better by S&P;

(h) tax-exempt or taxable adjustable rate preferred stock issued by a Person having a rating of its long term unsecured debt of “A” or better by S&P or “A-2” or better by Moody’s; and

(i) asset-backed remarketed certificates of participation representing a fractional undivided interest in the assets of a trust, which certificates are rated at least “A-1” by S&P and “P-1” by Moody’s.

“Employee Benefit Plan” means (i) any employee benefit plan within the meaning of Section 3(3) of ERISA (other than any Pension Plan) which is maintained for employees of the Borrower or any of its ERISA Affiliates, or any Subsidiary or is assumed by the Borrower or any of its ERISA Affiliates, or any Subsidiary in connection with any Permitted Acquisition, (ii) any Pension Plan which is maintained or contributed to by (or to which there is or may be an obligation to contribute) the Borrower or any of its ERISA Affiliates, and each such plan for the five-year period immediately following the latest date on which the Borrower or any of its ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan, and (iii) any plan, arrangement, understanding or scheme maintained by the Borrower or any Subsidiary that provides retirement, deferred compensation, employee or retiree medical or life insurance, severance benefits or any other benefit covering any employee or former employee and which is administered under any Foreign Benefit Law or regulated by any Governmental Authority other than the United States of America.

“Environmental Laws” means the common law and any foreign, federal, state or local statute, law, ordinance, code, rule, regulation, order or decree of any Governmental Authority, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, and any other analogous law.

“Environmental Liability” means any liability, contingent or otherwise (including without limitation any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall have the meaning assigned to such term in Section 5.18.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. Equity Interests shall not include the Convertible Notes or other Indebtedness convertible or exchangeable for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer,” or otherwise aggregated with the Borrower or a Subsidiary of the Borrower under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (g) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan or Multiemployer Plan, or that such filing may be made; or a determination that any Pension Plan or Multiemployer Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (h) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA to the extent such non-exempt prohibited transaction would reasonably be expected to result in a Material Adverse Effect; or (i) any event or condition with respect to any Employee Benefit Plan which is regulated by any Foreign Benefit Law that results in the termination of such Employee Benefit Plan or the revocation of such Employee Benefit Plan’s authority to operate under the applicable Foreign Benefit Law.

“Eurodollar Rate” means,

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to:

(i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; or

(ii) if for any reason such rate is not available, then “Eurodollar Rate” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Eurodollar Rate Loan being made, continued or converted are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to such date for a term equal to one month commencing that day or (ii) if for any reason such rate is not available, the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Base Rate Loan being made, continued or converted are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to such date in immediately available funds by leading banks in the London interbank market for a period equal to one month.

(c) notwithstanding the foregoing for purposes only of determining the interest rate applicable to Term B Loans, the Eurodollar Rate with respect to any applicable Interest Period with respect to a Eurodollar Rate Loan or with respect to a Base Rate Loan will be deemed to be 1.00% per annum if the applicable Eurodollar Rate determined pursuant to this definition would otherwise be less than 1.00% per annum.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any Fiscal Year of the Borrower, the excess (if any) of (a) the sum of (i) Consolidated EBITDA for such Fiscal Year, (ii) an amount equal to any income or gain excluded from the calculation of Consolidated EBITDA by virtue of the definition thereof to the extent realized in cash and (iii) the difference, if positive, of the amount of Net Working Capital at the end of the prior Fiscal Year over the amount of Net Working Capital at the end of such Fiscal Year over (b) the sum (for such Fiscal Year) of (i) Consolidated Interest Expense actually paid in cash by the Borrower and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of Term Loans pursuant to Section 2.07, (iii) all taxes actually paid in cash by the Borrower and its Subsidiaries, (iv) an amount equal to any expenses excluded from the calculation of Consolidated EBITDA by virtue of the definition thereof to the extent paid in cash, (v) the amount of Investments and acquisitions made in cash during such period pursuant to Section 7.03 (other than Section 7.03(j)(x)) to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries, (vi) Capital Expenditures actually made by the Borrower and its Subsidiaries in such Fiscal Year to the extent financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries (including operating leases), and (vii) the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Fiscal Year over the amount of Net Working Capital at the end of such Fiscal Year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Connection Taxes, (c) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or if such Recipient is an intermediary, partnership or other flow-through entity for U.S. tax purposes, the later of the date on which such Recipient becomes a party to this Agreement and the date on which the relevant beneficiary or member of such Recipient becomes such a beneficiary or member, or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Lending Office, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.01(b).

“Extended Revolving Commitment” shall have the meaning assigned to such term in Section 2.17.

“Extending Revolving Lender” shall have the meaning assigned to such term in Section 2.17.

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.17.

“Extending Term Lender” shall have the meaning assigned to such term in Section 2.17.

“Extension” shall have the meaning assigned to such term in Section 2.17.

“Extension Offer” shall have the meaning assigned to such term in Section 2.17.

“Extraordinary Receipt” means any proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or, condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(iv) or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facilities” shall mean the revolving credit, swingline, letter of credit and term loan facilities provided for by this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo Bank National Association on such day on such transactions, as determined by the Administrative Agent.

“Federal health care offense” has the same meaning as the definition at subsection (a) of 18 U.S.C. § 24, and any statutes succeeding thereto.

“Federal health care program” has the same meaning as the definition at subsection (f) of 42 U.S.C. § 1320a-7b, and any statutes succeeding thereto.

“Fee Letter” means the arranger letter agreement, dated November 1, 2011, among the Borrower, the Administrative Agent, the Arrangers, Wells Fargo Bank, National Association and Deutsche Bank Trust Company Americas.

“First Lien Secured Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated First Lien Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Fiscal Year” means the twelve month fiscal period of the Borrower and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of such calendar year.

“Flood Hazard Property” means any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency (or any successor agency), the Secretary of Housing and Urban Development or any other Governmental Authority as having special flood or mudslide hazards in any Flood Insurance Rate Map published by the Federal Emergency Management Agency or as otherwise stipulated by any such Governmental Authority.

“Foreign Benefit Law” means any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Employee Benefit Plan.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America (or Subsidiaries thereof) or that is a Foreign Subsidiary Holdco. Any subsidiary of the Borrower which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” means any Restricted Subsidiary of the Borrower substantially all of whose assets consist of Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries (or Foreign Subsidiaries thereof) and other assets (including cash or Eligible Securities) relating to any such Equity Interests or Indebtedness.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Securities” means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any Medicare or Medicaid contractors, intermediaries or carriers or any supra-national body such as the European Union or the European Central Bank).

“Governmental Payor” means Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act, any other state or federal health care program and any other Governmental Authority which presently or in the future maintains a Third Party Payor Program.

“Guarantor EBITDA Test” shall be satisfied at any time that the portion of Consolidated EBITDA attributable to Restricted Subsidiaries that are not Guarantors (which, for this purpose, shall be calculated without giving effect to minority interest ownership by Persons other than the Borrower and its Restricted Subsidiaries) for the four fiscal quarters most recently ended for which financial statements of the Borrower have been delivered pursuant to Section 6.01(a) or Section 6.01(b) are available shall account for no more than 40% of Consolidated EBITDA (which, for this purpose, shall be calculated without giving effect to minority interest ownership by Persons other than the Borrower and its Restricted Subsidiaries) for the same period.

“Guarantors” means, collectively, the Restricted Subsidiaries of the Borrower listed on Schedule 1.01(e) and each other Restricted Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.13.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.13.

“Hazardous Materials” means, all explosive or radioactive substances, wastes, substances, pollutants, contaminants, materials, chemicals, compounds and constituents including petroleum or petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, infectious or medical wastes of any nature subject to regulation pursuant to any Environmental Law.

“Health Care Laws” means all Laws relating to (a) fraud and abuse (including without limitation the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark Law (42 U.S.C. § 1395nn and §1395(q)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) Medicare, Medicaid, CHAMPVA, TRICARE or other Third Party Payor Programs; (c) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (d) the provision of, or payment for, health care services, items or supplies; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements; (g) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (h) HIPAA; (i) all health planning and certificate of need laws; (j) certificates of operations and authority; (k) laws regulating the provision of free or discounted care or services; and (l) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Hedge Bank” means any Person that (a) at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement or (b) is a Lender or an Affiliate of a Lender on the Closing Date and entered into a Secured Hedge Agreement prior to the Closing Date.

“HHS” means the United States Department of Health and Human Services, and any successor thereto.

“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Hospital Facility” means a general acute care, psychiatric or other hospital and all related parcels and improvements of real property necessary for or integrated with the operation of such hospital, but excluding any related parcel of real property associated with such hospital that is immaterial to the operation thereof.

“IFRS” shall mean International Financial Reporting Standards, a set of accounting standards developed by the International Accounting Standards Board.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.14.

“Increase Joinder” shall have the meaning assigned to such term in Section 2.14.

“Incremental Facility” shall have the meaning assigned to such term in Section 2.14.

“Incremental Revolving Increase” shall have the meaning assigned to such term in Section 2.14.

“Incremental Revolving Loan” shall have the meaning assigned to such term in Section 2.14.

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.14.

“Incremental Term Loan Facility” shall have the meaning assigned to such term in Section 2.14.

“Incremental Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.14.

“Indebtedness” means with respect to any Person, without duplication, (a) the outstanding principal amount of all obligations, whether current or long-term, for money borrowed (including the Obligations hereunder) and all obligations evidenced by bonds, debentures, promissory notes, loan agreements or similar instruments or obligations for the payment of money (including reimbursement agreements and conditional sales or similar title retention agreements), (b) all Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (c) the deferred purchase price of any property or services, (d) the aggregate face amount of all surety bonds, letters of credit, bankers’ acceptances, bank guaranties and similar instruments, (e) without duplication, all Contingent Obligations with respect to Indebtedness of any of the foregoing types referred to in this definition, (f) Disqualified Stock, (g) all Indebtedness of any of the foregoing types referred to in this definition of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Restricted Subsidiary and (h) all Indebtedness of any of the foregoing types referred to in this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person.

The principal amount of Indebtedness of the type described in clause (h) of this definition shall be the lesser of (i) the fair market value of the property subject to the Lien securing such Indebtedness and (ii) the outstanding principal amount of such Indebtedness. The accrual of interest, accrual of dividends, the accretion of accreted value, or the amortization of debt discount will not be deemed to be an incurrence of Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Initial Term Commitments” means the Term A Commitment and the Term B Commitment.

“Initial Term Lenders” means the Term A Lenders and the Term B Lenders.

“Initial Term Loans” means the Term A Loans and the Term B Loans.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders affected thereby; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Contingent Obligation or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joint Venture Subsidiary” means (i) the Subsidiaries of the Borrower listed on Schedule 1.01(b) and (ii) any other Restricted Subsidiary of the Borrower that is or will simultaneously become non-wholly owned that the Borrower designates as a “Joint Venture Subsidiary” by written notice to the Administrative Agent pursuant to Section 6.18(b) subsequent to the Closing Date.

“Junior Lien Debt” shall mean secured Indebtedness incurred by one or more Loan Parties; provided that (i) such Indebtedness is secured by the Collateral on a subordinated basis to the Obligations, the obligations in respect of any Permitted First Priority Refinancing Debt, the Senior Notes and any other Pari Passu First Lien Debt, including any Permitted Refinancing thereof and is not secured by any property or assets of Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory prepayment, redemption, put, call, sinking fund obligation or other repurchase obligation (except customary asset sale or change of control provisions that only become operative after compliance with the terms of this Agreement), in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iii) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors, (v) an agent or trustee acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and (vi) such Indebtedness has customary terms for such type of Indebtedness, has no financial maintenance covenants and has covenants, representations, warranties, events of default, guarantees and other terms, collateral and mandatory prepayments no more restrictive (taken as a whole and as determined by the Borrower in good faith) than the terms of this Agreement.

“Knowledge of the Borrower” means, with respect to any matter, the actual knowledge of any one or more of the Chief Executive Officer, Chief Financial Officer, General Counsel or any Executive Vice President of the Borrower after due inquiry of those officers of the Borrower with direct responsibility for such matter.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or termination date applicable to any Loan (including any Swingline Loan) or Commitment (including any Swingline Commitment) hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial orders, precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (i) Wells Fargo Bank, National Association in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (ii) solely with respect to the applicable Existing Letters of Credit listed on Schedule 1.01(b), SunTrust Bank.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” shall mean (a) the financial institutions that have become a party hereto on the Closing Date and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, an Increase Joinder or a Refinancing Amendment, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means (x) prior to date of the effectiveness of any Extension with respect to the Revolving Commitments (with the written consent of the L/C Issuer) or any Refinancing Amendment, in each case, which specifies an extended Letter of Credit Expiration Date, the day that is five Business Days prior to the earliest Revolving Maturity Date and (y) following the date of such Extension or Refinancing Amendment referred to in clause (x), the date specified as the “Letter of Credit Expiration Date” in the documentation for such Extension or such Refinancing Amendment, as applicable, in respect of Letters of Credit issued under such Extension or such Refinancing Amendments, it being understood that Letters of Credit issued under Revolving Commitments contemplated in clause (x) shall continue to expire five Business Days prior to the Revolving Maturity Date contemplated by clause (i) of such definition.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $75,000,000 or such other amount as may be specified in respect of a Class of Revolving Commitments in the related Increase Joinder or Refinancing Amendment; provided, that immediately upon the delivery of any letter of credit issued by Bank of America, N.A. for cancellation and the concurrent request by the Borrower for issuance of a Letter of Credit to replace such returned letter of credit, the Letter of Credit Sublimit shall be temporarily increased to the extent necessary to permit issuance of a Letter of Credit to replace such returned letter of credit. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loans” shall mean, as the context may require, a Revolving Loan, a Term Loan, a Swingline Loan, an Incremental Term Loan, an Other Revolving Loan or an Other Term Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, (g) each Secured Hedge Agreement and (h) each Secured Cash Management Agreement; provided that for purposes of the definition of “Material Adverse Effect” and Articles 4 through 9, “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, operations, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means (a) any direct or indirect Restricted Subsidiary of the Borrower that (i) has total assets equal to or greater than 5% of Consolidated Total Assets (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Sections 6.01(a) or (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated with respect to the Audited Financial Statements) (the “Required Financial Information”)) or (ii) has net income equal to or greater than 5% of Consolidated Net Income (calculated for the most recent period for which the Administrative Agent has received the Required Financial Information) and (b) solely for purposes of Sections 8.01(f), (g) or (i), each other Restricted Subsidiary that is the subject of an Event of Default under one or more of such Sections and that, when such Restricted Subsidiary’s total assets and net income are aggregated with the total assets or net income, as applicable, of each other Restricted Subsidiary that is the subject of an Event of Default under one or more of such Sections, would constitute a Material Subsidiary under clause (a).

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Medicaid Certification” means certification by CMS or a state agency or entity under contract with CMS that health care operations are in compliance with all the conditions of participation set forth in the Medicaid Regulations.

“Medicaid Provider Agreement” means an agreement entered into between the applicable state agency or such other entity as may administer the Medicaid program and a health care operation under which agreement the health care operation agrees to provide services for Medicaid beneficiaries in accordance with the terms of such agreement and Medicaid Regulations.

“Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act, (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (c) above.

“Medicare Certification” means certification by CMS or a state agency or entity under contract with CMS that the health care operation is in compliance with all the conditions of participation set forth in the Medicare Regulations.

“Medicare Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicare program and a health care operation under which the health care operation agrees to provide services for Medicare beneficiaries in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act, together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including without limitation, HHS, CMS, the Office of the Inspector General for HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.17.

“Minimum Tranche Amount” shall have the meaning assigned to such term in Section 2.17.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage EBITDA Test” shall be satisfied at any time that the portion of Consolidated EBITDA attributable to Guarantors that own or lease Mortgaged Properties (in the case of leases, that are Mortgageable Properties) (but excluding (x) any portion of Consolidated EBITDA attributable to parcels of real property owned or leased by Guarantors or Mortgageable Properties of Guarantors that, in each case, are not Mortgaged Properties and (y) any portion of Consolidated EBITDA attributable to Mortgaged Properties leased by Guarantors in excess of 15% of Consolidated EBITDA) shall account for at least 50% of Consolidated EBITDA for the four quarter period most recently ended for which financial statements are available.

“Mortgageable Property” means (i) real property owned by the Borrower or any of its Restricted Subsidiaries and (ii) real property leased by the Borrower or any of its Restricted Subsidiaries (provided that the term of such lease expires, or the Borrower or the relevant Restricted Subsidiary has the unconditional right to extend the term of such lease to a date that is, at least 365 days after the Latest Maturity Date).

“Mortgages” has the meaning specified in Section 6.13(a).

“Mortgage Policies” has the meaning specified in Section 6.13(a).

“Mortgaged Property” means each parcel of real property and improvements thereto subject to a Mortgage.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Municipal Obligations” means general obligations issued by, and supported by the full taxing authority of, any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated in the highest investment rating category by both S&P and Moody’s.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Restricted Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Eligible Securities received in connection with such transaction (including any cash or Eligible Securities received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Eligible Securities received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection therewith.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means (i) any direct or indirect Foreign Subsidiary or any Foreign Subsidiary Holdco, (ii) any Subsidiary that is prohibited by applicable law from entering into a Guaranty with respect to the Obligations and any direct or indirect Subsidiary thereof, (iii) [Reserved], (iv) any Joint Venture Subsidiary and any direct or indirect Subsidiary thereof, (v) any Physician Management Subsidiary, (vi) any Subsidiary that is not a Material Subsidiary (other than a Guarantor that has granted a lien to the Collateral Agent on a Mortgaged Property), subject to the requirements of Section 6.13(e), (vii) any Receivables Entity, (viii) any Subsidiary acting as a Captive Insurer and (ix) any Subsidiary that incurs and has outstanding Permitted Mortgage Debt; provided that if any Non-Guarantor Subsidiary shall guarantee any Indebtedness of the Borrower or any Guarantor, then such Subsidiary shall cease to be a Non-Guarantor Subsidiary. The Non-Guarantor Subsidiaries as of the Closing Date are listed on Schedule 1.01(c).

“Note” means any notes evidencing the Term Loans, Revolving Loans or Swing Line Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit C-1 or C-2.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Refinancing Indebtedness” shall mean Indebtedness that satisfies the Refinancing Conditions and is incurred under Other Term Commitments or Other Revolving Commitments under this Agreement obtained pursuant to a Refinancing Amendment.

“Other Revolving Commitments” shall mean one or more Classes of revolving credit commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment.

“Other Revolving Loans” shall mean the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” means all present or future stamp, court or documentary, intangible, mortgage, recording, transfer, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Other Term Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Pari Passu First Lien Debt” means (a) the Senior Notes and any Permitted Refinancing thereof and (b) and any other Indebtedness of the Borrower expressly permitted under this Agreement to be secured by the Collateral on a pari passu basis with the Obligations; provided that, (i) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent); (ii) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral and (iii) a Senior Representative acting on behalf of the holders of such Indebtedness, the Borrower and Guarantors shall have become party to an intercreditor agreement with the Administrative Agent reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld).

“Pari Passu First Lien Debt Agreement” means any agreement or instrument governing or pursuant to which Pari Passu First Lien Debt is borrowed or issued.

“Participant” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, and each such plan for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Perfection Certificate” means a perfection certificate, executed by the Borrower substantially in the form of Exhibit J.

“Permits” means, with respect to any Person, any permit, approval, consent, authorization, license, provisional license, registration, accreditation, certificate, certification, certificate of need, qualification, operating authority, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation all Permits under Health Care Laws.

“Permitted Acquisition” has the meaning specified in Section 7.03(g).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by one or more Loan Parties in the form of one or more series of senior secured notes or senior secured loans; provided that (i) such Indebtedness is Pari Passu First Lien Debt, (ii) such Indebtedness satisfies the Refinancing Conditions, (iii) the Net Cash Proceeds of such Indebtedness are applied to prepay the Term Loans (including portions of Classes of Term Loans, Incremental Term Loans or Other Term Loans) at par (together with any Term B Loan Prepayment Premium) or, after all Term Loans have been repaid in full and all Term Loan Commitments have been terminated, outstanding Swing Line Loans and Revolving Loans (with a corresponding permanent reduction of the Revolving Commitments), (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors and (v) such Indebtedness has customary terms for such type of Indebtedness, has no financial maintenance covenants and has covenants, representations, warranties, events of default, guarantees and other terms, collateral and mandatory prepayments no more restrictive (taken as a whole) than those under the Facilities being prepaid (as determined by the Borrower in good faith). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Junior Lien Refinancing Debt” means Junior Lien Debt that (i) satisfies the Refinancing Conditions and (ii) the Net Cash Proceeds of which are applied to prepay Term Loans (including portions of Classes of Term Loans, Incremental Term Loans or Other Term Loans) at par (together with any Term B Loan Prepayment Premium) or, after all Term Loans have been repaid in full and all Term Loan Commitments have been terminated, outstanding Swing Line Loans and Revolving Loans (with a corresponding permanent reduction of the Revolving Commitments); provided, that such Indebtedness has customary terms for such type of Indebtedness, has no financial maintenance covenants and has covenants, representations, warranties, events of default, guarantees and other terms, collateral and mandatory prepayments no more restrictive (taken as a whole) than those under the Facilities being prepaid (as determined by the Borrower in good faith). Permitted Junior Lien Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Mortgage Debt” means Indebtedness incurred by a Restricted Subsidiary (a) which is not also Indebtedness of the Borrower or any other Subsidiary and that is unsecured or secured only by the assets of such Restricted Subsidiary, (b) which satisfies the Refinancing Conditions, and (c) the Net Cash Proceeds of which shall be applied, first, pro rata to the Term Loans of each Class and to the principal repayment installments thereof at par (together with any Term B Loan Prepayment Premium)and, second, pro rata to the Revolving Exposure of the Revolving Lenders of each class of Revolving Loans and Commitments in the manner set forth in clause (viii) of Section 2.05(b); provided that such Restricted Subsidiary may only incur such Indebtedness if (x) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to the incurrence of such Permitted Mortgage Debt and (y) the First Lien Secured Leverage Ratio after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof is equal to or less than the First Lien Secured Leverage Ratio before giving effect to the incurrence of such Indebtedness.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person with Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Event of Default under Section 8.01(f) or (g) shall have occurred and be continuing, (d) no Person that is not an obligor under the Indebtedness being modified, refinanced, refunded, renewed or extended shall be an obligor under such modification, refinancing, refunding, renewal or extension and (e) (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) Indebtedness of the Borrower or a Restricted Subsidiary shall not refinance Indebtedness of an Unrestricted Subsidiary unless such refinancing is an Investment that is permitted under Section 7.03, (iii) any such refinancing Indebtedness shall not have any greater collateral security than such Indebtedness being refinanced and (iv) such Indebtedness has customary terms for such type of Indebtedness, has no financial maintenance covenants and has covenants, representations, warranties, events of default, guarantees and other terms, collateral and mandatory prepayments no more restrictive (taken as a whole) than the terms of this Agreement (as determined by the Borrower in good faith).

“Permitted Unsecured Refinancing Debt” means Senior Unsecured Indebtedness or Subordinated Indebtedness (i) that satisfies the Refinancing Conditions and (ii) the Net Cash Proceeds of which are applied to prepay Term Loans (including portions of Classes of Term Loans, Incremental Term Loans or Other Term Loans) at par (together with any Term B Loan Prepayment Premium) or, after all Term Loans have been repaid in full and all Term Loan Commitments have been terminated, outstanding Swing Line Loans and Revolving Loans (with a corresponding permanent reduction of the Revolving Commitments). Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Physician Management Subsidiary” means a Subsidiary that employs and/or provides management services to one or more physicians, independent contract physicians and/or healthcare facilities pursuant to a management services, practice support or similar arrangement.

“Physician Support Obligation” means:

(1) a loan to or on behalf of, or a Contingent Obligation with respect to Indebtedness of or income of, a physician or healthcare professional providing service to patients in the service area of a Hospital Facility operated by the Borrower or any of its Restricted Subsidiaries made or given by the Borrower or any Subsidiary of the Borrower:

(A) in the ordinary course of its business; and

(B) pursuant to a written agreement having a period not to exceed five years; or

(2) Contingent Obligations of the Borrower or any Restricted Subsidiary with respect to leases and loans to acquire property (real or personal) for or on behalf of a physician or healthcare professional providing service to patients in the service area of a Hospital Facility operated by the Borrower or any of its Restricted Subsidiaries; or

(3) recruitment and relocation payments to physicians in the ordinary course of business.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or any acquisition consummated prior to the Closing Date, the period beginning on the date such Permitted Acquisition or such other acquisition consummated prior to the Closing Date is consummated and ending on the last day of the fourth consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or such other acquisition consummated prior to the Closing Date is consummated.

“Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.17.

“Preferred Stock” as applied to the Equity Interest of any corporation, means Equity Interest of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.17.

“Pre-Refunded Municipal Obligations” means obligations of any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated, based on the escrow, in the highest investment rating category by both S&P and Moody’s and which have been irrevocably called for redemption and advance refunded through the deposit in escrow of Government Securities or other debt securities which are (a) not callable at the option of the issuer thereof prior to maturity, (b) irrevocably pledged solely to the payment of all principal and interest on such obligations as the same becomes due and (c) in a principal amount and bear such rate or rates of interest as shall be sufficient to pay in full all principal of, interest, and premium, if any, on such obligations as the same becomes due as verified by a nationally recognized firm of certified public accountants.

“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Pro Forma Adjustment” means, for any Measurement Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Consolidated EBITDA projected by the Borrower in good faith to be achievable in the Post-Acquisition Period as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings net of (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and the Restricted Subsidiaries; provided that it may be assumed, for purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA that such cost savings (including any actually realized cost savings) permitted by this sentence will be realizable during the entirety of such Measurement Period, or such additional costs, as applicable, will be incurred during the entirety of such Measurement Period; provided further that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such Measurement Period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made (such Pro Forma Adjustment as specified in a certificate executed by a Responsible Officer and delivered to the Administrative Agent for distribution to the Lenders) and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all of the assets of any Subsidiary of the Borrower or of the Equity Interests of a Subsidiary of the Borrower such that it is no longer a Subsidiary of the Borrower or any division, business unit, line of business or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith (assuming the full utilization of all commitments under such Indebtedness and, if such Indebtedness has a floating or formula rate, assuming an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, with respect to the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable. When giving pro forma effect to one or more substantially contemporaneous transactions contemplated above, all such transactions shall be deemed to have occurred simultaneously.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Borrower or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any of its Restricted Subsidiaries that satisfy the Refinancing Conditions and pursuant to which the Borrower or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Borrower or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Borrower or any of its Restricted Subsidiaries, and any assets related thereto, all contracts and all Contingent Obligations or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets that are customarily transferred or in respect of which security interests are customarily granted, in connection with asset securitizations involving Receivables; provided, that (x) the terms of each such Qualified Receivables Transaction shall be reasonably acceptable to the Administrative Agent and (y) the Net Cash Proceeds from any Qualified Receivables Transaction (including any sale of Receivables pursuant to a Qualified Receivables Transaction) shall be applied, first, pro rata to the Term Loans of each Class and to the principal repayment installments thereof on a pro rata basis and, second, pro rata to the Revolving Exposure of the Revolving Lenders of each class of Revolving Loans and Commitments in the manner set forth in clause (viii) of Section 2.05(b).

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a wholly owned Subsidiary (or another Person in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Borrower (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which: (i) is a Contingent Obligation of the Borrower or any Restricted Subsidiary (excluding any Contingent Obligation (other than the principal of, and interest on, Indebtedness) with respect to Standard Securitization Undertakings); (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or (iii) subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation shall be made by the Board of Directors of the Borrower and shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any L/C Issuer, as applicable.

“Reduction Amount” has the meaning specified in Section 2.05(b)(viii).

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Refinancing Conditions”.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness listed on Schedule 1.01(a) of Borrower or any of its Subsidiaries.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and Borrower executed by each of (a) Borrower, (b) the Administrative Agent and (c) each Lender or Eligible Assignee that agrees to provide any portion of the Indebtedness being incurred pursuant thereto, in accordance with Section 2.16.

“Refinancing Conditions” shall be satisfied with respect to any Indebtedness (“Refinancing Indebtedness”), if (i) the Net Cash Proceeds of such Refinancing Indebtedness are applied to prepay Term Loans or Incremental Term Loans, outstanding Revolving Loans or (in the case of Other Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Commitments or Incremental Revolving Commitments (“Refinanced Debt”), (ii) such Refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments or Other Revolving Commitments, the amount thereof) plus accrued and unpaid interest capitalized, any premium or other reasonable amount paid, and fees and expenses reasonably incurred in connection therewith, (iii) such Refinancing Indebtedness has an equal or later maturity and, except in the case of Other Revolving Commitments, a weighted average life to maturity equal to or longer than the Refinanced Debt and, in the case of Other Revolving Commitments, no scheduled or other mandatory commitment reductions prior to the maturity date of the Refinanced Debt, (iv) the applicable Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Commitments or Other Revolving Commitments (or Revolving Loans, Other Revolving Loans or Swing Line Loans incurred pursuant to any Revolving Commitments or Other Revolving Commitments), such Revolving Commitments, Incremental Revolving Commitments or Other Revolving Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Refinancing Indebtedness is issued, incurred or obtained, (v) in the case of Refinancing Indebtedness, the proceeds of which are applied to Refinance any Term A Loans or Term B Loans, such Refinancing Indebtedness shall not be subject to mandatory or voluntary prepayment (except customary asset sale or change of control provisions that, in the case of Refinancing Indebtedness other than Pari Passu First Lien Debt, only become operative after compliance with the terms of this Agreement) prior to (x) if any proceeds of such Refinancing Indebtedness were applied to Refinance Term A Loans, the repayment in full of the remaining Term A Loans or (y) if any proceeds of such Refinancing Indebtedness were applied to Refinance Term B Loans, the repayment in full of the remaining Term B Loans and (vi) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory prepayment, redemption, put, call, sinking fund obligation or other repurchase obligation (except customary asset sale or change of control provisions that, in the case of Refinancing Indebtedness other than Pari Passu First Lien Debt, only become operative after compliance with the terms of this Agreement), in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred; provided that Pari Passu First Lien Debt may be ratably prepaid from the Net Cash Proceeds of a Disposition of Collateral in accordance with the terms of Section 2.05(b).

“Refinancing Indebtedness” shall have the meaning assigned to such term in the definition of “Refinancing Conditions”.

“Register” has the meaning specified in Section 10.06(c).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning specified in Section 2.05(b)(ix).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into or through the environment or into or out of any real property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Replacement Incremental Debt” means Indebtedness incurred pursuant to Section 7.02(r).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27, .28 or .29 of PBGC Regulation Section 4043.

“Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Term B Loans with the incurrence by Borrower or any Subsidiary of any debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Term B Loans, including, without limitation, as may be effected through (i) any amendment or other modification to this Agreement relating to the interest rate for, or weighted average yield of, such Term B Loans or (ii) a cashless conversion of the Term B Loans into a new tranche of term loans.

“Repurchase Agreement” means a repurchase agreement entered into with any financial institution whose debt obligations or commercial paper are rated “A” by either of S&P or Moody’s or “A-1” by S&P or “P-1” by Moody’s.

“Repurchase Offer” shall have the meaning assigned to such term in Section 2.15(a).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Class Lenders” shall mean as of any date of determination, Lenders of a Class having more than 50% of the sum of the outstanding Loans and unused Commitments of the applicable Class; provided that the unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders holding more than 50% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) of all Classes of Revolving Loans and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means any of the chief executive officer, president, chief financial officer, treasurer, senior vice president, secretary or (with respect to the Borrower only) corporate controller of a Loan Party, and, with respect to Section 8.01(c) only, the General Counsel of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other Equity Interest of the Borrower or any Restricted Subsidiary (other than those payable or distributable solely to the Borrower or any Restricted Subsidiary) now or hereafter outstanding, except a dividend payable solely in shares of a class of stock or other Equity Interest to the holders of that class and (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other Equity Interests of Borrower or any of its Restricted Subsidiaries (other than those payable or distributable solely to the Borrower or any Restricted Subsidiary) now or hereafter outstanding.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(ix).

“Revolving Borrowing” means a Borrowing consisting of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder (and to acquire participations in Swing Line Loans and Letters of Credit as provided for herein) up to the amount set forth on Schedule 2.01 or by an Increase Joinder, Refinancing Amendment or in the Assignment and Assumption pursuant to which such Lender makes or assumes its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06. “Revolving Commitment” shall include, without limitation, any Other Revolving Commitment or Extended Revolving Commitment. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $500,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans, Incremental Revolving Loans and Other Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Obligations, and plus the aggregate amount at such time of Lender’s Swingline Exposure.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b), an Increase Joinder or a Refinancing Amendment. Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean (i) the earlier of (A) November 18, 2016, the date which is five years after the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day and (B) the Springing Maturity Date, (ii) with respect to any tranche of Extended Revolving Commitment, the final maturity date as specified in the applicable Extension Offer accepted by the respective Extending Revolving Lender or Lenders and (iii) with respect to any Other Revolving Commitments, the final maturity date as specified in the applicable Refinancing Amendment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article 7 that is entered into by and between the Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, the Senior Notes Trustee, for its benefit and the benefit of the holders from time to time of the Senior Notes and the holders of the First Lien Pari Passu Debt and other Persons the obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iv).

“Senior Notes” means the $400,000,000 in aggregate principal amount of Borrower’s 6.125% Senior Notes due 2016, issued under the Senior Notes Indenture.

“Senior Notes Indenture” means that certain indenture, dated as of April 21, 2006, between the Borrower and U.S. Bank National Association, as trustee, governing the Senior Notes.

“Senior Notes Trustee” means the “Trustee” as defined in the Senior Notes Indenture.

“Senior Representative” means, with respect to any series of Pari Passu First Lien Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Unsecured Indebtedness” means, as of any date of determination, unsecured senior Indebtedness of the Borrower and the Guarantors incurred after the Closing Date; provided that (i) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory prepayment, redemption, put, call, sinking fund obligation or other repurchase obligation (except customary asset sale or change of control provisions), in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (ii) such Indebtedness is not guaranteed by any Restricted Subsidiaries other than the Guarantors and (iii) such Indebtedness is not secured by any Lien on any property or assets of Borrower or any Restricted Subsidiary and (iv) such Indebtedness does not include any financial maintenance covenants and the other terms (other than the interest rate, but including without limitation the restrictive covenants) of such Indebtedness are customary for such type of Indebtedness and in any event no more burdensome to the Borrower (taken as a whole) than the terms of this Agreement (as determined by the Borrower in good faith).

“Senior Unsecured Notes” means the $875,000,000 in aggregate principal amount of Borrower’s 7.375% Senior Unsecured Notes due 2020, issued under the Senior Unsecured Notes Indenture.

“Senior Unsecured Indenture” means that certain indenture dated as of November 18, 2011 between the Borrower and U.S. Bank National Association, as trustee, governing the Senior Unsecured Notes.

“Senior Unsecured Trustee” means the “Trustee” as defined in the Senior Unsecured Notes Indenture.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including Contingent Obligations; and

(b) it is then able and expects to be able to pay its debts as they mature; and

(c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Specified Plan” means the defined benefit pension plan covering eligible employees of Hernando HMA, LLC.

“Specified Transaction” means, with respect to any period, any Investment, Disposition of all or substantially all of the assets of any Restricted Subsidiary or of the Equity Interests of a Subsidiary of the Borrower such that it is no longer a Subsidiary of the Borrower or any division, business unit, line of business or facility used for the operations of the Borrower or any of its Restricted Subsidiaries, incurrence or repayment of Indebtedness, Restricted Payment, designation or redesignation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or Joint Venture Subsidiary (including, without limitation, any Syndication), any asset classified as discontinued operations by the Borrower or any Restricted Subsidiary, increase of the Commitment pursuant to Section 2.14 or incur Replacement Incremental Debt that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Springing Maturity Date” means the date 91 days prior to the maturity date of the Senior Notes (or any Permitted Refinancing thereof referred to in clause (b)) if the aggregate outstanding principal amount of (a) the Senior Notes plus (b) any Permitted Refinancing of the Senior Notes that matures, has scheduled amortization or payments of principal, or any mandatory prepayment, redemption, put, call, sinking fund obligation or other repurchase obligation (except customary asset sale or change of control provisions), in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Permitted Refinancing is consummated, exceeds the excess, on such date, of (i) the sum of (A) cash and Eligible Securities of the Borrower and its Restricted Subsidiaries plus (B) the aggregate amount of committed and undrawn credit facilities fully available on such date to be drawn by Borrower or its Restricted Subsidiaries for the purpose of paying when due the principal of the Senior Notes over (ii) $200,000,000.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary that are reasonably customary in securitization of Qualified Receivables Transactions.

“Subordinated Indebtedness” means, as of any date of determination, unsecured Indebtedness of one or more Loan Parties that is subordinated in right of payment to the Obligations of the Borrower and the Guarantors hereunder or under the other Loan Documents on terms customary for financings of such type; provided that (i) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory prepayment, redemption, put, call, sinking fund obligation or other repurchase obligation (except customary asset sale or change of control provisions that only become operative after compliance with the terms of this Agreement), in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (ii) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Indebtedness and (iii) such Indebtedness has customary terms for such type of Indebtedness (including subordination terms), has no financial maintenance covenants and has covenants, representations, warranties, events of default, guarantees and other terms, collateral and mandatory prepayments no more restrictive (taken as a whole) than the terms of this Agreement (as determined by the Borrower in good faith).

“Subordination Provisions” shall have the meaning assigned to such term in Section 8.01.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Exposure” means at any time the aggregate principal amount at such time of all outstanding Swing Line Loans. The Swing Line Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate Swing Line Exposure at such time.

“Swing Line Lender” means Wells Fargo Bank, National Association in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder or with respect to any Other Revolving Commitment, the Lender specified as such in the related Refinancing Amendment.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means with respect to a Class of Revolving Commitment an amount equal to the lesser of (a) $50,000,000 (or such other amount as may be agreed in the relevant Increase Joinder or Refinancing Amendment) and (b) the amount of such Revolving Commitment.

“Syndication” means any syndications of the Equity Interests of ambulatory surgery centers, outpatient diagnostic or imaging centers, hospitals or other healthcare businesses operated or conducted by a Restricted Subsidiary so that such Restricted Subsidiary is no longer a wholly owned Restricted Subsidiary of the Borrower.

“Syndication Period” shall mean the period commencing on the Closing Date and ending on the earlier to occur of (i) the 60th day following the Closing Date and (ii) the date the Syndication Agent shall have notified Borrower that the primary syndication of the Loans and Commitments has been completed.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance-sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(a)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Term A Commitments on the Closing Date is $725,000,000.

“Term A Lender” means, at any time, (a) on or prior to Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.

“Term A Loan” means a loan made by any Term A Lender under the Term A Commitment.

“Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Loans to the Borrower pursuant to Section 2.01(a)(ii) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Term B Commitments on the Closing Date is $1,400,000,000.

“Term B Loan” means a loan made by any Term B Lender under the Term B Facility.

“Term B Loan Prepayment Premium” means any prepayment premium, fee or other amount payable by the Borrower in connection with a Repricing Transaction pursuant to Section 2.05(a)(ii).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan” shall mean the term loans made by the Lenders to Borrower pursuant to a Term Loan Commitment. Each Term Loan shall either be an ABR Term Loan or a Eurodollar Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date, in the amount set forth on Schedule 2.01 or in a Refinancing Amendment or Increase Joinder executed and delivered by such Lender or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06. The initial aggregate amount of the Lenders’ Term Loan Commitments is $2,125,000,000.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean (i) with respect to Term A Loans, the earlier of (A) November 18, 2016, the date which is five years after the Closing Date, or if such date is not a Business Day, the immediately preceding Business Day and (B) the Springing Maturity Date, (ii) with respect to Term B Loans the earlier of (A) November 18, 2018, the date which is seven years after the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day and (B) the Springing Maturity Date, (iii) with respect to any tranche of Extended Term Loans, the final maturity date as specified in the applicable Extension Offer accepted by the respective Extending Term Lender or Lenders, (iv) with respect to any Other Term Loans, the final maturity date as specified in the applicable Refinancing Amendment and (v) with respect to any Incremental Term Loans, the Incremental Term Loan Maturity Date.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.07(a); provided that (i) with respect to any tranche of Extended Term Loans, such term shall have the meaning specified in the applicable Extension Offer accepted by the respective Extending Term Lender or Lenders, (ii) with respect to any Other Term Loans, such term shall have the meaning specified in the applicable Refinancing Amendment and (iii) with respect to any Incremental Term Loans, such term shall have the meaning specified in the applicable Increase Joinder.

“Third Party Payor” means any Governmental Payor, Blue Cross and/or Blue Shield, private insurers, managed care plans, and any other person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which the Borrower or any Restricted Subsidiary participates.

“Third Party Payor Authorizations” means all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to participate in and receive reimbursement from a Third Party Payor Program, including all Medicare and Medicaid participation agreements.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means, at any time, in respect of any Class, the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations of such Class.

“Transaction” means, collectively, (a) Refinancing, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” of any Plan means the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower identified as an “Unrestricted Subsidiary” on Schedule 5.06, (ii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.18(a) subsequent to the Closing Date and (iii) each Receivables Entity.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(i) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(ii) The term “including” is by way of example and not limitation.

(iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement:

(i) with respect to any period during which any Specified Transaction occurs, the Guarantor EBITDA Test, the Mortgage EBITDA Test, the Consolidated Leverage Ratio, First Lien Secured Leverage Ratio and Consolidated Interest Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis;

(ii) Contingent Obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iii) the principal amount of any Disqualified Stock of the Borrower or a Restricted Subsidiary, or Preferred Stock of the Borrower or any of its Subsidiaries, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(iv) the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction;

(v) all references herein to consolidated financial statements of the Borrower and its Subsidiaries shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein. Notwithstanding the preceding sentence, the parties hereto specifically agree to exclude any impact of the variable interest entities on the Borrower or Restricted Subsidiaries’ financial position or results of operations (including, without limitation, Indebtedness, Consolidated Interest Charges, Consolidated EBITDA and net income of such entities) in any calculation made under this Agreement (including, without limitation, the calculation of any component of the financial covenant ratios required to be calculated under the terms of this Agreement and including, without limitation and for the avoidance of doubt, any financial covenant ratios the compliance with which is required in connection with any Permitted Acquisition, Disposition, repayment of Indebtedness, the making of any Investment or Restricted Payment or any other action or event described in this Agreement); and

(vi) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (A) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (C) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date and any operating lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. Loans.

(a) The Initial Term Loans. (i) Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan in Dollars to the Borrower on the Closing Date, in an amount not to exceed such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Term A Commitments. Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(ii) Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan in Dollars to the Borrower on the Closing Date, in an amount not to exceed such Term B Lender’s Term B Commitment (giving effect to any upfront fees or original issue discount with respect thereto). The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments. Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(b) The Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans in Dollars to the Borrower from time to time, on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings of any Class shall not exceed the Aggregate Revolving Commitments of such Class and (ii) the Revolving Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. All Revolving Borrowings of Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Revolving Commitments.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof. Except as provided in Section 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Borrowing, a conversion of Term Loans or Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class, with respect to Term Loans, and Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (c) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (d) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to a Revolving Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and, second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. Notwithstanding anything herein to the contrary, during the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Wells Fargo Bank, National Association’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans of such Class from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Term Loans of such Class. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of all Revolving Borrowings.

Section 2.03. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Dollar denominated Letters of Credit for the account of the Borrower or its Restricted Subsidiaries and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings of any Class shall not exceed the Aggregate Revolving Commitments of such Class, (y) the Revolving Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the applicable Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof; provided that, notwithstanding anything in this Agreement to the contrary, SunTrust Bank shall have no obligation to renew or extend the Existing Letters of Credit beyond their respective expiration dates in effect on the Closing Date.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Laws or one or more generally applicable policies of the L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial face amount less than $500,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer is satisfied that it will have no Fronting Exposure after giving effect to such Letter of Credit.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(iv) Each L/C Issuer will, on the last Business Day of each month and more frequently upon request, deliver to the Administrative Agent a detailed report specifying the Letters of Credit issued by such L/C Issuer that are then issued and outstanding and any activity with respect thereto that may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the fact amount and the expiry date, as well as any payment or expirations which may have occurred. The Administrative Agent shall provide notice to the Borrower and the Lenders not less frequently than quarterly as to the Letters of Credit outstanding hereunder (and in any event, to an individual Lender from time to time upon the request of such Lender).

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Revolving Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05, Section 8.02(c) and Section 10.14(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo Bank, National Association.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to such Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Loans times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Letter of Credit Fees shall be (i) computed on a calendar quarterly basis in arrears and (ii) due and payable on the fifth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the applicable Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in an amount equal to 0.25%, payable on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fronting fee shall be computed on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the applicable Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the applicable Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the applicable Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Revolving Exposure of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings of any Class shall not exceed the aggregate Revolving Commitment of such Class at such time, and (ii) the aggregate Revolving Exposure of any Class of the Revolving Lender shall not exceed the aggregate Revolving Commitment of such Class, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Swing Line Loan. Notwithstanding the foregoing, so long as any Lender is a Defaulting Lender, no Swing Line Lender shall be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article 4 are not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until a Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Revolving Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05. Prepayments.

(a) Optional; Prepayment Premium.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid (and, in the case of any prepayment of Term Loans, the principal amount of Term A Loans, Term B Loans or Other Term Loans to be prepaid). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term A Loans, Term B Loans or Other Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof on a pro rata basis, and each such prepayment shall be applied to the Loans of the Appropriate Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Loans.

(ii) In the event that, on or prior to the first anniversary of the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces any Term B Loans in connection with a Repricing Transaction, or (y) effects any amendment or other modification of this Agreement or other transaction resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(iii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) Within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b) (commencing with the Fiscal Year ended December 31, 2012), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) 50% of Excess Cash Flow for the Fiscal Year covered by such financial statements over (B) the aggregate principal amount of Term Loans prepaid pursuant to Section 2.05(a)(i) during such Fiscal Year to the extent such prepayments are funded with internally generated cash of the Borrower and its Restricted Subsidiaries; provided that such percentage shall be reduced to 25% if the Consolidated Leverage Ratio as of the last day of the Fiscal Year covered by such financial statements was less than or equal to 4.00:1.00 but greater than or equal to 3.00:1.00 (such prepayments to be applied as set forth in clauses (v) and (viii) below). No payment of any Loans shall be required under this Section 2.05(b)(i) if the Consolidated Leverage Ratio as of the last day of the Fiscal Year covered by such financial statements was less than 3.00:1.00.

(ii) (A) If the Borrower or any of its Restricted Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a), (b), (c), (d), (e), (i), (k), (l), (o) or (q)) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans and/or Cash Collateralize L/C Obligations equal to 100% of such Net Cash Proceeds in excess of $5.0 million immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (v) and (viii) below); provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing); provided further that following a default under the Senior Notes Indenture or any other Pari Passu First Lien Debt Agreement, with respect to the Net Cash Proceeds of a Disposition of Collateral only, such prepayment of the Loans and/or Cash Collateralization of L/C Obligations shall be reduced on a pro rata basis (based on the then principal amount of all Loans, L/C Obligations, Senior Notes and other Pari Passu First Lien Debt) to the extent the Borrower or any Restricted Subsidiary uses a pro rata portion of such Net Cash Proceeds to prepay or otherwise set aside a pro rata portion of such Net Cash Proceeds to prepay the Senior Notes or other Pari Passu First Lien Debt pursuant to the provisions of the Senior Notes Indenture or any Pari Passu First Lien Debt Agreement requiring a prepayment or other setting aside with the proceeds from any Disposition of property; provided further, that, to the extent that any such amount is no longer required to be set aside for the Pari Passu First Lien Debt, such amount will be applied to prepay the Obligations in accordance with Section 2.05(b)(v).

(A) With respect to any Net Cash Proceeds realized or received with respect to any Disposition, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business (other than inventory and other working capital assets) within (x) 365 days following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within 365 days following receipt thereof, within one hundred and eighty (180) days of the date of such legally binding commitment but in any event no earlier than 365 days following receipt of such Net Cash Proceeds; provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election or if an Event of Default is continuing, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested or the occurrence of the Event of Default, as applicable, to the prepayment of the Loans as set forth in this Section 2.05; provided further that following a default under the Senior Notes Indenture or any other Pari Passu First Lien Debt Agreement, with respect to the Net Cash Proceeds of a Disposition of Collateral only, such prepayment of the Loans and/or Cash Collateralization of L/C Obligations shall be reduced on a pro rata basis (based on the then principal amount of all Loans, L/C Obligations, Senior Notes and other Pari Passu First Lien Debt) to the extent the Borrower or any Restricted Subsidiary uses a pro rata portion of such Net Cash Proceeds to prepay or otherwise set aside a pro rata portion of such Net Cash Proceeds to prepay the Senior Notes or other Pari Passu First Lien Debt pursuant to the provisions of the Senior Notes Indenture or any Pari Passu First Lien Debt Agreement requiring a prepayment or other setting aside with the proceeds from any Disposition of property; provided further, that, to the extent that any such amount is no longer required to be set aside for the Pari Passu First Lien Debt, such amount will be applied to prepay the Obligations in accordance with Section 2.05(b)(v).

(iii) Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans and/or Cash Collateralize L/C Obligations equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary. Notwithstanding the immediately preceding sentence, any Net Cash Proceeds of Permitted First Priority Refinancing Debt, Permitted Junior Lien Refinancing Debt, Permitted Mortgage Debt, Permitted Unsecured Refinancing Debt or any Qualified Receivables Transaction received by the Borrower or any of its Restricted Subsidiaries shall be applied to prepay the Obligations in accordance with the definitions of Permitted First Priority Refinancing Debt, Permitted Junior Lien Debt, Permitted Mortgage Debt, Permitted Unsecured Refinancing Debt and Qualified Receivables Transaction, respectively.

(iv) (A) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Restricted Subsidiaries, and not otherwise included in clause (ii) or (iii) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Loans and/or Cash Collateralize L/C Obligations equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(iv)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(iv)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing); provided further that following a default under the Senior Notes Indenture or any other Pari Passu First Lien Debt Agreement, with respect to the Net Cash Proceeds of a Disposition of Collateral only, such prepayment of the Loans and/or Cash Collateralization of L/C Obligations shall be reduced on a pro rata basis (based on the then principal amount of all Loans, L/C Obligations, Senior Notes and other Pari Passu First Lien Debt) to the extent the Borrower or any Restricted Subsidiary uses a pro rata portion of such Net Cash Proceeds to prepay or otherwise set aside a pro rata portion of such Net Cash Proceeds to prepay the Senior Notes or other Pari Passu First Lien Debt pursuant to the provisions of the Senior Notes Indenture or any Pari Passu First Lien Debt Agreement requiring a prepayment or other setting aside with the proceeds from any Disposition of property; provided further, that, to the extent that any such amount is no longer required to be set aside for the Pari Passu First Lien Debt, such amount will be applied to prepay the Obligations in accordance with Section 2.05(b)(v).

(A) With respect to any Net Cash Proceeds realized or received with respect to any Extraordinary Receipt, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business (other than inventory and other working capital assets) within (x) 365 days following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within 365 days following receipt thereof, within one hundred eighty (180) days of the date of such legally binding commitment but in any event no earlier than 365 days following receipt of such Net Cash Proceeds; provided that if such Net Cash Proceeds were received as a result of the loss of an entire Hospital Facility, such 180 day period shall be increased to 360 days; provided further that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election or if an Event of Default is continuing, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested or the occurrence of the Event of Default, as applicable, to the prepayment of the Loans as set forth in this Section 2.05; provided further that following a default under the Senior Notes Indenture or any other Pari Passu First Lien Debt Agreement, with respect to the Net Cash Proceeds of a Disposition of Collateral only, such prepayment of the Loans and/or Cash Collateralization of L/C Obligations shall be reduced on a pro rata basis (based on the then principal amount of all Loans, L/C Obligations, Senior Notes and other Pari Passu First Lien Debt) to the extent the Borrower or any Restricted Subsidiary uses a pro rata portion of such Net Cash Proceeds to prepay or otherwise set aside a pro rata portion of such Net Cash Proceeds to prepay the Senior Notes or other Pari Passu First Lien Debt pursuant to the provisions of the Senior Notes Indenture or any Pari Passu First Lien Debt Agreement requiring a prepayment or other setting aside with the proceeds from any Disposition of property; provided further, that, to the extent that any such amount is no longer required to be set aside for the Pari Passu First Lien Debt, such amount will be applied to prepay the Obligations in accordance with Section 2.05(b)(v).

(v) Each prepayment of Loans and Cash Collateralization of L/C Obligations pursuant to the foregoing provisions of this Section 2.05(b) shall (subject to Section 2.05(b)(ix)) be applied, first, pro rata to the Term Loans of each Class and to the principal repayment installments thereof on a pro rata basis and, second, pro rata to the Revolving Exposure of the Revolving Lenders of each Class of Revolving Loans and Commitments in the manner set forth in clause (viii) of this Section 2.05(b).

(vi) Notwithstanding any of the other provisions of clause (ii), (iii) or (iv) of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (ii), (iii) or (iv) of this Section 2.05(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans and/or Cash Collateralize L/C Obligations on such date is less than or equal to $10,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (ii), (iii) or (iv) of this Section 2.05(b) to be applied to prepay Loans and/or Cash Collateralize L/C Obligations exceeds $10,000,000. During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Loans and may, subject to the fulfillment of the applicable conditions set forth in Article 4, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05(b). Upon the occurrence of an Event of Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans and Cash Collateralize L/C Obligations under this Section 2.05(b) (without giving effect to the first and second sentences of this clause (vi)) but which have not previously been so applied.

(vii) If for any reason the aggregate Revolving Exposure of the Revolving Lenders at any time exceed the aggregate Revolving Commitments at such time, the Borrower shall immediately prepay Revolving Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than L/C Borrowings) of such Class in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Revolving Loans the aggregate Revolving Exposure exceeds the aggregate Revolving Commitments then in effect.

(viii) Prepayments of the Revolving Exposure made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Exposure of the Revolving Lenders required pursuant to this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business; and the Revolving Commitment shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b)(iii). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Lenders, as applicable.

(ix) Each Term B Loan Lender may reject all or a portion of its Applicable Percentage of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term B Loans required to be made pursuant to Section 2.05(b)(i), (ii), (iii) or (iv) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and Borrower no later than 5:00 p.m. three Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Term B Loan Lender shall specify the principal amount of the mandatory prepayment of Term B Loans to be rejected by such Term B Loan Lender. If a Term B Loan Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term B Loans to be rejected, any such failure shall be deemed an acceptance of the total amount of such mandatory repayment of Term B Loans. Any Declined Proceeds shall be applied first, on a pro rata basis, to the prepayment of the Term B Loans of the Lenders accepting such mandatory prepayment, second, on a pro rata basis, to the prepayment of the Term A Loans and third, to be retained by Borrower (“Retained Declined Proceeds”).

Section 2.06. Termination or Reduction of Commitments.

(a) The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Commitments, the Letter of Credit Sublimit or Swing Line Sublimit, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce (A) the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Revolving Exposure of the Revolving Lenders would exceed the Aggregate Revolving Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.

(b) Mandatory.

(i) The aggregate Term A and Term B Commitments shall be automatically and permanently reduced to zero on the date of the Term A and Term B Borrowings, respectively.

(ii) The Revolving Commitments shall be automatically and permanently reduced on each date on which the reduction of Revolving Exposure of the Revolving Lenders outstanding thereunder is required to be made pursuant to Section 2.05(b)(i), (ii), (iii) or (iv) by an amount equal to the applicable Reduction Amount.

(iii) If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or Revolving Commitment under this Section 2.06. Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount. All fees in respect of the Revolving Commitments accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

Section 2.07. Repayment of Loans.

(a) Term Loans. Borrower shall pay to the Administrative Agent, for the account of the Term Loan Lenders of each Class of Term Loans, on the dates set forth on Annex I, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans of such Class equal to the amount for such class set forth on Annex I for such date or as specified in the applicable Extension Offer, Increase Joinder or Refinancing Amendment (as adjusted from time to time pursuant to Section 2.05(b)(v)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Term Loans of each Class of Term Loans shall be due and payable on the Term Loan Maturity Date of such Class; provided that in the event that any Term Loans for such Class are purchased by Borrower pursuant to Section 2.15, Annex I or the applicable Extension Offer, Increase Joinder or Refinancing Amendment shall be deemed to be revised such that the principal amounts of Term Loans of such Class listed across from dates that are after the date of such purchase are reduced pro rata in an aggregate amount equal to the aggregate principal amount of such purchase.

(b) Revolving Loans. The Borrower shall repay to the Revolving Lenders on the Revolving Maturity Date for any Class the aggregate principal amount of all Revolving Loans of such Class outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Revolving Maturity Date.

Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate for unused commitments times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the relevant Availability Period, including at any time during which one or more of the conditions in Article 4 are not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the relevant Availability Period for the applicable Revolving Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(i) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Wells Fargo’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

Section 2.11. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan, or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, or to purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14. Increase in Commitments.

(a) Borrower Request. Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Maturity Date, an increase to the existing Revolving Commitments in an aggregate amount not to exceed $200,000,000 for all such increases (each, an “Incremental Revolving Increase”) and/or (y) the establishment of one or more new tranches of Term Loans (each, an “Incremental Term Loan Facility” and, together with any Incremental Revolving Increase, each an “Incremental Facility”). Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the applicable Incremental Facility shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrower proposes any portion of such Incremental Facility be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of any Incremental Facility may elect or decline, in its sole discretion, to provide such Incremental Facility. No Lender shall be obligated to enter into any Incremental Facility, but shall participate in its sole discretion.

(b) Conditions. The Incremental Facilities shall become effective, as of such Increase Effective Date; provided that:

(i) no Default or Event of Default shall have occurred or be continuing or would occur due to the effectiveness of such Incremental Facilities (including after giving Pro Forma effect thereto);

(ii) after giving effect to such Incremental Facilities on a Pro Forma Basis, (x) the Borrower shall be in compliance with each of the covenants set forth in Section 7.11 as of the last Measurement Date and (y) if the aggregate principal amount of (A) all Incremental Facilities under this Section 2.14 plus (B) all Replacement Incremental Debt would exceed $250,000,000, the First Lien Secured Leverage Ratio shall be less than 3.75 to 1.00;

(iii) Borrower shall make any payments required pursuant to Section 3.05 in connection with any adjustment of Revolving Loans pursuant to Section 2.14(d); and

(iv) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of Incremental Facilities. The terms and provisions of Loans made pursuant to Incremental Facilities shall be as follows:

(i) terms and provisions of Loans made pursuant to any Incremental Term Loan Facility (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term B Loans (it being understood that Incremental Term Loans may be part of the existing Term B Loans);

(ii) the amount of any individual Incremental Facility shall not be less than $25,000,000;

(iii) the terms and provisions of Loans (“Incremental Revolving Loans”) made pursuant to any Incremental Revolving Increase shall be identical to the Revolving Loans; provided, that lenders providing such incremental revolving commitments may receive upfront fees in a percentage of such commitments not to exceed the upfront fees paid in connection with the existing Revolving Loans and any new revolving lenders shall be reasonably acceptable to the Administrative Agent;

(iv) the weighted average life to maturity of all Incremental Term Loans shall be no shorter than the weighted average life to maturity of the Term B Loans;

(v) the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Term Loan Maturity Date applicable to the Term B Loans;

(vi) the Applicable Margins, amortization, maturity and prepayment provisions for any Incremental Term Loan Facility shall be determined by Borrower and the applicable new Lenders; provided, however, that the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees (other than customary underwriting or arranger fees, and with respect to original issue discount and upfront fees, based on an assumed four year life to maturity), or interest rate “floors”) for the Incremental Term Loans shall not be greater than the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees (other than customary underwriting or arranger fees, and with respect to original issue discount and upfront fees, based on an assumed four year life to maturity), or interest rate “floors”) of the Term B Loans plus 0.50% (and the Applicable Margins applicable to the Term B Loans shall be increased to the extent necessary to achieve the foregoing and for purposes of determining and comparing the all-in-yield, original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders in primary syndication shall be included (with OID being equated to interest based on an assumed four-year life to maturity or, if less, the remaining life to maturity of the applicable Loan) and, provided, further, that the prepayment provisions of any Incremental Term Loan Facility shall not be more favorable than the prepayment provisions applicable to the Term B Loans; and

(vii) any Incremental Facility shall rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments and the Term Loans.

The Incremental Facilities shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.14. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to new Incremental Revolving Increases made pursuant to this Agreement.

(d) Adjustment of Revolving Loans. To the extent the Revolving Commitments are being increased on the relevant Increase Effective Date pursuant to an Incremental Revolving Increase, then the Administrative Agent and Borrower shall determine the final allocation of such increase on the Increase Effective Date and the Administrative Agent shall promptly notify Borrower and the Revolving Lenders of the final allocation of such increase and the Increase Effective Date. On the Increase Effective Date, each of the Revolving Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender such participation interests in L/C Obligations outstanding on such Increase Effective Date, and purchase Revolving Loans from Pre-Increase Revolving Lenders (or Borrower shall prepay Revolving Loans of Pre-Increase Revolving Lenders (and pay any additional amounts required pursuant to Section 3.05) and borrow Revolving Loans from Post-Increase Revolving Lenders) pursuant to procedures reasonably acceptable to Borrower and the Administrative Agent such that after giving effect to all such assignments and purchases and repayments and borrowings, such Revolving Loans and participation interests in L/C Obligations will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.

(e) Making of New Term Loans. On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions and the terms and conditions of the applicable Increase Joinder, each Lender that has a new Commitment shall make a Term Loan to Borrower in an amount equal to such new Commitment.

(f) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.

Section 2.15. Loan Purchases.

(a) Requirements for Loan Repurchases. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if no Default has occurred and is continuing, the Borrower may purchase Term Loans in the open market and may conduct reverse Dutch auctions (each, an “Auction”) from time to time in order to purchase Term Loans (as determined by Borrower in its sole discretion) (each, a “Repurchase Offer”) (each such Auction to be managed exclusively by the Auction Manager), so long as

(i) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by Borrower in such open market purchase or Auction shall be cancelled by Borrower on the settlement date of the relevant purchase (and may not be resold) and shall no longer be deemed outstanding (and all voting rights with respect thereto shall likewise terminate);

(ii) with respect to any purchase of Term Loans in the open market, the offer to purchase such Term Loans shall be made to all Lenders holding such Class of Term Loans on a pro rata basis;

(iii) after giving effect to any such purchase of Term Loans, the Borrower shall have not less than $50,000,000 in availability under the Revolving Credit Facility;

(iv) the Borrower shall represent and warrant as of the date of the Repurchase Offer and as of the settlement date of any relevant purchase under this Section 2.15 that the Borrower is not in possession of any material non-public information with respect to the Borrower or any of its Subsidiaries or their loans and securities that has not been made available to the Lenders (other than those Lenders that do not wish to receive material non-public information with respect to the Borrower and its Subsidiaries or their loans and securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to sell and assign its Term Loan pursuant to the relevant Repurchase Offer;

(v) borrowings shall not be made under any Revolving Facility, and no proceeds of Revolving Loans or Swing Line Loans shall be used, to fund a purchase under this Section 2.15; and

(vi) in connection with any Auction, the following conditions are satisfied:

(A) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.15 and in the Auction Procedures;

(B) the minimum principal amount (calculated on the face amount thereof) of Term Loans that Borrower offers to purchase in any such Auction shall be no less than $10.0 million (unless another amount is agreed to by the Administrative Agent); and

(C) no more than one Auction may be ongoing at any one time.

Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. If Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then Borrower shall have no liability to any Term Loan Lender for any termination of the respective Auction as a result of its failure to satisfy one of more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made by Borrower pursuant to this Section 2.15, (x) Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payment made by Borrower and the cancellation of the purchased Loans, in each case in connection therewith to the extent required by this Section 2.15) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05, but the face amount of the Term Loans or Incremental Terms Loans prepaid pursuant to this Section 2.15 shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans or Incremental Terms Loans, as applicable as provided in Section 2.07(a).

(b) Consent of Administrative Agent and Lenders. The Administrative Agent and the Lenders hereby consent to the open market purchases and Auctions and the other transactions contemplated by this Section 2.15 (provided that no Lender shall have an obligation to participate in any such purchases or Auctions) and hereby waive the requirements of any provision of this Credit Agreement (including, without limitation, Section 2.13 and Section 10.06 (it being understood and acknowledged that purchases of the Term Loans by Borrower contemplated by this Section 2.15 shall not constitute Investments by Borrower)) or any other Loan Document that may otherwise prohibit any purchases or Auction or any other transaction contemplated by this Section 2.15.

(c) Rights of Auction Manager. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article 9 and Section 10.04 mutatis mutandis as if each reference therein to “Agent” were a reference to the Auction Manager.

Section 2.16. Refinancing Amendments.

(a) Notwithstanding anything in the Loan Documents to the contrary, at any time after the Closing Date, the Borrower may obtain, from any consenting Lender or any consenting Eligible Assignee, Other Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans or Incremental Term Loans then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Other Term Loans) or (ii) all (but not less than all) of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (ii) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments, or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Other Refinancing Indebtedness:

(iii) will rank pari passu in right of payment in respect of the Collateral and with the Obligations and the Loans and Commitments hereunder;

(iv) will have such pricing and prepayment terms as may be agreed by Borrower and the Lenders thereof; provided, that such prepayment provisions shall not be more favorable than the prepayment provisions applicable to the Term B Loans; provided further, that Other Term Loans and Other Term Commitments shall not be voluntarily or mandatorily repaid prior to the repayment in full of the Term Loans originally refinanced with such Other Refinancing Indebtedness unless accompanied by a ratable prepayment of the applicable Term Loans;

(v) (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the Revolving Maturity Date of the Revolving Loans (or unused Revolving Commitments) being refinanced and will not have any required commitment reductions prior to the Revolving Maturity Date of the Revolving Loans (or unused Revolving Commitments) being refinanced and (y) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the Term Loan Maturity Date of, and will have a weighted average life to maturity that is not shorter than, the Term Loans being refinanced;

(vi) except as provided above in this subsection (a), will have terms and conditions no more favorable to the lenders providing such Other Refinancing Indebtedness to the Borrower than those contained in the documentation governing the Loans (or unused Revolving Commitments) being refinanced; and

(vii) the Net Cash Proceeds of such Other Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Loans and, with respect to any Revolving Loans (or unused Revolving Commitments being refinanced), reduction of Revolving Commitments being so refinanced;

provided, that the terms and conditions applicable to such Other Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Other Refinancing Indebtedness is issued, incurred or obtained.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officer’s certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of Borrower, or the provision to Borrower of Swing Line Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Line Loans under the Revolving Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the Revolving Termination Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Other Revolving Commitments, be deemed to be participation interests in respect of such Other Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. No Lender shall be obligated to enter into any Refinancing Amendment, but shall participate in its sole discretion.

(c) This Section 2.16 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

Section 2.17. Extensions of Term Loans and Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans, Incremental Term Loans or Other Term Loans with a like maturity date or Revolving Commitments or Other Revolving Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans, Incremental Term Loans or Other Term Loans or Revolving Commitments or Other Revolving Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans, Incremental Term Loans or Other Term Loans and/or Revolving Commitments or Other Revolving Commitments and otherwise modify the terms of such Term Loans or Other Term Loans and/or Revolving Commitments, or Other Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans, Incremental Term Loans or Other Term Loans and/or Revolving Commitments or Other Revolving Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans, Incremental Term Loans or Other Term Loans) (each, an “Extension”, and each group of Term Loans, Incremental Term Loans or Other Term Loans or Revolving Commitments or Other Revolving Commitments, as applicable, in each case as so extended, as well as the original Term Loans or Other Term Loans and the original Revolving Commitments, or Other Revolving Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans, Incremental Term Loans or Other Term Loans from the tranche of Term Loans, Incremental Term Loans or Other Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments or Other Revolving Commitments from the tranche of Revolving Commitments or Other Revolving Commitments from which they were converted), so long as the following terms are satisfied:

(i) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer, the Revolving Commitments or Other Revolving Commitments of any Revolving Lender that agrees to an extension with respect to such Revolving Commitments or Other Revolving Commitments (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be Revolving Commitments or Other Revolving Commitments (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments or Other Revolving Commitments (and related outstandings); provided that (A) all Swing Line Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments or Other Revolving Commitments in accordance with their Applicable Percentage of the Revolving Commitments or Other Revolving Commitments and all borrowings under Revolving Commitments or Other Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (2) repayments required upon the maturity date of the non-extending Revolving Commitments or Other Revolving Commitments) and (B) at no time shall there be Revolving Commitments or Other Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than three different maturity dates;

(ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv), (v) and (vi)), be determined between Borrower and the extending Lender and set forth in the relevant Extension Offer), the Term Loans, Incremental Term Loans or Other Term Loans of any Term Loan Lender that agrees to an extension with respect to such Term Loans, Incremental Term Loans or Other Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans, Incremental Term Loans or Other Term Loans subject to such Extension Offer;

(iii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date applicable to each of the Term Loans, Incremental Term Loans or Other Term Loans, as applicable, and the amortization schedule applicable to Term Loans pursuant to Section 2.07 for periods prior to the Term Loan Maturity Date may not be increased;

(iv) the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans, Incremental Term Loans or Other Term Loans extended thereby;

(v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vi) if the aggregate principal amount of Term Loans, Incremental Term Loans or Other Term Loans (calculated on the face amount thereof) or Revolving Commitments or Other Revolving Commitments, as the case may be, in respect of which Term Loan Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans, Incremental Term Loans or Other Term Loans or Revolving Commitments or Other Revolving Commitments, as the case may be, offered to be extended by Borrower pursuant to such Extension Offer, then the Term Loans, Incremental Term Loans or Other Term Loans or Revolving Commitments or Other Revolving Commitments, as the case may be, of such Term Loan Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer;

(vii) all documentation in respect of such Extension shall be consistent with the foregoing;

(viii) any applicable Minimum Extension Condition shall be satisfied unless waived by Borrower;

(ix) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent; and

(x) no Default shall have occurred and be continuing on the date of the applicable Extension Offer or Extension.

(b) With respect to all Extensions consummated by Borrower pursuant to this Section 2.17, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that (A) Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower’s sole discretion and may be waived by Borrower) of Term Loans, Incremental Term Loans or Other Term Loans or Revolving Commitments or Other Revolving Commitments (as applicable) of any or all applicable tranches be tendered and (B) no tranche of Extended Term Loans shall be in an amount of less than $25.0 million (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent, the L/C Issuer and the Lenders hereby consent to the transactions contemplated by this Section 2.17 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.05 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.17.

(c) No consent of any Lender, the Swing Line Lender, the L/C Issuer or the Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans, Incremental Term Loans or Other Term Loans and/or Revolving Commitments or Other Revolving Commitments (or a portion thereof) and (ii) with respect to any Extension of the Revolving Commitments or Other Revolving Commitments, the consent of the Swing Line Lender and the L/C Issuer to the extent the termination date of the commitment of such Swing Line Lender to provide Swing Line Loans or the commitment of such L/C Issuer to provider Letters of Credit shall be extended pursuant to such Extension of the Revolving Commitments or Other Revolving Commitments. The definitive documentation for any such Extension of the Revolving Commitments or Other Revolving Commitments shall set forth any such extension of the commitments of the Swing Line Lender or L/C Issuer, as applicable. If so provided in the documentation for the relevant Extension and with the consent of each L/C Issuer participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments that are not Extended Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of the documentation for such Extension; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Commitments, be deemed to be participation interests in respect of such Extended Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly and limitations on drawings of Revolving Loans and issuances, extensions and amendments to Letters of Credit shall be implemented giving effect to the foregoing reallocation prior to such reallocation actually occurring to ensure that sufficient Extended Revolving Commitments are available to participate in any such Letters of Credit. No Lender shall be obligated to enter into any Extension, but shall participate in its sole discretion.

(d) All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu lien basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Commitments or Other Revolving Commitments or Term Loans, Incremental Term Loans or Other Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.17.

(e) In connection with any Extension, Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.17.

ARTICLE 3

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Any and all payments by the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of Borrower or the applicable Withholding Agent) requires the deduction or withholding of any Tax from any payment by Borrower or the applicable Withholding Agent, then Borrower or the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be obligated to make payment to such Recipient pursuant to this Section 3.01 in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes, if (i) written demand therefor has not been made by such Recipient within 180 days from the date on which such Recipient received written notice of the imposition of Indemnified Taxes from the relevant Governmental Authority, (ii) such penalties, interest and other liabilities have accrued for periods beginning after the Borrower has indemnified such Recipient for, or paid any additional amount with respect to, such Indemnified Taxes pursuant to this Section 3.01 or (iii) such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Recipient. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not a beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Forms W-8ECI, IRS Forms W-8BEN, U.S. Tax Compliance Certificates substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Forms W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times as reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes the cost of which the Borrower has borne pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall promptly notify the Borrower of such refund and shall within 10 days from the date of receipt of such refund pay over the amount of such refund (including any interest paid or credited by the relevant Governmental Authority with respect to such refund) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund, net of all out-of-pocket expenses of such Recipient; provided, however, that the Borrower, upon the request of such Recipient, agrees to repay the amount paid over to the Borrower (plus penalties, interest, or other charges due to any Governmental Authority in connection therewith) to such Recipient in the event and to the extent that such Recipient is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender determines that as a result of any Change in Law, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 3.01 shall govern) or Excluded Taxes, (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith (other than a Change in Law with respect to Taxes), has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

Section 3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06. Matters Applicable to All Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Article 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

Section 3.07. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS

Section 4.01. Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent, the Arrangers and each of the Lenders:

(i) executed counterparts of this Agreement from the Borrower, the Administrative Agent and each Lender;

(ii) executed counterparts of the Guaranty from each Guarantor and the Administrative Agent;

(iii) a Note executed by the Borrower in favor of each Lender requesting a Note, with duplicate originals (if any) so marked;

(iv) a pledge and security agreement, in substantially the form of Exhibit G (with such changes as is reasonably satisfactory to the Administrative Agent) (together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.13, in each case as amended, the “Security Agreement”), duly executed by each Loan Party and the Administrative Agent, together with:

(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt accompanied by undated instruments of transfer indorsed in blank,

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby, and

(E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

(v) an intellectual property security agreement, in substantially the form of Exhibit 4, 5 or 6 to the Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.13, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

(vi) a Perfection Certificate, duly executed by the Borrower;

(vii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(viii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(ix) a favorable opinion of Davis, Polk & Wardwell, counsel to the Borrower, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent, as to such other matters concerning the Borrower and the Loan Documents as the Required Lenders may reasonably request;

(x) a favorable opinion of local counsel to the Loan Parties in each jurisdiction listed on Schedule 4.01(a)(x), addressed to the Administrative Agent and each Lender and in form and substance reasonably satisfactory to the Administrative Agent;

(xi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Section 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xiii) certificates and letters attesting to the Solvency of each Loan Party before and after giving effect to the Transaction, from the chief financial officer of the Borrower or another Responsible Officer acceptable to the Administrative Agent;

(xiv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance naming the Administrative Agent and Collateral Agent, on behalf of the Lenders, as an additional insured, loss payee or mortgagee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xv) evidence that the Indebtedness listed on Schedule 1.01(a) has been or concurrently with the Closing Date is being terminated, all obligations owing thereunder by the Borrower or any of its Subsidiaries are, concurrently with the first Loan made hereunder, being paid in full and all Liens related thereto are or shall be terminated; and

(xvi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The pro forma Consolidated Leverage Ratio for Measurement Period ending September 30, 2011 (which shall be calculated reflecting the Transactions on a Pro Forma Basis) was not more than 4.20 to 1.00, as certified and demonstrated in an officer’s certificate provided by a Responsible Officer of the Borrower.

(e) The Borrower shall have issued the Senior Unsecured Notes in an aggregate principal amount of at least $875,000,000 on terms and conditions and subject to documentation satisfactory to the Administrative Agent.

(f) Each of the Guarantor EBITDA Test and the Mortgage EBITDA Test (calculated on a Pro Forma Basis after giving effect to the properties to be mortgaged listed on Schedule 6.13(a)) shall be satisfied as of the Closing Date, as certified and demonstrated in an officer’s certificate provided by a Responsible Officer of the Borrower.

(g) There shall not exist (i) any bankruptcy proceeding pending against any Loan Party or any Subsidiary thereof or (ii) any actions, suits, Proceedings, claims or disputes pending or, to the Knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries, or, to the Knowledge of the Borrower, any Contract Provider, or affecting the Borrower or any Subsidiary or, to the Knowledge of the Borrower, any Contract Provider or any properties or rights of the Borrower or any Subsidiary or, to the Knowledge of the Borrower, any Contract Provider, that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, (ii) could reasonably be expected to result in (A) the revocation, termination, cancellation or suspension of Medicaid Certification or Medicare Certification of such Person, which revocation, termination, cancellation or suspension could reasonably be likely to have a Material Adverse Effect, or (B) the exclusion of such Person from participation in a Federal health care program, which exclusion could reasonably be likely to have a Material Adverse Effect, or (c) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

(h) A supplement to the Senior Notes Indenture to equally and ratably secure the Senior Notes as required thereby.

(i) The Borrower shall have received a rating with respect to the Facilities from S&P and Moody’s.

Section 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party, contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.07(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and (b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the L/C Issuer or Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and (except as indicated on Schedule 1.01(e)) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity).

Section 5.05. Solvency. Each Loan Party is Solvent after giving effect to the transactions contemplated by the Loan Documents on the Closing Date.

Section 5.06. Subsidiaries and Other Equity Investments.

(a) The Borrower has no Subsidiaries other than those Persons listed as Subsidiaries in Part (a) of Schedule 5.06 and additional Subsidiaries created or acquired after the Closing Date in compliance with Section 6.13.

(b) Part (a) of Schedule 5.06 states as of the date hereof (i) the organizational form of each entity, (ii) the authorized and issued capitalization of each Subsidiary listed thereon, (iii) the number of shares or other Equity Interests of each class issued and outstanding of each such Subsidiary and (iv) the number and/or percentage of outstanding shares or other Equity Interest of each such class of capital stock or other Equity Interest owned by Borrower or by any such Subsidiary.

(c) The outstanding shares or other Equity Interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.

(d) On the Closing Date, the Borrower and each such Subsidiary owns beneficially and of record all the shares and other Equity Interests it is listed as owning in Part (a) of Schedule 5.06, free and clear of any Lien.

(e) On the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.06.

(f) On the Closing Date, (i) Schedule 1.01(c) lists all Joint Venture Subsidiaries, (ii) Schedule 1.01(d) lists all Non-Guarantor Subsidiaries and (iii) Schedule 1.01(e) lists all Guarantors.

Section 5.07. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheet of the Borrower and its Subsidiaries dated September 30, 2011, and the related consolidated pro forma statement of income of the Borrower and its Subsidiaries for the fiscal quarter then ended on that date, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

Section 5.08. Ownership of Property; Investments. Each Loan Party and each of its Subsidiaries has (i) good title to all its owned real and personal properties, subject to no Liens of any kind, except for Liens described in Schedule 5.08 and Liens permitted by Section 7.01 and (ii) valid leasehold interests in its leased real and personal properties.

Section 5.09. Taxes. Except as set forth in Schedule 5.09, each of the Borrower and its Subsidiaries has filed or caused to be filed all federal, state and material local tax returns which are required to be filed by it and, except for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which reserves reflected in the Audited Financial Statements or the financial statements most recently delivered pursuant to Section 6.01(a) or (b), as the case may be, and satisfactory to the Borrower’s independent certified public accountants, have been established, has paid or caused to be paid all federal, state and other material taxes imposed on it, to the extent that such taxes have become due. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 5.10. Other Agreements. Neither the Borrower nor any Subsidiary is

(a) a party to or subject to any judgment, order, decree, agreement, lease or instrument, or subject to other restrictions, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or

(b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Person is a party, which default has, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect.

Section 5.11. Contract Providers. To the Knowledge of the Borrower, no Contract Provider is:

(a) a party to any judgment, order, decree, agreement or instrument, or subject to restrictions, which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect;

(b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Medicaid Provider Agreement, Medicare Provider Agreement or other agreement or instrument to which such Person is a party, which default has resulted in, or if not remedied within any applicable grace period could result in, the revocation, termination, cancellation or suspension of the Medicaid Certification or the Medicare Certification of such Person, which revocation, termination, cancellation or suspension could reasonably be likely to have a Material Adverse Effect; or

(c) has been convicted of an offense or has committed an act or omission which could reasonably form a basis under 42 U.S.C. § 1320a-7 and any statutes succeeding thereto and regulations promulgated thereunder for the Secretary of HHS to exclude the Contract Provider from participation in a Federal health care program, which exclusion from participation could reasonably be likely to have a Material Adverse Effect.

Section 5.12. Litigation, Etc. There are no actions, suits, Proceedings, claims or disputes pending or, to the Knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries, or, to the Knowledge of the Borrower, any Contract Provider, or affecting the Borrower or any Subsidiary or, to the Knowledge of the Borrower, any Contract Provider or any properties or rights of the Borrower or any Subsidiary or, to the Knowledge of the Borrower, any Contract Provider, that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, (b) could reasonably be expected to result in (i) the revocation, termination, cancellation or suspension of Medicaid Certification or Medicare Certification of such Person, which revocation, termination, cancellation or suspension could reasonably be likely to have a Material Adverse Effect, or (ii) the exclusion of such Person from participation in a Federal health care program, which exclusion could reasonably be likely to have a Material Adverse Effect, or (c) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 5.13. Margin Stock. The proceeds of the Credit Extensions will be used by the Borrower only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might cause any of the Credit Extensions to constitute a “purpose credit” within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 221) of the FRB.

Section 5.14. Investment Company Act. None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15. Intellectual Property. The Borrower and each other Loan Party and each Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to or used in the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, other proprietary right of any other Person.

Section 5.16. Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither this Agreement nor any Loan Document nor any certificate, document or financial information delivered by any Loan Party in connection herewith or therewith contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.17. ERISA Compliance.

(a) The Borrower and each ERISA Affiliate are in compliance with all applicable provisions of ERISA, the Code and all other applicable laws and regulations, and are in compliance with all Foreign Benefit Laws, with respect to all Employee Benefit Plans, except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and any noncompliance that could not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan is in compliance in form and in operation with its terms and with all applicable provisions of ERISA, the Code, and all other applicable laws and regulations, except for any noncompliance that could not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan (and each related trust, if any) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the IRS, and is awaiting receipt of a response) to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan or a volume submitter plan that has received a favorable opinion letter or advisory letter from the IRS, and nothing has occurred since the date of such determination that would reasonably be expected to materially adversely affect such determination (or, in the case of an Employee Benefit Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). Each Employee Benefit Plan subject to any Foreign Benefit Law has received the required approvals by any Governmental Authority regulating such Employee Benefit Plan. No material liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied with respect to any Employee Benefit Plan or any Multiemployer Plan.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject the Borrower or any ERISA Affiliate to a material tax or penalty under the Code or ERISA, (ii) incurred any accumulated funding deficiency with respect to any Multiemployer Plan, whether or not waived, or any other liability to the PBGC with respect to any Employee Benefit Plan or Multiemployer Plan which remains outstanding (other than the payment of premiums due and not delinquent under Section 4007 of ERISA), (iii) failed to timely make a required contribution or payment to a Multiemployer Plan, (iv) failed to timely make a required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan, or (v) failed to timely make a required contribution or payment, or otherwise failed to operate in compliance with any Foreign Benefit Law regulating any Employee Benefit Plan.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred with respect to any Pension Plan or Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan.

(d) There exists no Unfunded Pension Liability with respect to any Pension Plan (other than the Specified Plan). There exists no Unfunded Pension Liability with respect to the Specified Plan in excess of $15,000,000. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Benefit Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Foreign Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the Loans and the issuance of the Letters of Credit provided for herein will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption.

(f) There are no actions, suits or claims pending against or involving any Employee Benefit Plan (other than routine claims for benefits) or, to the Knowledge of the Borrower, threatened, which would reasonably be expected to be asserted successfully against any Employee Benefit Plan, fiduciary of any Employee Benefit Plan or the Borrower, and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

Section 5.18. No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.19. Environmental Compliance.

(a) The Borrower and each Subsidiary and other business operations, properties and facilities are in compliance with all applicable Environmental Laws and has been issued and currently maintains all permits, licenses, certificates and approvals, required under any Environmental Law (“Environmental Permits”) in each case except where the failure to do so, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has been notified of any pending or threatened claim, action, suit, proceeding or investigation, and neither the Borrower nor any Subsidiary is aware of any facts, which (a) call into question, or could reasonably be expected to call into question, compliance by the Borrower or any Subsidiary and other business operations, properties and facilities with any Environmental Laws, (b) seek, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any Environmental Permit or necessary for the use, or operation of the Borrower’s or any Subsidiary’s business properties or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, or (c) seek to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of the Borrower or any Subsidiary or other Loan Party to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, which in each of clauses (a), (b) and (c) could reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect:

(i) there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased or operated by Borrower and its Subsidiaries or their predecessors in interest that could reasonably be expected to result in liability of Borrower or any Subsidiary under or noncompliance by Borrower or any Subsidiary with any Environmental Law; and

(ii) neither Borrower nor any Subsidiary is obligated to perform any action or otherwise incur any expense under Environmental Laws, pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of them is conducting or financing any investigation, response or other action to address a Release or threatened Release of Hazardous Materials pursuant to any Environmental Law at any location.

(c) Borrower and the Subsidiaries have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, Borrower and the Subsidiaries concerning compliance with or liability under Environmental Law, including those concerning the status of Hazardous Materials at properties or facilities currently or formerly owned, operated, leased or used by Borrower and the Subsidiaries.

Section 5.20. Employment Matters.

(a) Except as set forth on Schedule 5.20, none of the employees of the Borrower or any Subsidiary is subject to any collective bargaining agreement.

(b) There are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the Knowledge of the Borrower, threatened against the Borrower or any Subsidiary or between the Borrower or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Except to the extent a failure to maintain compliance would not have a Material Adverse Effect, the Borrower and each Subsidiary is in compliance in all respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending or threatened any litigation, administrative proceeding nor, to the Knowledge of the Borrower, any investigation, in respect of such matters which, if decided adversely, could reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.21. RICO. Neither the Borrower nor any Subsidiary is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws.

Section 5.22. Insurance. The properties of the Borrower and its Subsidiaries are adequately insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. No Mortgage encumbers improved real property that is Flood Hazard Property unless flood insurance available under the National Flood Insurance Program has been obtained in accordance with Section 6.07.

Section 5.23. Reimbursement and Authorization from Third Party Payors. The accounts receivable of the Borrower and each Subsidiary and, to the Knowledge of the Borrower, each Contract Provider have been and will continue to be adjusted to reflect reimbursement policies of third party payors such as Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors. In particular, to the Knowledge of the Borrower, accounts receivable relating to such third party payors do not and shall not exceed amounts any obligee is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary holds, in full force and effect, all Third Party Payor Authorizations necessary to participate in and be reimbursed by all Third Party Payor Programs in which the Borrower or any Restricted Subsidiary participates.

Section 5.24 Fraud and Abuse. Except to the extent any of the following could not reasonable be expected, individually or in the aggregate, to have a Material Adverse Effect (a) neither the Borrower nor any Subsidiary nor, to the Knowledge of the Borrower, any of its stockholders, officers or directors, or any Contract Provider, have engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. § 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, or which are prohibited by binding rules of professional conduct, or which are prohibited under any statute which constitutes as a Federal health care offense, or the regulations promulgated pursuant to such statutes, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Federal health care program or other applicable third party payors, or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by a Federal health care program or other applicable third party payors; or (v) knowingly or willfully offering or paying any remuneration (including any kickback, bribe, or rebate) directly or indirectly, overtly or covertly, in cash or in kind to any Person to induce such Person (A) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal health care program, or (B) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in party under a Federal health care program, (b) none of the Borrower, any of its Restricted Subsidiaries, or their respective officers and directors has been or is currently excluded from participation in government health care programs pursuant to 42 U.S.C. § 1320a-7 and (c) none of the Borrower, its Restricted Subsidiaries, nor any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §1001.1001) in the Borrower or any Restricted Subsidiary is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws.

Section 5.25. Licensing and Accreditation. Each of the Borrower and its Subsidiaries and, to the Knowledge of the Borrower, each Contract Provider, has, to the extent applicable: (a) obtained (or been duly assigned) and maintains all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (b) obtained and maintains in good standing all required Permits except to the extent that failure to do so could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; (d) obtained and maintains Medicaid Certification and Medicare Certification; and (e) entered into and maintains in good standing its Medicare Provider Agreement and its Medicaid Provider Agreement. To the Knowledge of the Borrower, each Contract Provider is duly licensed (where license is required) by each state or state agency or commission, or any other Governmental Authority having jurisdiction over the provisions of such services by such Person in the locations in which the Borrower or such Subsidiary conduct business, required to enable such Person to provide the professional services provided by such Person and otherwise as is necessary to enable the Borrower or such Subsidiary to operate as currently operated and as presently contemplated to be operated. To the Knowledge of the Borrower, all such required licenses are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.

Section 5.26. Compliance with Laws. Each of the Borrower and each of its Subsidiaries is in compliance with the requirements of all Laws (including, without limitation, the PATRIOT Act, OFAC and Healthcare Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.27. Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first-priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

Section 5.28. Anti-Terrorism Laws. Neither the Borrower nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither the Borrower nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the PATRIOT Act. Neither the Borrower nor any of its Subsidiaries (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 5.29. Compliance with OFAC Rules and Regulations.

(a) Neither the Borrower nor any of its Subsidiaries nor their respective controlled Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(b) Neither the Borrower nor any of its Subsidiaries nor their respective controlled Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.12) cause each Restricted Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days (or such shorter time as required to be filed with the SEC) after the end of each Fiscal Year of the Borrower (beginning with the Fiscal Year ended December 31, 2011), consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and, with respect to the consolidated financial statements, audited and accompanied by a report and opinion of Ernst & Young, LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days (or such shorter time as required to be filed with the SEC) after the end of each fiscal quarter (except the last fiscal quarter of the Fiscal Year), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

As to any information contained in materials furnished pursuant to Section 6.02(f), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a) (beginning with the Fiscal Year ended December 31, 2011), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default as they relate to financial matters or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) (beginning with the fiscal quarter ended March 31, 2012), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and with respect to the financial statements delivered pursuant to Section 6.01(a) a list of all Subsidiaries that are “Non-Guarantor Subsidiaries” pursuant to clause (v) of the definition thereof together with calculations showing that each Subsidiary set forth on such list individually is not a Material Subsidiary and that all such Subsidiaries in the aggregate (i) comprise less than 5% of Consolidated Total Assets of the Borrower at the end of the period to which such financial statements relate and (ii) have income less than 5% of Consolidated Net Income of the Borrower for the period to which such financial statements relate;

(c) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a summary of operations for such quarterly period for (i) each Hospital Facility operated by the Borrower and (ii) each Subsidiary, each certified by a Responsible Officer to be true and correct;

(d) not later than the last business day of each Fiscal Year, deliver to the Administrative Agent and each Lender consolidated financial projections for the Borrower and its Subsidiaries for the next Fiscal Year, consisting of a consolidated balance sheet, income statement and cash flow statement and the key assumptions utilized in the preparation of such financial projections, and demonstrating compliance with Section 7.01 hereof;

(e) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(f) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(g) promptly after any request by the Administrative Agent or any Lender, a copy of the most recent IRS Form 5500 (including the Schedule B, or such other schedule as contains actuarial information) in respect of each Pension Plan with Unfunded Pension Liabilities; and

(h) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public.”

Section 6.03. Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any litigation or other proceedings being instituted against the Borrower or any Subsidiary, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any Subsidiary or other Loan Party, in an aggregate amount greater than $20,000,000 not otherwise covered by insurance;

(c) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any such matter arising from (i) a breach or non performance of, or any default under, a Contractual Obligation of the Borrower or any of its Subsidiaries; (ii) a dispute, litigation, investigation, Proceeding or suspension between the Borrower or any of its Subsidiaries or Contract Provider and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or Proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Health Care Laws or Environmental Laws; and (iv) a notice to or Proceeding against the Borrower or any of its Subsidiaries or any Contract Provider (x) to suspend, revoke or terminate any Medicaid Provider Agreement, Medicaid Certification, Medicare Provider Agreement or Medicare Certification, (y) to suspend or exclude such Person from participation in a Federal health care program or (z) to revoke or terminate any status of such Person as an entity exempt from taxation under Section 501(c) of the Code or as a non-private foundation under Section 509(a) of the Code;

(d) (i) of the occurrence of any ERISA Event, and (ii) after becoming aware that there has been (w) an increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given that would reasonably be expected to result in a Material Adverse Effect, (x) the existence of any potential withdrawal liability under Section 4201 of ERISA, if the Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, that would reasonably be expected to result in a Material Adverse Effect, (y) the adoption of, or the commencement of contributions to, any Pension Plan subject to Section 412 of the Code by the Borrower or any ERISA Affiliate, that would reasonably be expected to result in a Material Adverse Effect, or (z) the adoption of any amendment to a Pension Plan subject to Section 412 of the Code which results in an increase in contribution obligations of the Borrower or any ERISA Affiliate that would reasonably be expected to result in a Material Adverse Effect;

(e) of any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries;

(f) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), and (iii) receipt of any Extraordinary Receipt in an amount in excess of $20.0 million for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv);

(g) the voluntary disclosure by the Borrower or any Restricted Subsidiary to the Office of the Inspector General of the United States Department of Health and Human Services, any Third Party Payor Program (including to any intermediary, carrier or contractor of such Program), of an actual or potential overpayment matter involving the submission of claims to a Third Party Payor except for any such overpayment matter that could not reasonably be expected to have a Material Adverse Effect;

(h) that the Borrower or any Restricted Subsidiary, an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in the Borrower or any Restricted Subsidiary: (i) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (ii) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (iii) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (iv) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq., except for any such matter referred to in clauses (i), (ii), (iii) or (iv) that could not reasonably be expected to have a Material Adverse Effect; and

(i) any claim to recover any alleged overpayments with respect to any receivables except for any such claim that could not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. Each notice pursuant to Section 6.03(b) or 6.03(c)(iv) shall describe with particularity the nature and status of such litigation, dispute, proceeding, levy, execution or other process. Each notice pursuant to Section 6.03(d)(i) shall be accompanied by a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto.

Section 6.04. Maintenance of Properties. Maintain all properties necessary to its operations in good working order and condition, make all needed repairs, replacements and renewals to such properties, and maintain, free from Liens, all trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property and proprietary information (or adequate licenses thereto), in each case as are reasonably necessary to conduct its business as currently conducted or as contemplated hereby, all in accordance with customary and prudent business practices.

Section 6.05. Existence, Qualification, Etc. Except as otherwise expressly permitted under Section 7.04 or 7.05, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all rights and franchises (except where the failure to do so would not have a Material Adverse Effect), and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary except where the failure to so qualify would not have a Material Adverse Effect.

Section 6.06. Compliance with Regulations; Payment of Obligations. Comply in all material respects with or contest in good faith all statutes and governmental regulations and pay all material taxes, assessments and governmental charges imposed upon any of its properties prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Subsidiaries, provided that neither the Borrower nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto to the extent required by law and in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

Section 6.07. Maintenance of Insurance. (a) Keep all of its insurable properties adequately insured at all times through adequate programs of self insurance or with responsible insurance carriers against loss or damage by fire and other hazards to the extent and in the manner as are customarily insured against by similar businesses owning such properties similarly situated, (b) maintain general public liability insurance at all times, through adequate programs of self insurance or with responsible insurance carriers, against liability on account of damage to persons and property and (c) maintain insurance under all applicable workers’ compensation laws (or in the alternative, maintain required reserves if self-insured for workers’ compensation purposes) and against loss by reason of business interruption such policies of insurance to have such limits, deductibles, exclusions, co-insurance and other provisions providing no less coverages than are maintained by similar businesses that are similarly situated, such insurance policies to be in form reasonably satisfactory to the Administrative Agent. Each of the policies of insurance described in this Section 6.07 shall provide that the insurer shall undertake to give the Administrative Agent not less than thirty (30) days’ prior written notice before any such policy shall be terminated, lapse or be altered in any manner. With respect to any improved real property included in each Mortgaged Property that is a Flood Hazard Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 6.08. Books and Records. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements to the extent required by GAAP.

Section 6.09. Inspection Rights. Permit any Person designated by any Lender or the Administrative Agent to visit and inspect any of the properties, corporate books and financial reports of the Borrower or any Subsidiary and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.10. Compliance with Laws. Conform to and duly observe in all material respects all applicable laws, rules and regulations and all other valid requirements of any regulatory authority having jurisdiction with respect to the conduct of its business, including without limitation Titles XVIII and XIX of the Social Security Act, all Health Care Laws, Medicare Regulations, Medicaid Regulations, and all laws, rules and regulations of Governmental Authorities pertaining to the licensing of professional and other health care providers.

Section 6.11. Governmental Licenses. Obtain and maintain all material Permits of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated, including without limitation professional licenses, Medicaid Certifications and Medicare Certifications.

Section 6.12. Use of Proceeds. Use the proceeds of the Credit Extensions for the Refinancing and general corporate purposes not in contravention of any Law or of any Loan Document; provided that no more than $25,000,000 of Revolving Loans may be drawn on the Closing Date; provided further that following the Closing Date, the Borrower may use Revolving Loans to consummate a Permitted Acquisition only if immediately following such Permitted Acquisition, the Borrower shall have not less than $50,000,000 in availability under the Revolving Credit Facility.

Section 6.13. Covenant to Guarantee Obligations and Give Security.

(a) Deliver to the Administrative Agent the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance satisfactory to the Administrative Agent, within 45 days after the Closing Date (or such extended period of time as may be agreed to by the Administrative Agent in its reasonable discretion): deeds of trust, trust deeds, deeds to secure debt and mortgages, in substantially the form of Exhibit H (with such changes as may be reasonably satisfactory to the Administrative Agent to account for local law matters) and covering the properties listed on Schedule 6.13(a) (together with each other mortgage delivered pursuant to Section 6.13, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, mortgage, intangible and recording taxes and fees have been paid or arrangements reasonably satisfactory to the Administrative Agent shall have been made therefor,

(ii) American Land Title Association Lender’s 2006 Extended Coverage title insurance policies or “marked” commitments or pro formas therefor covering all properties to be mortgaged listed on Schedule 6.13(a) (other than any properties located in Florida, for which only standard title reports reasonably acceptable to the Administrative Agent shall be required) (the “Mortgage Policies”) in form and substance, and in amounts and with endorsements reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured, where required by Chicago Title Insurance Company or such other title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents,

(iii) copies of any existing surveys in the Borrower’s possession,

(iv) evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Mortgage Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording and intangibles taxes (including stamp and intangibles taxes), fees, charges, cost and expenses required for the recording of the Mortgages and issuance of the Mortgage Policies referred to above,

(v) (A) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and (B) with respect to any Flood Hazard Property (1) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (x) as to the fact that all or a portion of the improvements located on such Flood Hazard Property are designated a special “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) and (y) as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program and (2) copies of insurance policies or certificates of insurance of the Loan Parties evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders;

(vi) favorable written opinions of local counsel in the states in which each such “Mortgaged Property” is located, addressed to the Administrative Agent and each Lender and in form and substance reasonably satisfactory to the Administrative Agent, and

(vii) to the extent required by the Administrative Agent or the Required Lenders to comply with FIRREA or other applicable law, appraisals of the Mortgaged Properties.

(b) Deliver to the Administrative Agent evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken and that, following the recording of the Mortgages pursuant to Section 6.13(a), the Mortgage EBITDA Test shall be satisfied.

(c) Upon the formation or acquisition of any new direct or indirect Restricted Subsidiary (other than any Non-Guarantor Subsidiary) by any Loan Party or upon any Subsidiary of the Borrower ceasing to be a Non-Guarantor Subsidiary, then the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such formation or acquisition, cause such Restricted Subsidiary, and cause each direct and indirect parent of such Restricted Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a joinder to the Guaranty in the form attached thereto, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 15 days after such formation or acquisition, cause such Restricted Subsidiary and each direct and indirect parent of such Restricted Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, a joinder to the Security Agreement and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Equity Interests of such Restricted Subsidiary, and other instruments of the type specified in Section 4.01(a)(iv)), securing payment of all the Obligations of such Restricted Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on personal properties,

(iii) if necessary in order to satisfy the Mortgage EBITDA Test, within 60 days after such formation or acquisition, cause such Restricted Subsidiary and each direct and indirect parent of such Restricted Subsidiary (if it has not already done so) to take whatever action and deliver such documentation (including (A) the recording of deeds of trust, trust deeds, deeds to secure debt and mortgages, in substantially the form of Exhibit H (with such changes as may be reasonably satisfactory to the Administrative Agent to account for local law matters), (B) the filing of Uniform Commercial Code financing statements, (C) the giving of notices and the endorsement of notices on title documents, (D) the delivery, following the request of the Administrative Agent, of a survey conducted within the immediately preceding 24 months acceptable to the Administrative Agent for any owned individual Hospital Facility with a fair market value in excess of $35,000,000, (E) the delivery of a copy of any available engineering report and (F) other instruments and documents of the type specified in Section 6.13(a)) as may be reasonably required by the Administrative Agent or may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such Restricted Subsidiary’s owned real property with a fair market value in excess of $20,000,000 (it being understood that Borrower shall have the option to limit the Lien granted to the Administrative Agent to the portion of such owned real property that constitutes a Hospital Facility); and

(iv) within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request.

(d) Upon the acquisition after the Closing Date of any owned real property with a fair market value in excess of $20,000,000 by any Loan Party, then the Borrower shall, if required in order to satisfy the Mortgage EBITDA Test, at the Borrower’s expense within 60 days after such acquisition, cause such Loan Party and each direct and indirect parent of such Loan Party (if it has not already done so) to (i) take whatever action and deliver such documentation (including (A) the recording of deeds of trust, trust deeds, deeds to secure debt and mortgages, in substantially the form of Exhibit H (with such changes as may be reasonably satisfactory to the Administrative Agent to account for local law matters), (B) the filing of Uniform Commercial Code financing statements, (C) the giving of notices and the endorsement of notices on title documents, (D) the delivery, following the request of the Administrative Agent, of a survey conducted within the immediately preceding 24 months acceptable to the Administrative Agent for any owned individual Hospital Facility with a fair market value in excess of $35,000,000, (E) the delivery of a copy of any available engineering report and (F) other instruments and documents of the type specified in Section 6.13(a)) as may be reasonably required by the Administrative Agent or may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such owned real property (it being understood that Borrower shall have the option to limit the Lien granted to the Administrative Agent to the portion of such owned real property that constitutes a Hospital Facility) and (ii) deliver a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clause (b)(i) and as to such other matters as the Administrative Agent may reasonably request.

(e) If, at any time and from time to time after the Closing Date, Subsidiaries that are “Non-Guarantor Subsidiaries” pursuant to clause (vi) of the definition thereof comprise in the aggregate more than 5% of Consolidated Total Assets as of the end of the most recently ended fiscal quarter of the Borrower or have net income equal to or greater than 5% of Consolidated Net Income of the Borrower and its Restricted Subsidiaries for the period of four consecutive fiscal quarters as of the end of the most recently ended fiscal quarter of the Borrower, then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, cause one or more such Subsidiaries to become additional Loan Parties (notwithstanding that such Subsidiaries are, individually, not Material Subsidiaries) such that the foregoing condition ceases to be true.

(f) Without limiting the foregoing, in connection with (i) any Extensions or any other extension of a maturity date or new maturity date (that is later than then Latest Maturity Date) with respect to any Loan or Commitment or (ii) the addition of new Loans and Commitments hereunder, the applicable Loan Parties shall (at their expense) amend (and the Lenders hereby authorize the Administrative Agent to amend) any Mortgage (A) that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent) and (B) to the extent necessary to reference any new Loan or Commitment or any increase in the aggregate amount of the Facilities.

Section 6.14. Notice of Environmental Complaint or Condition. Promptly provide to the Administrative Agent (who shall promptly notify the Lenders) true, accurate and complete copies of any and all notices, complaints, orders, directives, claims or citations received by the Borrower or any Subsidiary relating to any material (a) violation or alleged violation by the Borrower or any Subsidiary of any applicable Environmental Law; (b) Release or threatened Release by the Borrower or any Subsidiary, or by any Person handling, transporting or disposing of any Hazardous Material on behalf of the Borrower or any Subsidiary, or at any facility or property owned or leased or operated by the Borrower or any Subsidiary, of any Hazardous Material, except where occurring legally pursuant to a permit or license; or (c) liability or alleged liability of the Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a Release of Hazardous Materials.

Section 6.15. Environmental Compliance. If the Borrower or any Subsidiary shall receive any letter, notice, complaint, order, directive, claim or citation alleging that the Borrower or any Subsidiary has violated any Environmental Law, has Released any Hazardous Material, or is liable for the costs of cleaning up, removing, remediating or responding to a Release or threatened Release of Hazardous Materials, the Borrower and any Subsidiary shall, within the time period permitted and to the extent required by the applicable Environmental Law or the Governmental Authority responsible for enforcing such Environmental Law, remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation or Release or satisfy such liability, unless and only during the period that the applicability of the Environmental Law, the fact of such violation or liability or the action required to remove or remedy such violation is being contested by the Borrower or the applicable Subsidiary by appropriate proceedings diligently conducted and all reserves with respect thereto as may be required under GAAP, if any, have been made, and no Lien in connection therewith shall have attached to any property of the Borrower or the applicable Subsidiary which shall have become enforceable against creditors of such Person.

Section 6.16. Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Section 6.17. Continued Operations. Continue at all times to conduct its business and engage principally in the same line or lines of business substantially as heretofore conducted.

Section 6.18. Designation of Subsidiaries. (a) The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a Pro Forma Basis, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, (A) with the covenants set forth in Sections 7.02 and 7.11 and (B) if the Restricted Subsidiary to be designated as an Unrestricted Subsidiary is a Guarantor, the Mortgage EBITDA Test and the Guarantor EBITDA Test (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance and the satisfaction of such tests (to the extent applicable)) and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s investment therein (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.03). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(a) The board of directors of the Borrower may at any time designate any Restricted Subsidiary that is the subject of a Syndication (and will become a non-wholly owned Restricted Subsidiary), or is otherwise not a wholly owned Restricted Subsidiary or that is to be merged into, or will dispose all or substantially all of its assets to, another Joint Venture Subsidiary as a Joint Venture Subsidiary; provided that immediately before and after such designation (and any release of a Guarantor or assets in connection therewith) (i) no Default shall have occurred and be continuing, (ii) the Borrower and its Restricted Subsidiaries shall be in compliance with all of the covenants set forth in Section 7.11 on a Pro Forma Basis, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though the designation had been consummated as of the first day of the fiscal period covered thereby (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance) and (iii) the Guarantor EBITDA Test and the Mortgage EBITDA Test shall be satisfied (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating the satisfaction of such tests). The designation of any Restricted Subsidiary as a Joint Venture Subsidiary shall constitute an Investment by the Borrower therein (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.03(h) or (i)).

Section 6.19. Maintenance of Ratings. Use commercially reasonable efforts to (a) cause the Facilities to be continuously rated by S&P and Moody’s, and (b) maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.

Section 6.20 Regulatory Compliance. The Borrower and each Restricted Subsidiary shall maintain a corporate and health care regulatory compliance program (“CCP”) which addresses the requirements of Health Care Laws, including without limitation HIPAA and includes at least the following components and allows the Administrative Agent and/or any consultants from time to time to review such CCP: (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including, without limitation, publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (vi) mechanisms to immediately respond to detected violations of the CCP. The Borrower and its Restricted Subsidiaries shall modify such CCPs from time to time, as may be necessary to ensure continuing material compliance with all applicable Health Care Laws. Upon reasonable prior request, the Administrative Agent (and/or its consultants) shall be permitted to review such CCPs.

Section 6.21. Post-Closing Matters. Borrower shall, and shall cause each of the Loan Parties to, satisfy the requirements set forth on Schedule 6.21 on or before the date specified for such requirement on such Schedule 6.21 or such later date to be determined by Administrative Agent.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Restricted Subsidiaries as debtor, or assign as collateral any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document (including to secure the Senior Notes or other Pari Passu First Lien Debt);

(b) Liens existing on the date hereof and listed on Schedule 5.08 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet delinquent or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 90 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which Liens are not yet enforceable against other creditors;

(e) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(f) easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Subsidiary;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(h) Liens securing Indebtedness permitted under Section 7.02(i); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the (A) cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition or (B) the total cost of such constructing or improving such property;

(i) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.18), in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.02(j);

(j) any interest or title of a lessor or sublessor under any lease entered into by the Borrower or any of its Restricted Subsidiaries as lessee in the ordinary course of business and covering only the assets so leased;

(k) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens;

(l) leases, licenses, subleases or sublicenses (excluding leases and subleases of a Hospital Facility, but including a lease or sublease of a portion of any such Hospital Facility (e.g. a gift shop) that (x) is immaterial to the operation thereof, (y) does not materially detract from the value of such Hospital Facility and (z) does not account for a material portion of the revenue generated by such Hospital Facility) granted to others in the ordinary course of business that (i) do not interfere in any material respect with the business of the Borrower or any of the Subsidiaries and (ii) do not secure any Indebtedness of the Borrower and its Subsidiaries;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(n) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(o) Liens (i) on cash advances in favor of the seller of any property to be acquired in a Permitted Acquisition or an Investment permitted pursuant to Section 7.03 or to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to dispose of any property in a Disposition permitted under Section 7.05, solely to the extent such Disposition would have been permitted on the date of the creation of such Lien;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(q) Liens in respect of Qualified Receivables Transactions permitted under Section 7.02(p);

(r) Liens securing Permitted First Priority Refinancing Debt and Permitted Junior Lien Refinancing Debt;

(s) Liens securing Junior Lien Debt constituting Replacement Incremental Debt;

(t) Liens securing Permitted Mortgage Debt;

(u) the filing of UCC financing statements to perfect Liens permitted hereby (but only to the extent such UCC financing statements cover assets that are subject to such Liens) or solely as a precautionary measure in connection with operating leases or consignment of goods and similar arrangements;

(v) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.03;

(w) the filing of unauthorized financing statements or other similar notices for which there is no underlying security interest granted by any Loan Party; provided that the Borrower shall take commercially reasonable actions to terminate or have terminated such financing statements or similar notices;

(x) Liens in favor of a Loan Party on assets of a Subsidiary that is not required to be a Subsidiary Guarantor;

(y) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties in the ordinary course of business; and

(z) other Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $75,000,000; provided that no Lien shall be granted pursuant to this subsection (z) on any Hospital Facility of the Borrower or any Restricted Subsidiary (other than (i) a non-wholly owned Non-Guarantor Subsidiary or (ii) a Non-Guarantor Subsidiary that has Permitted Mortgage Debt outstanding).

Section 7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) Indebtedness of a Restricted Subsidiary of the Borrower owed to the Borrower or a Restricted Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement, (ii) be subordinated to the Obligations and (iii) be otherwise permitted under the provisions of Section 7.03;

(c) Indebtedness under the Loan Documents;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any Permitted Refinancing thereof;

(e) Indebtedness in respect of the Senior Notes and Permitted Refinancings thereof;

(f) (1) Indebtedness in respect of the Convertible Notes and (2) Senior Unsecured Indebtedness or Subordinated Indebtedness the net proceeds of which is used to redeem or cash settle the Convertible Notes as permitted by Section 7.15 and, in each case, any Permitted Refinancing thereof;

(g) (i) Senior Unsecured Indebtedness and Subordinated Indebtedness; provided that (i) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence and (ii) at the time of the incurrence of such Indebtedness and after giving effect thereto on a Pro Forma Basis, the Borrower will be in compliance with the covenant set forth in Section 7.11(b) (but determined as if the then applicable compliance level was 0.25 less than the then applicable level set forth in Section 7.11(b)) and (ii) any Permitted Refinancings thereof;

(h) Contingent Obligations of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Restricted Subsidiary which Contingent Obligation is otherwise permitted under Section 7.03; provided that no Contingent Obligation of any Restricted Subsidiary with respect to any Indebtedness of the Borrower shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations under the Guaranty;

(i) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations or incurred to finance the acquisition, construction or improvement of any fixed or capital assets; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement within the limitations set forth in Section 7.01(h) and Permitted Refinancings thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $125,000,000;

(j) Indebtedness of any Person that becomes a Restricted Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(g), which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of the Borrower) and Permitted Refinancing thereof in an aggregate amount not to exceed $50,000,000 outstanding at any time;

(k) other Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;

(l) Indebtedness in respect of the Senior Unsecured Notes and Permitted Refinancings thereof;

(m) Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof;

(n) Permitted First Priority Refinancing Debt and any Permitted Refinancing thereof;

(o) Permitted Junior Lien Refinancing Debt and any Permitted Refinancing thereof;

(p) Indebtedness in connection with Qualified Receivables Transactions with Receivables Transaction Amounts at any time outstanding not to exceed $500,000,000; and any Permitted Refinancing thereof;

(q) Permitted Mortgage Debt in an aggregate principal amount at any time outstanding not to exceed $700,000,000; and any Permitted Refinancing thereof; and

(r) Junior Lien Debt, Senior Unsecured Indebtedness and Subordinated Indebtedness; provided, in each case, that (i) no Default or Event of Default shall have occurred or be continuing; (ii) Borrower shall be in compliance on a Pro Forma Basis with each of the covenants set forth in Section 7.11 as of the last Measurement Date and (iii) if after giving effect to such Indebtedness the aggregate principal amount (or with respect to Indebtedness of a revolving nature, the aggregate amount of commitments) of all (A) Incremental Facilities and (B) Indebtedness incurred in reliance on this Section 7.02(r) would exceed $250,000,000, the First Lien Secured Leverage Ratio, determined on a Pro Forma Basis, shall be less than 3.75 to 1.00.

Section 7.03. Investments. Make any Investments, except:

(a) Investments held by the Borrower and its Restricted Subsidiaries in the form of Eligible Securities;

(b) advances to officers, directors and employees of the Borrower and its Restricted Subsidiaries or to physicians with whom the Borrower or any of its Subsidiaries have contractual relationships in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Restricted Subsidiaries in Loan Parties, (iii) additional Investments by Restricted Subsidiaries of the Borrower that are not Loan Parties in other Restricted Subsidiaries (other than any Receivables Entity) that are not Loan Parties and (iv) so long as no Default has occurred and is continuing at the time any such Investment is made, additional Investments by the Loan Parties in Restricted Subsidiaries (other than any Receivables Entity) that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $50,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, and Investments arising out of the receipt by the Borrower or any Restricted Subsidiary of noncash consideration for the sale of assets permitted under Section 7.05(g) or (n);

(e) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03(e);

(f) Investments by the Borrower in Swap Contracts permitted under Section 7.02(a);

(g) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, or a line of business of, any Person that, upon the consummation thereof, will be a wholly-owned Restricted Subsidiary owned directly by the Borrower or one or more of its wholly-owned Restricted Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g) (each, a “Permitted Acquisition”):

(i) any such newly created or acquired Restricted Subsidiary shall comply with the requirements of Section 6.13;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Restricted Subsidiaries in the ordinary course;

(iii) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby;

(iv) if the Cost of Acquisition is in excess of $150,000,000 or if after giving effect to such Permitted Acquisition, the aggregate Costs of Acquisition incurred in any Fiscal Year (on a non-cumulative basis, with the effect that amounts not incurred in any Fiscal Year may not be carried forward to a subsequent period and determined by the date of incurrence of any Cost of Acquisition and not by the date of the effectiveness of such acquisition) shall exceed $250,000,000, the Borrower shall have furnished to the Administrative Agent a Compliance Certificate prepared on a historical Pro Forma Basis as of the most recent date for which financial statements have been furnished pursuant to this Agreement giving effect to such Permitted Acquisition, which certificate shall demonstrate that (i) no Default would exist immediately after giving effect thereto and (ii) the Borrower is in Pro Forma Compliance with Section 7.11; and

(v) such acquisition is consensual and approved by the target’s board of directors (or equivalent) and/or shareholders (or equivalent), as applicable;

(h) Investments by the Borrower and the Restricted Subsidiaries (i) resulting from the designation of a Restricted Subsidiary as a Joint Venture Subsidiary; or (ii) existing as of the Closing Date in any Restricted Subsidiary that is designated as a Joint Venture Subsidiary on the Closing Date; provided that in the case of clause (i) and (ii), (A) after giving Pro Forma Effect to such Investments or designation as a Joint Venture Subsidiary, (i) no Default shall have occurred and be continuing and (ii) on a Pro Forma Basis the Borrower and its Restricted Subsidiaries shall be in compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment and designation had been consummated as of the first day of the fiscal period covered thereby; and (B) on a Pro Forma Basis after giving effect to such Investment, designation as a Joint Venture Subsidiary and release of Guaranty, the Guarantor EBITDA Test and the Mortgage EBITDA Test shall be satisfied (and the Borrower shall have provided an officers’ certificate to the Administrative Agent demonstrating in reasonable detail compliance with the foregoing).

(i) so long as no Default has occurred and is continuing at the time any such Investment is made, other Investments not exceeding $25,000,000 in the aggregate in any fiscal year of the Borrower;

(j) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing, and the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, other Investments in an amount not to exceed the sum of (x) the Cumulative Growth Amount immediately prior to the time of the making of any Investment plus (y) amounts not utilized under Section 7.06(d) that Borrower elects to utilize as an Investment under this Section 7.03(j)(y);

(k) Investments to the extent financed by the Equity Interests (other than Disqualified Stock) of the Borrower;

(l) Investments in Captive Insurers required to meet regulatory requirements and fund reserves for anticipated insurance losses as determined by third party actuaries (and any Investment made by such Captive Insurers that is a legal investment for an insurance company under the laws of the jurisdiction in which such Captive Insurer is formed and made in the ordinary course of business and rated in one of the four highest rating categories);

(m) Physician Support Obligations in an aggregate amount not to exceed $20,000,000 at any time outstanding; and

(n) Investments arising as a result of Qualified Receivables Transactions permitted under Section 7.02(p).

Section 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that (x) when any wholly-owned Restricted Subsidiary is merging with another Restricted Subsidiary, such wholly-owned Restricted Subsidiary shall be the continuing or surviving Person, and (y) if when any Guarantor is merging with a Restricted Subsidiary that is not a Guarantor, such Guarantor shall be the continuing or surviving Person;

(b) any Loan Party (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party; provided that to the extent any such Disposition constitutes an Investment only if such Investment is permitted under Section 7.03; or (ii) a Loan Party; and

(d) in connection with any acquisition permitted under Section 7.03, any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Restricted Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person; and

(e) any Joint Venture Subsidiary may merge with or Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to another Joint Venture Subsidiary.

Section 7.05. Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out equipment, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property (other than Mortgaged Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Liens, Investments, Restricted Payments and other transactions permitted by Section 7.01, 7.03, 7.04 or 7.06 to the extent constituting a Disposition;

(f) Dispositions by the Borrower and its Restricted Subsidiaries of property pursuant to sale-leaseback transactions, provided that the book value of all property so Disposed of shall not exceed $75,000,000 from and after the Closing Date;

(g) Dispositions by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) shall not exceed, the greater of (1) $800,000,000 and (2) 15% of Consolidated Total Assets, and (iii) the Borrower or such Restricted Subsidiary shall receive not less than 75% of the consideration from such Disposition in the form of cash or Eligible Securities solely in cash;

(h) the Designated Dispositions;

(i) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 7.05(g);

(j) Dispositions consisting of the issuance of Equity Interests for fair market value by a Joint Venture Subsidiary; provided that after giving Pro Forma Effect to any such Disposition (i) no Default or Event of Default shall have occurred and be continuing and (ii) (A) the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Disposition had been consummated as of the first day of the fiscal period covered thereby and (B) on a Pro Forma Basis after giving effect to such Disposition, the Guarantor EBITDA Test and the Mortgage EBITDA Test shall be satisfied (and the Borrower shall have provided an officers’ certificate to the Administrative Agent demonstrating in reasonable detail compliance with the foregoing);

(k) the purchase and sale or other transfer (including by capital contribution) of Receivables pursuant to Qualified Receivables Transactions permitted under Section 7.02(p).

(l) leases of real property (other than Hospital Facilities, but including a lease of a portion of any such Hospital Facility (e.g. a gift shop) that (x) is immaterial to the operation thereof, (y) does not materially detract from the value of such Hospital Facility and (z) does not account for a material portion of the revenue generated by such Hospital Facility) or personal property in the ordinary course of business in an aggregate amount not to exceed 1.0% of Consolidated Total Assets at any time outstanding and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(m) sales or other dispositions of non-core assets acquired in a Permitted Acquisition; provided that such sales shall be consummated within 365 days of such Permitted Acquisition;

(n) Dispositions (other than Dispositions of Hospital Facilities) by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (n) shall not exceed $50,000,000;

(o) any disposition of real property that results from a casualty or condemnation;

(p) dispositions of Investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the consideration received shall be in an amount at least equal to the fair market value thereof; and

(q) sales, forgiveness or other dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

provided, however, that (i) any Disposition pursuant to this Section 7.05 shall be for fair market value and (ii) notwithstanding anything in this Section 7.05 or any other term of this Agreement or the other Loan Documents to the contrary, no Disposition (other than a Disposition to a Loan Party following which the Collateral Agent continues to have a perfected Lien on the assets subject to such Disposition to the extent the Collateral Agent had a perfected Lien on such assets immediately prior to such Disposition) of all or substantially all of the assets (or a majority of the Equity Interests) of a Guarantor or Disposition of a Mortgaged Property shall be permitted unless on a Pro Forma Basis after giving effect to such Disposition, the Guarantor EBITDA Test and the Mortgage EBITDA Test shall be satisfied (and the Borrower shall have provided an officers’ certificate to the Administrative Agent demonstrating in reasonable detail compliance with the foregoing).

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower, any Restricted Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower may declare and make dividend payments or other distributions payable solely in its common stock;

(c) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) so long as no Default exists or would result therefrom, the Borrower may make Restricted Payments in an aggregate amount not to exceed $250,000,000 since the Closing Date (less amounts under this clause (d) that the Borrower elects to utilize to make Investments under Section 7.03(j)(y));

(e) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments, in an amount not to exceed the Cumulative Growth Amount immediately prior to the making of such Restricted Payment; provided that immediately following such Restricted Payment the Borrower would be in Pro Forma Compliance with Section 7.11;

(f) to the extent permitted by Section 7.15, the Borrower may repay, redeem or cash settle the Convertible Notes pursuant to one or more Restricted Payments;

(g) the payment of dividends on the common stock of the Borrower of up to 6.0% per annum of the net proceeds received by the Borrower from the issuance of common stock after the Closing Date;

(h) Restricted Payments constituting the purchase of minority interests in non-wholly owned Restricted Subsidiaries pursuant to customary put arrangements, drag-along provisions or rights of first refusal contained in shareholder agreements; provided that either (i) immediately following such purchase, such Restricted Subsidiary becomes a Guarantor and the Borrower and such Restricted Subsidiary comply with the requirements of Section 6.13 or (ii) the amount of such Restricted Payment under this clause (h) (A) is permitted to be made as an Investment pursuant to Section 7.03(c)(iv) or (j) and (B) shall reduce the amount available for Investment pursuant to Section 7.03(c)(iv) or (j), as applicable;

(i) payments resulting from the cashless exercise of options and warrants on the Equity Interests of the Borrower or any Restricted Subsidiary permitted hereunder; and

(j) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Borrower.

Section 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business substantially related or incidental thereto.

Section 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses and the making of any Restricted Payments related to or in connection with the Transactions, (d) any Restricted Payment permitted under Section 7.06, (e) loans by the Borrower and the Restricted Subsidiaries to the Borrower or Restricted Subsidiaries or to officers, directors or employees to the extent permitted under this Article 7, (f) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (g) transactions pursuant to any Qualified Receivables Transaction, and (h) the payment of customary fees and reasonable out of pocket costs and expenses to, and indemnities provided on behalf of, directors, officers and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries.

Section 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (ii) of any Restricted Subsidiary to enter into a Contingent Obligation with respect to the Indebtedness of the Borrower or (iii) of the Borrower or any Restricted Subsidiary (other than (x) a non-wholly owned Non-Guarantor Subsidiary or (y) a Non-Guarantor Subsidiary that incurs Permitted Mortgage Debt) to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, further that this Section 7.09 shall not prohibit (1) any agreement in effect (or any amendment or replacement thereof containing terms no more restrictive than those contained in such agreement being amended or replaced (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (2) restrictions and conditions described in clause (b) above in (x) Indebtedness permitted to exist under this Agreement that contains no financial maintenance covenants and is, in the good faith judgment of the Borrower, not otherwise more restrictive, taken as a whole, than those applicable to the Borrower in the Unsecured Notes Indenture as in effect on the Closing Date (which results in encumbrances or restrictions comparable to those applicable to the Borrower at a Restricted Subsidiary level) and (y) other Indebtedness incurred or Preferred Stock (other than Disqualified Stock) issued by a non-wholly owned Non-Guarantor Subsidiary, in each case permitted to be incurred under this Agreement subsequent to the Closing Date; provided, that such encumbrances or restrictions will not materially affect the Borrower’s ability to make anticipated principal and interest payments on the Obligations or such Restricted Subsidiary’s ability to enter into a Contingent Obligation with respect to the Obligations or grant a Lien on its Property to secure the Obligations, (3) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any other Disposition, pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or other assets that are to be sold and such sale is permitted under this Agreement, (4) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions only relate to the assets subject thereto, (5) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (6) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction restricting a Receivables Entity that are necessary to effect such Qualified Receivables Transaction, (7) customary restrictions in joint venture agreements permitted hereby, (8) any holder of a Lien permitted by Section 7.01(h) or 7.01(i) restricting the transfer of the property subject thereto, (9) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business, or (10) any agreement assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; provided further, that, notwithstanding anything to the contrary in this Section 7.09, neither the Borrower nor any Restricted Subsidiary (other than (x) a non-wholly owned Non-Guarantor Subsidiary or (y) a Non-Guarantor Subsidiary that has Permitted Mortgage Debt outstanding) shall enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the Borrower’s or any such Restricted Subsidiary’s ability create, incur, assume or suffer to exist Liens on any Hospital Facility to secure the Obligations (other than (1) Hospital Facilities financed with purchase money obligations and (2) Hospital Facilities subject to such Contractual Obligations on the date such Hospital Facility was acquired by the Borrower or a Restricted Subsidiary so long as such Contractual Obligation was not entered into in contemplation of such acquisition and all such Hospital Facilities account for, in the aggregate, not more than 5% of Consolidated EBITDA) of the Borrower or any such Restricted Subsidiary or that requires the grant of a Lien on any Hospital Facility of the Borrower or any such Restricted Subsidiary to secure obligations under or with respect to such Contractual Obligation if a Lien is granted on such Hospital Facility to secure all or any portion of the Obligations.

Section 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11. Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
March 31, 2012	3.25 to 1.00
June 30, 2012	3.25 to 1.00
September 30, 2012	3.25 to 1.00
December 31, 2012	3.25 to 1.00
March 31, 2013	3.25 to 1.00
June 30, 2013	3.25 to 1.00
September 30, 2013	3.25 to 1.00
December 31, 2013	3.25 to 1.00
March 31, 2014	3.25 to 1.00
June 30, 2014	3.25 to 1.00
September 30, 2014	3.25 to 1.00
December 31, 2014	3.25 to 1.00
March 31, 2015	3.50 to 1.00
June 30, 2015	3.50 to 1.00
September 30, 2015	3.50 to 1.00
December 31, 2015	3.50 to 1.00
March 31, 2016	3.50 to 1.00
June 30, 2016	3.50 to 1.00

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
September 30, 2016	3.50 to 1.00
December 31, 2016	3.50 to 1.00
March 31, 2017	3.50 to 1.00
June 30, 2017	3.50 to 1.00
September 30, 2017	3.50 to 1.00
December 31, 2017	3.50 to 1.00
March 31, 2018	3.50 to 1.00
June 30, 2018	3.50 to 1.00
September 30, 2018	3.50 to 1.00
December 31, 2018	3.50 to 1.00

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
March 31, 2012	5.50 to 1.00
June 30, 2012	5.50 to 1.00
September 30, 2012	5.50 to 1.00
December 31, 2012	5.50 to 1.00
March 31, 2013	5.25 to 1.00
June 30, 2013	5.25 to 1.00
September 30, 2013	5.25 to 1.00
December 31, 2013	5.25 to 1.00
March 31, 2014	5.25 to 1.00
June 30, 2014	5.25 to 1.00
September 30, 2014	5.25 to 1.00
December 31, 2014	5.25 to 1.00
March 31, 2015	5.00 to 1.00
June 30, 2015	5.00 to 1.00
September 30, 2015	5.00 to 1.00
December 31, 2015	5.00 to 1.00
March 31, 2016	5.00 to 1.00
June 30, 2016	5.00 to 1.00
September 30, 2016	5.00 to 1.00
December 31, 2016	5.00 to 1.00
March 31, 2017	5.00 to 1.00
June 30, 2017	5.00 to 1.00
September 30, 2017	5.00 to 1.00

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
December 31, 2017	5.00 to 1.00
March 31, 2018	5.00 to 1.00
June 30, 2018	5.00 to 1.00
September 30, 2018	5.00 to 1.00
December 31, 2018	5.00 to 1.00

Section 7.12. [Reserved].

Section 7.13. Amendments of Organization Documents; Change to Jurisdiction of Organization. Amend any of its Organization Documents in a manner material and adverse to the Lenders or change its jurisdiction of organization to a jurisdiction outside the United States.

Section 7.14. Accounting Changes. Make any change in (a) significant accounting policies or reporting practices, except as required by GAAP or by independent auditors, or (b) Fiscal Year.

Section 7.15. Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (including through a sinking fund or similar deposit), or make any payment in violation of any subordination terms of, the Senior Notes and any other Pari Passu First Lien Debt (other than the Obligations), the Senior Unsecured Notes, the Convertible Notes, any Permitted Mortgage Debt, any Subordinated Indebtedness, any Junior Lien Debt, any Senior Unsecured Indebtedness or any Disqualified Stock, except for (a) any Permitted Refinancing of the Senior Notes or any other Pari Passu First Lien Debt (other than the Obligations), the Senior Unsecured Notes, the Convertible Notes, any Permitted Mortgage Debt, any Subordinated Indebtedness, any Junior Lien Debt, any Senior Unsecured Indebtedness or any Disqualified Stock permitted by Section 7.02, (b) any such prepayment, payment, redemption, purchase, defeasance or other satisfaction (x) with the proceeds of any issuance of Equity Interests (other than Disqualified Stock) of the Borrower or (y) in an amount not to exceed the Cumulative Growth Amount immediately prior to the making of such prepayment, payment, redemption, purchase, defeasance or other satisfaction, (c) the conversion or exchange into Equity Interests (other than Disqualified Stock) of the Borrower, (d) any mandatory prepayment of Pari Passu First Lien Debt expressly permitted under the terms of this Agreement, and (e) any repayment, redemption, repurchase, prepayment or other satisfaction of the Senior Notes or the Convertible Notes; provided, that (A) no Default shall exist immediately prior to and after giving Pro Forma Effect to any such repayment, redemption, repurchase, prepayment or other satisfaction and (B) after giving effect to any such repayment, redemption, repurchase, prepayment or other satisfaction, the sum of (1) cash and Eligible Securities of the Borrower and its Restricted Subsidiaries plus (2) the aggregate amount of committed and undrawn credit facilities available on the date of such repayment, redemption, repurchase, prepayment or other satisfaction and permitted to be drawn by Borrower or its Restricted Subsidiaries for the purpose of paying when due the principal of the Senior Notes or the principal amount of the Convertible Notes, as applicable, shall be at least equal to $200,000,000.

Section 7.16. Amendment, Etc. of Related Documents and Indebtedness. Amend, modify or change in any manner material and adverse to the Lenders any term or condition of any Indebtedness set forth in Schedule 7.02, the Senior Notes and any other Pari Passu First Lien Debt (other than the Obligations), the Senior Unsecured Notes, the Convertible Note, any Junior Lien Debt, any Subordinated Indebtedness, any Senior Unsecured Indebtedness or any Disqualified Stock, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02 and payments to the holders of the Convertible Notes or any increase on the interest rate of the Convertible Notes in connection with extending the date on which any holder of Convertible Notes can require the Borrower to purchase or redeem such Convertible Notes.

Section 7.17. Partnership, Etc. Become a general partner in any general or limited partnership or joint venture that is not a Restricted Subsidiary, or permit any of its Restricted Subsidiaries to do so.

Section 7.18. Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries unless the applicable requirements of Section 6.13 shall be complied with.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due or other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.09 or 6.18 or Article 7, or (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in the Guaranty; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document or the Notes on its part to be performed or observed and such failure continues for 30 or more days after the earlier of (x) receipt by the Borrower of notice of such default from the Administrative Agent and (y) the date upon which any Responsible Officer of the Borrower becomes aware of such failure to so perform or observe; or

(d) Cross-Default. If there shall occur (i) a default, which is not waived, in the payment of any principal, interest, premium or other amount with respect to any Indebtedness or Swap Contract (other than the Loans and other Obligations) of the Borrower or any Restricted Subsidiary in an amount not less than $25,000,000 in the aggregate outstanding, or (ii) a default, which is not waived, in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness or Swap Contract may have been issued, created, assumed, guaranteed or secured by the Borrower or any Restricted Subsidiary, or (iii) any other event of default as specified in any agreement or instrument under or pursuant to which any such Indebtedness or Swap Contract may have been issued, created, assumed, guaranteed or secured by the Borrower or any Restricted Subsidiary, and such default or event of default shall continue for more than the period of grace, if any, therein specified, or such default or event of default shall permit the holder of any such Indebtedness or Swap Contract (or any agent or trustee acting on behalf of one or more holders) to accelerate the maturity thereof, or (iv) any Termination Event (as so defined) occurs under any Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and the Swap Termination Value owed by such Borrower or such Restricted Subsidiary as a result thereof is greater than $25,000,000; or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect to the extent qualified by materiality or Material Adverse Effect) when made or deemed made; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. If (i) one or more judgments or orders where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $25,000,000 is rendered against the Borrower or any Restricted Subsidiary, or (ii) there is any attachment, levy or execution against any of the Borrower’s or Restricted Subsidiaries’ properties for any amount in excess of $25,000,000 in the aggregate; and such judgment, attachment, levy or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days; or

(i) Cessation of Operations. If the Borrower or any Material Subsidiary shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations material to the conduct of the business of the Borrower or such Restricted Subsidiary for a period of more than 60 days; or

(j) Certain Adverse Events. (i) Cancellation, revocation, suspension or termination of any Medicare Certification, Medicare Provider Agreement, Medicaid Certification or Medicaid Provider Agreement affecting the Borrower, any Restricted Subsidiary or any Contract Provider, or (ii) the loss of any other permits, licenses, authorizations, certifications or approvals from any federal, state or local Governmental Authority or termination of any contract with any such authority, in either case which cancellation, revocation, suspension, termination or loss (X) in the case of any suspension or temporary loss only, continues for a period greater than 60 days and (Y) results in the suspension or termination of operations of the Borrower or any Restricted Subsidiary or in the failure of the Borrower or any Restricted Subsidiary or any Contract Provider to be eligible to participate in Medicare or Medicaid programs or to accept assignments of rights to reimbursement under Medicaid Regulations or Medicare Regulations; provided that any such events described in this Section 8.01(j) shall result either singly or in the aggregate in the termination, cancellation, suspension or material impairment of operations or rights to reimbursement which produced 5% or more of the Borrower’s gross revenues in the Measurement Period most recently ended; or

(k) ERISA. (i) One or more ERISA Events occur, (ii) there is or arises any Unfunded Pension Liability with respect to the Pension Plans other than the Specified Plan (taking into account only such Pension Plans with positive Unfunded Pension Liability), (iii) there is or arises any Unfunded Pension Liability with respect to the Specified Plan of greater than $25,000,000 or (iv) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower or the ERISA Affiliates were to withdraw completely from one or more Multiemployer Plans, and the liability of the Borrower and the ERISA Affiliates contemplated by the foregoing clauses (i), (ii) and (iv), either individually or in the aggregate, is, or could reasonably be expected to result in a Material Adverse Effect; or

(l) Change of Control. There occurs any Change of Control with respect to the Borrower; or

(m) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(n) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.02 or 6.13 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or

(o) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness other than as a result of a Permitted Refinancing; or (ii) the Borrower or any other Loan Party or any Restricted Subsidiary shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party or Restricted Subsidiary, shall be subject to any of the Subordination Provisions to the extent required thereby.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), subject to the terms of the Collateral Documents with respect to the proceeds of Collateral, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, commitment fees and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lender and the L/C Issuer) (including Attorney Costs and amounts payable under Article 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, commitment fees, interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, Swap Termination Values owing to any Lender or any Affiliate of any Lender arising under Swap Contracts that shall have been terminated and as to which the Administrative Agent shall have received notice of such termination and the Swap Termination Value thereof from the applicable Lender or Affiliate of a Lender ratably among the Lenders, their Affiliates and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 9

ADMINISTRATIVE AGENT

Section 9.01. Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “Collateral Agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (including Section 10.04, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. All references to the Administrative Agent in the Loan Documents as it relates to the Collateral, the Collateral Documents and anything incidental thereto shall also be deemed to refer to the Administrative Agent in its capacity as Collateral Agent.

Section 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit reasonably acceptable to the beneficiary thereof, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. If no successor L/C Issuer is appointed upon resignation of Wells Fargo as Administrative Agent, the Borrower and the retiring L/C Issuer shall negotiate in good faith to make arrangements satisfactory to the retiring L/C Issuer to assume or terminate the obligations of such retiring L/C Issuer with respect to any outstanding Letters of Credit issued by such retiring L/C Issuer.

Section 9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08. Administrative Agent in Its Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Wells Fargo were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Wells Fargo shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

Section 9.09. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers, Syndication Agent, Co-Documentation Agents or Managing Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

Section 9.11. Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold as part of or in connection with any sale permitted hereunder (including, with respect to the Disposition of Mortgaged Property or if otherwise applicable, satisfaction of the Mortgage EBITDA Test and the Guarantor EBITDA Test in accordance with Section 7.05) or under any other Loan Document (or release any such Lien contemporaneously with the sale), but excluding in each case any sale or Disposition to a Loan Party, (iii) in connection with the incurrence of Permitted Mortgage Debt secured by such property, (iv) for the purpose of releasing Liens on accounts receivable and related assets in connection with a Qualified Receivables Transaction or (v) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) subject to Pro Forma Compliance with the Guarantor EBITDA Test, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder or if such Restricted Subsidiary is designated a Joint Venture Subsidiary in compliance with Section 6.18(b) (provided that such Restricted Subsidiary is released from all Contingent Obligations with respect to all other Indebtedness of the Loan Parties, including, without limitation, the Senior Notes and the Senior Unsecured Notes);

(c) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(h); and

(d) to consent to and enter into (and execute documents permitting the filing and recording of, where appropriate) (x) the grant of easements, covenants, conditions, restrictions, declarations and/or rights to use common areas and (y) subordination, non-disturbance and attornment agreements, in each case which do not interfere materially with the ordinary conduct of the business of the Borrower or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Subsidiary and which are otherwise reasonably acceptable to the Administrative Agent, in each case in favor of the ultimate purchasers, or tenants under leases or subleases or licensees under licenses or easement holders under easements of any portion of the Collateral to the extent permitted under Section 7.01 and Section 7.05; and

(e) at the request of a Loan Party, to subordinate any Mortgage to any easements, rights-of-way, covenants, conditions and restrictions and other similar rights, in each case which do not interfere materially with the ordinary conduct of the business of the Borrower or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Subsidiary and which are otherwise reasonably acceptable to the Administrative Agent.

Notwithstanding the foregoing, if any Restricted Subsidiary that is not a Guarantor is a guarantor of or shall guarantee Indebtedness of a Loan Party or Indebtedness of a Loan Party is or shall otherwise become a Contingent Obligation of any Restricted Subsidiary that is not a Guarantor, such Restricted Subsidiary shall be required to become a Guarantor hereunder and comply with Section 6.13 and Section 6.16 and all other applicable provisions hereof (whether or not such Restricted Subsidiary constitutes a Non-Guarantor Subsidiary).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Pari Passu First Lien Debt or Junior Lien Debt, the Administrative Agent agrees to, and the Lenders authorize the Administrative Agent to, execute and deliver any intercreditor agreement reasonably acceptable to the Administrative Agent pursuant to the terms of the Loan Documents and amendments, amendments and restatements, restatements, supplements to or other modifications to any Collateral Document (including but not limited to any Mortgages and UCC financing statement), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably requested by the Borrower and necessary or reasonably desirable to cause any Lien on the Collateral of any Loan Party permitted to secure such Pari Passu First Lien Debt or Junior Lien Debt to become a valid, perfected lien (with junior priority with respect to Junior Lien Debt) pursuant to the Collateral Document being so amended, amended and restated, restated, supplemented or otherwise modified or otherwise.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or, in the case of subsection (i) of the following proviso, the Required Revolving Lenders and not the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default shall constitute an increase in the Commitment of any Lender);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments under Section 2.05(b)) of principal, interest, fees or other amounts, or permit or require the payment of principal, interest, fees or other amounts in a currency other than Dollars, in each case due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate and it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (c);

(d) change (i) Section 2.13, Section 8.03 or any other Section hereof in a manner that would alter the pro rata sharing of payments required by Section 2.13 or Section 8.03 without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of any Class of Loans from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b) (or the definition of Credit Agreement Refinancing Indebtedness), respectively, in any manner that materially and adversely affects the Lenders of such Class of Loans without the written consent of the Required Class Lenders of such Class;

(e) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(e)), without the written consent of each Lender, or (ii) the definition of “Required Revolving Lenders” or “Required Class Lenders” without the written consent of each Lender under the applicable Class;

(f) release all or substantially all of the value of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (it being understood that additional Classes of Loans pursuant to Section 2.17 or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Collateral Documents);

(g) release the Borrower or all or substantially all of the value of the Guaranty, without the written consent of each Lender; or

(h) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of each Lender directly affected thereby; or

(i) expressly change or waive any condition precedent in Section 4.02 to any Revolving Borrowing that would not be satisfied but for such amendment, waiver or consent without the written consent of the Required Revolving Lenders; provided, however, that any waiver or amendment that cures or waives a Default and that would be effective in the absence of this subsection (i) shall be effective for all purposes of this Agreement other than the conditions precedent in Section 4.02;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (A) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) to the extent such amendment, waiver or consent causes such Defaulting Lender to be treated less favorably than the other Lenders having the same type of exposure of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Section 10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, on SyndTrak Online or by other electronic means, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Agent Related Person of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Arranger and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Swing Line Lender in connection with any Swing Line Loan, and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Swing Line Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swing Line Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender, the Swing Line Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans (including Swing Line Loans) made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, the Swing Line Lender, each Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the L/C Issuer, the Swing Line Lender or any Agent-Related Person of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender, the L/C Issuer or such Agent-Related Person, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender or the L/C Issuer in its capacity as such, or against any Agent-Related Person of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations and any other termination of this Agreement.

(g) This Section 10.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages and liabilities arising from any non-Tax claim.

Section 10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of either Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is an assignment of the Initial Term Commitment and Initial Term Loans made during the Syndication Period by the Lenders party to the Credit Agreement on the Closing Date and their respective affiliates or (4) in connection with a Repurchase Offer; provided that the Borrower shall be deemed to have consented to any assignment of Term Loans unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Revolving Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. Except for any assignment of a Term Loan pursuant to Section 2.15 (which shall be cancelled by Borrower pursuant to Section 2.15(a)(i)), no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant (A) agrees to be subject to the provisions of Section 10.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.01, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.13 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 as though it were a Lender.

(f) Certain Pledges. Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo Bank, National Association assigns all of its Revolving Commitments and Revolving Loans pursuant to Section 10.06(b), Wells Fargo may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the willing Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo Bank, National Association as L/C Issuer or Swing Line Lender, as the case may be. If Wells Fargo Bank, National Association resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Wells Fargo Bank, National Association resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo Bank, National Association to effectively assume the obligations of Wells Fargo Bank, National Association with respect to such Letters of Credit.

Section 10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, trustees and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledge referred to in Section 10.06(f) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (i) to a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Loans and Loan Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or (j) to any credit insurance provider relating to the Borrower and its obligations.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then the relevant Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense or otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment, including any amounts pursuant to Section 3.05.

(b) If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 10.14(a), or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Class Lenders, Required Lenders and Required Revolving Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 10.14(c); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 10.14(c); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 10.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 10.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fees hereof for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 10.14(c).

(C) With respect to any Commitment Fees or Letter of Credit Fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 10.14(c).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 10.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 10.14(a)(ii) and Section 10.14(a)(iv)) in an amount not less than the Minimum Collateral Amount.

(i) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 10.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(ii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 10.14(c) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 10.15. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Lenders and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, nor any Lender nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Lender or the Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent, nor any Lender nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, nor any Lender nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HEALTH MANAGEMENT ASSOCIATES, INC.

By:	\s\ Timothy R. Parry
	Name:	Timothy R. Parry
	Title:	Senior Vice President, General Counsel and Secretary

SIGNATURE PAGE TO CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	\s\ Monique Gasque
	Name:	Monique Gasque
	Title:	Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, L/C Issuer and Swing Line Lender

By:	\s\ Monique Gasque
	Name:	Monique Gasque
	Title:	Assistant Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender

By:		\s\ Sabrina Gill
	Name:	Sabrina Gill
	Title:	Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender

By:		\s\ David A. Reid
	Name:	David A. Reid
	Title:	Director

SIGNATURE PAGE TO CREDIT AGREEMENT

Barclays Bank PLC, as Lender

By:	\s\ David Barton
	Name:	David Barton
	Title:	Director

SIGNATURE PAGE TO CREDIT AGREEMENT

Citibank N.A. as Lender

By:	\s\ Michelle Nadine Burnett
	Name:	Michelle Nadine Burnett
	Title:	Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

SUNTRUST BANK, as Lender

By:	\s\ J. Ben Cumming
	Name:	J. Ben Cumming
	Title:	Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

The Royal Bank of Scotland plc, as Lender

By:	\s\ William McGinty
	Name:	William McGinty
	Title:	Director

SIGNATURE PAGE TO CREDIT AGREEMENT

JPMorgan Chase Bank N.A., as Lender

By:	\s\ Dawn L. LeeLum
	Name:	Dawn L. LeeLum
	Title:	Executive Director

SIGNATURE PAGE TO CREDIT AGREEMENT

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:	\s\ Michael King
	Name:	Michael King
	Title:	Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A., as Lender

By:	\s\ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

SIGNATURE PAGE TO CREDIT AGREEMENT

Florida Community Bank, N.A., as Lender

By:	\s\ Irene A. Marshall
Irene A. Marshall
Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

Regions Bank, as Lender

By:	\s\ William Crawford
	Name:	William Crawford
	Title:	Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

Fifth Third, as Lender

By:	\s\ Michelle J. Bahner
	Name:	Michelle J. Bahner
	Title:	Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

RAYMOND JAMES BANK, FSB, as Lender

By:	\s\ Alexander L. Rody
	Name:	Alexander L. Rody
	Title:	Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

Community & Southern Bank, as Lender

By:	\s\ Thomas A. Bethel
	Name:	Thomas A. Bethel
	Title:	Senior Relationship Manager

SIGNATURE PAGE TO CREDIT AGREEMENT

Annex I

Repayment Dates: Term A Loans

Date	Term A Loan Principal Amortization Payment

3/31/2012	$13,593,750
6/30/2012	$13,593,750
9/30/2012	$13,593,750
12/31/2012	$13,593,750
3/31/2013	$13,593,750
6/30/2013	$13,593,750
9/30/2013	$13,593,750
12/31/2013	$13,593,750
3/31/2014	$18,125,000
6/30/2014	$18,125,000
9/30/2014	$18,125,000
12/31/2014	$18,125,000
3/31/2015	$27,187,500
6/30/2015	$27,187,500
9/30/2015	$27,187,500
12/31/2015	$27,187,500
3/31/2016	$108,750,000
6/30/2016	$108,750,000
9/30/2016	$108,750,000
Applicable Term Loan Maturity Date	$108,750,000

Repayment Dates: Term B Loans

Date	Term B Loan Principal Amortization Payment

3/31/2012	$3,500,000
6/30/2012	$3,500,000
9/30/2012	$3,500,000
12/31/2012	$3,500,000
3/31/2013	$3,500,000
6/30/2013	$3,500,000
9/30/2013	$3,500,000
12/31/2013	$3,500,000
3/31/2014	$3,500,000
6/30/2014	$3,500,000
9/30/2014	$3,500,000
12/31/2014	$3,500,000
3/31/2015	$3,500,000
6/30/2015	$3,500,000
9/30/2015	$3,500,000
12/31/2015	$3,500,000
3/31/2016	$3,500,000
6/30/2016	$3,500,000
9/30/2016	$3,500,000
12/31/2016	$3,500,000
3/31/2017	$3,500,000
6/30/2017	$3,500,000
9/30/2017	$3,500,000
12/31/2017	$3,500,000
3/31/2018	$3,500,000
6/30/2018	$3,500,000
9/30/2018	$3,500,000
Applicable Term Loan Maturity Date	$1,305,500,000

2

SCHEDULE 1.01(a)

Debt to be Refinanced

The following Indebtedness shall be repaid in full and terminated on the Closing Date:

1.

The Borrower’s senior secured credit facilities, which are governed by a Credit Agreement, dated February 16, 2007, with Bank of America, N.A., as Lender, Administrative Agent, Swing Line Lender and L/C Issuer; Wachovia Bank, National Association, as Lender, Syndication Agent and L/C Issuer; Citicorp USA Inc., JPMorgan Chase Bank, N.A. and SunTrust Bank, as Lenders and Co-Documentation Agents. As of October 31, 2011, the total amount outstanding under these facilities was approximately $2,460,809,000.

2.

The senior secured credit facilities of Knoxville HMA Holdings, LLC, a Subsidiary, which are governed by a Credit Agreement, dated September 30, 2011, with SunTrust Bank, as Administrative Agent, Lender, Swingline Lender and Issuing Bank, and Deutsche Bank Trust Company Americas, The Royal Bank of Scotland PLC, Wells Fargo Bank, N.A., Bank of America, N.A. and Barclays Bank PLC, as Lenders. As of October 31, 2011, the total amount outstanding under these facilities was approximately $384,200,000.

SCHEDULE 1.01(b) Existing Letters of Credit Health Management Associates, Inc. Outstanding Letters of Credit

Beneficiary	ILOC Number	Amount	Issuing Bank	Original Issue Date	Expiration	Notice Required	Reason Needed
Pacific Employers Ins Co, Ins Co NA, Cigna	S510122	$700,000	Wachovia		10/1/11		CIGNA-old workers comp program; Reduced as of 7/07
Withlacoochee River Electric Cooperative	SM205605W	$150,000	Wachovia	11/6/2003	10/31/11	30 days	Crystal River Hospital-utility deposit
South Middleton Township	SM207124W		Wachovia		3/1/12	60 days	Carlisle replacement hospital; $332,520.32 removed from listing
Southwest Florida Water Management District	SM213557W	$185,493	Wachovia	5/4/2005	5/3/12	90 days	Collier Regional – mitigation
City Electric System, Utility Board of Key West	SM412786	$97,500	Wachovia	5/24/2000	5/3/12	120 days	Key West Hospital –utility deposit

Knoxville HMA Holdings, LLC

Outstanding Letters of Credit

Beneficiary	LOC Number	Reason	Amount	Start Date	End Date	# of Days of Notice	Issuing Bank

Appalachian Electric Corp	F855637	Electric	$72,000	10/13/2011	10/15/2012	30	SunTrust
LaFollette Utility Board	F855638	Electric	$100,000	10/13/2011	10/15/2012	60	SunTrust
Plateau Electric Coop	F855633	Electric	$47,000	10/13/2011	10/15/2012	60	SunTrust
State Volunteer Mutual Ins	F855634	Insurance	$150,000	10/13/2011	10/15/2012	60	SunTrust
Knoxville Utility Board	F855636	Electric	$1,300,000	10/13/2011	10/15/2012	30	SunTrust
Newport Utility Board	F855632	Electric	$74,000	10/13/2011	10/15/2012	60	SunTrust
Citizens Gas Utility District of Scott	F855639	Electric	$5,000	10/13/2011	10/15/2012	60	SunTrust
Powell-Clinch Utilities	F855631	Electric	$10,000	10/13/2011	10/15/2012	60	SunTrust
LCUB	F855640	Electric	$100,000	10/13/2011	10/15/2012	60	SunTrust
Enterprise FM Trust	F855687	Related to Vehicles	$18,000	11/3/2011	10/31/2012	30	SunTrust

SCHEDULE 1.01(c)

Joint Venture Subsidiaries

Alliance Health Partners, LLC

Anniston HMA, LLC

Carlisle HMA, LLC

Durant H.M.A., LLC

East Georgia Regional Medical Center, LLC

Haines City HMA, LLC

Hartsville HMA, LLC

Hernando HMA, LLC

Lake Shore HMA, LLC

Lancaster HMA, LLC

Lebanon HMA, LLC

Live Oak HMA, LLC

Midwest Regional Medical Center, LLC

Mooresville Hospital Management Associates, LLC

Natchez Community Hospital, LLC

OsceolaSC, LLC

Paintsville Hospital Company, LLC

Pasco Regional Medical Center, LLC

Poplar Bluff Regional Medical Center, LLC

Riverview Regional Medical Center, LLC

Rose City HMA, LLC

St. Mary’s Ambulatory Surgery Center, LLC

Starke HMA, LLC

Tullahoma HMA, LLC

Van Buren H.M.A., LLC

Williamson Memorial Hospital, LLC

Yakima HMA, LLC

SCHEDULE 1.01(d)

Non-Guarantor Subsidiaries

Alabama HMA Physician Management, LLC

Alliance Health Partners, LLC

Amory HMA Physician Management, LLC

Anniston HMA, LLC

Augusta HMA, Inc.

Augusta HMA Physician Management, Inc.

Barrow Health Ventures, Inc.

Bartow HMA Physician Management, LLC

Batesville HMA Medical Group, LLC

Biloxi HMA Physician Management, LLC

Brevard HMA ALF, LLC

Brevard HMA ASC, LLC

Brevard HMA Diagnostic Imaging, LLC

Brevard HMA HME, LLC

Brevard HMA Home Health, LLC

Brevard HMA Hospice, LLC

Brevard HMA Investment Properties, LLC

Brevard HMA Nursing Home, LLC

Brooksville HMA Physician Management, LLC

Canton HMA, LLC

Carlisle HMA, LLC

Carlisle HMA Physician Management, LLC

Carlisle HMA Surgery Center, LLC

Carlisle Medical Group, LLC

Carolinas Holdings, LLC

Central Polk, LLC

Chester HMA Physician Management, LLC

Chester Medical Group, LLC

Chester PPM, LLC

Clarksdale HMA Physician Management, LLC

Cleveland HMA, LLC

Cleveland HMA Medical Group, LLC

Coffee Hospital Management Associates, Inc.

Collier Boulevard HMA Physician Management, LLC

Collier HMA Facility Based Physician Management, LLC

Collier HMA Neurological Vascular Medical Group, LLC

Collier HMA Physician Management, LLC

Crossgates HMA Medical Group, LLC

Crystal River HMA Physician Management, LLC

Durant H.M.A., LLC

Durant HMA Home Health, LLC

Durant HMA Physician Management, LLC

Durant HMA Surgical Center, LLC

East Georgia HMA Physician Management, LLC

East Georgia Regional Medical Center, LLC

EverRad HMA Holdings, LLC

Florida Endoscopy and Surgery Center, LLC

Florida HMA Urgent Care, LLC

Flowood River Oaks HMA Medical Group, LLC

Fort Smith HMA Home Health, LLC

Fort Smith HMA PBC Management, LLC

Fort Smith HMA Physician Management, LLC

Gadsden HMA Physician Management, LLC

Gaffney H.M.A., LLC

Gaffney HMA Physician Management, LLC

Gaffney PPM, LLC

Georgia HMA Physician Management, LLC

Green Clinic, LLC

Gulf Coast HMA Physician Management, LLC

Gulf Oaks Therapeutic Day School, LLC

Haines City HMA, LLC

Haines City HMA Physician Management, LLC

Haines City HMA Urgent Care, LLC

Hamlet HMA Physician Management, LLC

Hamlet HMA PPM, LLC

Hamlet PPM, LLC

Harrison HMA, LLC

Harrison HMA Physician Management, LLC

Hartsville ENT, LLC

Hartsville HMA, LLC

Hartsville HMA Physician Management, LLC

Hartsville Medical Group, LLC

Hartsville PPM, LLC

Health Management Associates, Inc. Fed PAC, LLC

Hernando HMA, LLC

Hernando HMA Ancillary, LLC

HMA CAT, LLC

HMA Lake Shore, Inc.

HMA Leasing, LLC

HMA MRI, LLC

HMA Physician Practice Management, LLC

Hospital Management Services of Florida, Inc.

ICSE Leasing Corp.

Insurance Company of the Southeast, Ltd.

Jackson HMA North Medical Office Building, LLC

Jamestown HMA Leasing, LLC

Jamestown HMA Physician Management, LLC

Kennett HMA Physician Management, LLC

Key West HMA Physician Management, LLC

Keystone HMA Property Management, LLC

Knoxville HMA Cardiology PPM, LLC

Knoxville HMA Development, LLC

Knoxville HMA Family Services, LLC

Knoxville HMA Homecare DEM & Hospice, LLC

Knoxville HMA JV Holdings, LLC

Knoxville HMA Mission Services, LLC

Knoxville HMA Physician Management, LLC

Knoxville HMA Wellness Center, LLC

Lake Shore HMA, LLC

Lake Shore HMA Medical Group, LLC

Lancaster HMA, LLC

Lancaster HMA Physician Management, LLC

Lancaster Medical Group, LLC

Lancaster Outpatient Imaging, LLC

Lebanon HMA, LLC

Lebanon HMA Leasing, LLC

Lebanon HMA Physician Management, LLC

Lebanon HMA Surgery Center, LLC

Lehigh HMA Physician Management, LLC

Little Rock HMA, Inc.

Live Oak HMA, LLC

Live Oak HMA Medical Group, LLC

Lone Star HMA Physician Management, Inc.

Louisburg H.M.A., LLC

Louisburg HMA Physician Management, LLC

Louisburg PPM, LLC

Madison HMA Physician Management, LLC

Marathon H.M.A., LLC

Marathon HMA Medical Group, LLC

Melbourne HMA Medical Group, LLC

Meridian HMA Clinic Management, LLC

Meridian HMA, LLC

Meridian HMA Nursing Home, LLC

Midwest City HMA Physician Management, LLC

Midwest HMA Home Health, LLC

Midwest Regional Medical Center, LLC

Mississippi Health Management Medical Education Fund, LLC

Mississippi HMA DME, LLC

Mississippi HMA Hospitalists, LLC

Mississippi HMA Urgent Care, LLC

Monroe HMA Physician Management, LLC

Mooresville HMA Investors, LLC

Mooresville HMA Physician Management, LLC

Mooresville Hospital Management Associates, LLC

Mooresville PPM, LLC

Natchez Community Hospital, LLC

Natchez HMA Physician Management, LLC

New Gulf Coast Surgery Center, LLC

North Port HMA, LLC

Oklahoma HMA Urgent Care, LLC

OsceolaSC, LLC

Osler HMA Medical Group, LLC

Oviedo HMA, LLC

Paintsville HMA Physician Management, LLC

Paintsville Hospital Company, LLC

Pasco Hernando HMA Physician Management, LLC

Pasco Regional Medical Center, LLC

PBEC HMA, Inc.

Peace River HMA Nursing Center, LLC

Personal Home Health Care, LLC

Poinciana HMA, LLC

Poplar Bluff HMA Physician Management, LLC

Poplar Bluff Regional Medical Center, LLC

Port Charlotte HMA Physician Management, LLC

Preferred Nurse Staffing, LLC

Punta Gorda HMA Physician Management, LLC

Punta Gorda Medical Arts Center Association, Inc.

River Oaks Management Company, LLC

River Oaks Medical Office Building, LLC

Riverpark Community Cath Lab, LLC

Riverview Regional Medical Center, LLC

Rockledge HMA Convenient Care, LLC

Rockledge HMA Medical Group, LLC

Rose City HMA, LLC

Rose City HMA Medical Group, LLC

Santa Rosa HMA Physician Management, LLC

Santa Rosa HMA Urgent Care, LLC

Scott County HMA, LLC

Sebastian HMA Physician Management, LLC

Sebring HMA Physician Management, LLC

Southwest Physicians Risk Retention Group, Inc.

Sparks PremierCare, L.L.C.

Spring Hill HMA Medical Group, LLC

Spring Hill HMA Physician Management LLC

St. Cloud HMA Physician Management, LLC

St. Cloud Physician Management, LLC

St. Mary’s Ambulatory Surgery Center, LLC

Starke HMA, LLC

Starke HMA Medical Group, LLC

Statesboro HMA Medical Group, LLC

Statesboro HMA Physician Management, LLC

Statesville HMA Medical Group, LLC

Statesville HMA Physician Management, LLC

Statesville PPM, LLC

The Surgery Center, LLC

The Surgery Center at Durant, LLC

Tullahoma HMA, LLC

Tullahoma HMA Leasing, LLC

Tullahoma HMA Physician Management, LLC

Van Buren H.M.A., LLC

Van Buren HMA Central Business Office, LLC

Vicksburg HMA Physician Management, LLC

Wauchula HMA Physician Management, LLC

Williamson HMA Physician Management, LLC

Williamson Memorial Hospital, LLC

Women’s Health Specialists of Carlisle, LLC

Yakima HMA, LLC

Yakima HMA Home Health, LLC

Yakima HMA Physician Management, LLC

SCHEDULE 1.01(e)

Guarantors

Amory HMA, LLC

Bartow HMA, LLC

Biloxi H.M.A., LLC

Brandon HMA, LLC

Brevard HMA Holdings, LLC

Brevard HMA Hospitals, LLC

Campbell County HMA, LLC

Carolinas JV Holdings, L.P.

Carolinas JV Holdings General, LLC

Central Florida HMA Holdings, LLC

Central States HMA Holdings, LLC

Chester HMA, LLC

Citrus HMA, LLC

Clarksdale HMA, LLC

Cocke County HMA, LLC

Florida HMA Holdings, LLC

Fort Smith HMA, LLC

Hamlet H.M.A., LLC

Health Management Associates, LLC

HMA Fentress County General Hospital, LLC 1

HMA Hospitals Holdings, LLC

HMA Santa Rosa Medical Center, LLC

Hospital Management Associates, Inc.

Jackson HMA, LLC

Jefferson County HMA, LLC

Kennett HMA, LLC

Key West HMA, LLC

Knoxville HMA Holdings, LLC

Lehigh HMA, LLC

Lone Star HMA, L.P.

Madison HMA, LLC

Melbourne HMA, LLC

Mesquite HMA General, LLC

Metro Knoxville HMA, LLC

Mississippi HMA Holdings I, LLC

Mississippi HMA Holdings II, LLC

Monroe HMA, LLC

Naples HMA, LLC

Port Charlotte HMA, LLC

[1]	This entity is not in good standing as of the Closing Date and the Borrower is undertaking to restore the good standing status thereof.

Punta Gorda HMA, LLC

River Oaks Hospital, LLC

Rockledge HMA, LLC

ROH, LLC

Sebastian Hospital, LLC

Sebring Hospital Management Associates, LLC

Southeast HMA Holdings, LLC

Southwest Florida HMA Holdings, LLC

Statesville HMA, LLC

Venice HMA, LLC

Winder HMA, LLC

SCHEDULE 2.01 COMMITMENT AMOUNTS

Lender	Revolving Commitment	Applicable Percentage	Term Loan A Commitment	Applicable Percentage	Term Loan B Commitment	Applicable Percentage	Total
Wells Fargo Bank, N.A.	$64,014,522.82	12.80%	$91,818,810.51	12.66%	$1,400,000,000	100%	$1,555,833,333.33
Deutsche Bank Trust Company Americas	$64,014,522.82	12.80%	$91,818,810.51	12.66%			$155,833,333.33
Barclays Bank PLC.	$64,014,522.82	12.80%	$91,818,810.51	12.66%			$155,833,333.33
CitiBank, N.A	$64,014,522.82	12.80%	$91,818,810.51	12.66%			$155,833,333.33
SunTrust Bank	$64,014,522.82	12.80%	$91,818,810.51	12.66%			$155,833,333.33
The Royal Bank of Scotland plc	$53,744,813.28	10.75%	$77,088,520.06	10.63%			$130,833,333.33
JPMorgan Chase Bank, N.A.	$41,078,838.17	8.22%	$58,921,161.83	8.13%			$100,000,000.00
Morgan Stanley Bank, N.A.			$58,921,161.83	8.13%			$58,921,161.83
Morgan Stanley Senior Funding, Inc	$41,078,838.17	8.22%					$41,078,838.17
Florida Community Bank	$12,323,651.45	2.46%	$17,676,348.55	2.44%			$30,000,000.00
Regions Bank	$12.323,651.45	2.46%	$17,676,348.55	2.44%			$30,000,000.00
Fifth Third Bank	$10,269,709.54	2.05%	$14,730,290.46	2.03%			$25,000,000.00
Raymond James Bank, FSB	$5,000,000.00	1.00%	$15,000,000.00	2.07%			$20,000,000.00
Community & Southern Bank	$4,107,883.82	0.82%	$5,892,116.18	0.81%			$10,000,000.00
Total:	$500,000,000	100%	$725,000,000	100%	$1,400,000,000	100%	$2,625,000,000

SCHEDULE 4.01(a)(x)

Local Counsel

Jurisdiction	Counsel

Arkansas	Robinson, Staley, Marshall & Duke 400 W. Capitol, Suite 2891 Little Rock, AR 72201 Attn: William T. Marshall, Esq.

Delaware	Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, NY 14604 Attn: Craig S. Wittlin, Esq.

Florida	Garlick, Hilfiker & Swift, LLP 9115 Corsea del Fontana Way, Suite 100 Naples, FL 34109 Attn: Richard J. Swift, Jr., Esq.

Georgia	Balch & Bingham LLP 30 Ivan Allen, Jr. Blvd., NW, Suite 700 Atlanta, GA 30308 Attn: Philip Sprinkle, Esq.

Mississippi	Copeland, Cook, Taylor & Bush, PA 1076 Highland Colony Parkway Concourse 600, Suite 100 Ridgeland, MS 39157 Attn: Tom Kirkland, Esq.

Missouri	Blanton, Rice, Sidwell, Nickell & Cozean, L.L.C. P.O. Box 805 219 South Kingshighway Sikeston, MO 63801-0805 Attn: Joseph C. Blanton, Esq.

North Carolina	Parker Poe Adams & Bernstein LLP Three Wells Fargo Center 401 South Tryon Street, Suite 3000 Charlotte, NC 28202 Attn: Craig T. Lynch, Esq.

South Carolina	Floyd & Gardner, PC 305 W. Carolina Ave. Hartsville, SC 29550 Attn: J. Anthony Floyd, Esq.

Tennessee	Bass, Berry Sims PLC 150 Third Avenue South, Suite 2800 Nashville, TN 37201 Attn: J. Richard Lodge

Jurisdiction	Counsel

Texas	Carrington Coleman Sloman & Blumenthal, LLP 901 Main Street, Suite 5500 Dallas, TX 75202 Attn: Josh Imhoff, Esq.

SCHEDULE 5.06

Subsidiaries and Other Equity Investments

(a)	Subsidiaries

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Alabama HMA Physician Management, LLC	Alabama	limited liability company	100	100%	Southeast HMA Holdings, LLC

Alliance Health Partners, LLC	Mississippi	limited liability company	N/A	95%	Mississippi HMA Holdings I, LLC

Amory HMA, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Amory HMA Physician Management, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Anniston HMA, LLC	Alabama	limited liability company	10,000	86.99%	Southeast HMA Holdings, LLC

Augusta HMA, Inc.	Georgia	corporation	10,000	100%	Health Management Associates, Inc.

Augusta HMA Physician Management, Inc.	Georgia	corporation	10,000	100%	Health Management Associates, Inc.

Barrow Health Ventures, Inc.	Georgia	corporation	N/A	51%	Winder HMA, LLC

Bartow HMA, LLC	Florida	limited liability company	10,000	100%	Central Florida HMA Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Bartow HMA Physician Management, LLC	Florida	limited liability company	10,000	100%	Central Florida HMA Holdings, LLC

Batesville HMA Medical Group, LLC	Mississippi	limited liability company	N/A	100%	Alliance Health Partners, LLC

Biloxi H.M.A., LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings I, LLC

Biloxi HMA Physician Management, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings I, LLC

Brandon HMA, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Brevard HMA ALF, LLC	Florida	limited liability company	N/A	100%	Brevard HMA Holdings, LLC

Brevard HMA ASC, LLC	Florida	limited liability company	N/A	100%	Brevard HMA Holdings, LLC

Brevard HMA Diagnostic Imaging, LLC	Florida	limited liability company	N/A	100%	Brevard HMA Holdings, LLC

Brevard HMA HME, LLC	Florida	limited liability company	N/A	100%	Brevard HMA Holdings, LLC

Brevard HMA Holdings, LLC	Florida	limited liability company	N/A	100%	Central Florida HMA Holdings, LLC

Brevard HMA Home Health, LLC	Florida	limited liability company	N/A	100%	Brevard HMA Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Brevard HMA Hospice, LLC	Florida	limited liability company	N/A	100%	Brevard HMA Holdings, LLC

Brevard HMA Hospitals, LLC	Florida	limited liability company	N/A	100%	Brevard HMA Holdings, LLC

Brevard HMA Investment Properties, LLC	Florida	limited liability company	N/A	100%	Brevard HMA Holdings, LLC

Brevard HMA Nursing Home, LLC	Florida	limited liability company	N/A	100%	Brevard HMA Holdings, LLC

Brooksville HMA Physician Management, LLC	Florida	limited liability company	10,000	100%	Hernando HMA, LLC

Campbell County HMA, LLC	Tennessee	limited liability company	N/A	100%	Knoxville HMA Holdings, LLC

Canton HMA, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Carlisle HMA, LLC	Pennsylvania	limited liability company	100,000	99.812%	Central States HMA Holdings, LLC

Carlisle HMA Physician Management, LLC	Pennsylvania	limited liability company	N/A	100%	Carlisle HMA, LLC

Carlisle HMA Surgery Center, LLC	Pennsylvania	limited liability company	100	100%	Carlisle HMA, LLC

Carlisle Medical Group, LLC	Pennsylvania	limited liability company	N/A	100%	Central States HMA Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Carolinas JV Holdings General, LLC	Delaware	limited liability company	N/A	100%	Health Management Associates, Inc.

Carolinas JV Holdings, L.P.	Delaware	limited partnership	N/A	100%	Health Management Associates, LLC (99%); Carolinas JV Holdings General, LLC (1%)

Central Florida HMA Holdings, LLC	Delaware	limited liability company	N/A	100%	Health Management Associates, LLC (99%); HMA Hospitals Holdings, LLC (1%)

Central Polk, LLC	Florida	limited liability company	N/A	100%	Haines City HMA, LLC

Central States HMA Holdings, LLC	Delaware	limited liability company	N/A	100%	Health Management Associates, LLC (99%); HMA Hospitals Holdings, LLC (1%)

Chester HMA, LLC	South Carolina	limited liability company	10,000	100%	Carolinas JV Holdings, L.P.

Chester HMA Physician Management, LLC	South Carolina	limited liability company	10,000	100%	Carolinas JV Holdings, L.P.

Chester Medical Group, LLC	South Carolina	limited liability company	N/A	100%	Carolinas JV Holdings, L.P.

Chester PPM, LLC	South Carolina	limited liability company	N/A	100%	Carolinas Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Citrus HMA, LLC	Florida	limited liability company	10,000	100%	Central Florida HMA Holdings, LLC

Clarksdale HMA, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Clarksdale HMA Physician Management, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Cleveland HMA, LLC	Mississippi	limited liability company	N/A	100%	Mississippi HMA Holdings II, LLC

Cleveland HMA Medical Group, LLC	Mississippi	limited liability company	N/A	100%	Mississippi HMA Holdings II, LLC

Cocke County HMA, LLC	Tennessee	limited liability company	N/A	100%	Knoxville HMA Holdings, LLC

Coffee Hospital Management Associates, Inc.	Tennessee	corporation	1,000	100%	Health Management Associates, Inc.

Collier Boulevard HMA Physician Management, LLC	Florida	limited liability company	N/A	100%	Southwest Florida HMA Holdings, LLC

Collier HMA Facility Based Physician Management, LLC	Florida	limited liability company	10,000	100%	Southwest Florida HMA Holdings, LLC

Collier HMA Neurological Vascular Medical Group, LLC	Florida	limited liability company	N/A	100%	Southwest Florida HMA Holdings, LLC

Collier HMA Physician Management, LLC	Florida	limited liability company	10,000	100%	Southwest Florida HMA Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Crossgates HMA Medical Group, LLC	Mississippi	limited liability company	N/A	100%	Mississippi HMA Holdings II, LLC

Crystal River HMA Physician Management, LLC	Florida	limited liability company	10,000	100%	Central Florida HMA Holdings, LLC

Durant H.M.A., LLC	Oklahoma	limited liability company	100,000	92.013%	Central States HMA Holdings, LLC

Durant HMA Home Health, LLC	Oklahoma	limited liability company	N/A	100%	Central States HMA Holdings, LLC

Durant HMA Physician Management, LLC	Oklahoma	limited liability company	N/A	100%	Central States HMA Holdings, LLC

Durant HMA Surgical Center, LLC	Oklahoma	limited liability company	N/A	100%	Durant H.M.A., LLC

East Georgia HMA Physician Management, LLC	Georgia	limited liability company	N/A	100%	East Georgia Regional Medical Center, LLC

East Georgia Regional Medical Center, LLC	Georgia	limited liability company	100,000	88.82%	Southeast HMA Holdings, LLC

EverRad HMA Holdings, LLC	Florida	limited liability company	N/A	100%	Health Management Associates, Inc.

Florida Endoscopy and Surgery Center, LLC	Florida	limited liability company	N/A	70%	Hernando HMA, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Florida HMA Holdings, LLC	Delaware	limited liability company	N/A	100%	Health Management Associates, LLC (99%); HMA Hospitals Holdings, LLC (1%)

Florida HMA Urgent Care, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Flowood River Oaks HMA Medical Group, LLC	Mississippi	limited liability company	N/A	100%	Mississippi HMA Holdings I, LLC

Fort Smith HMA, LLC	Arkansas	limited liability company	N/A	100%	Mississippi HMA Holdings I, LLC

Fort Smith HMA Home Health, LLC	Arkansas	limited liability company	N/A	100%	Mississippi HMA Holdings I, LLC

Fort Smith HMA PBC Management, LLC	Arkansas	limited liability company	N/A	100%	Fort Smith HMA, LLC

Fort Smith HMA Physician Management, LLC	Arkansas	limited liability company	N/A	100%	Fort Smith HMA, LLC

Gadsden HMA Physician Management, LLC	Alabama	limited liability company	N/A	100%	Riverview Regional Medical Center, LLC

Gaffney H.M.A., LLC	South Carolina	limited liability company	1,000	100%	Carolinas Holdings, LLC

Gaffney HMA Physician Management, LLC	South Carolina	limited liability company	1,000	100%	Carolina JV Holdings, L.P.

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Gaffney PPM, LLC	South Carolina	limited liability company	N/A	100%	Carolinas Holdings, LLC

Georgia HMA Physician Management, LLC	Georgia	limited liability company	N/A	100%	Southeast HMA Holdings, LLC

Green Clinic, LLC	Florida	limited liability company	N/A	100%	Florida HMA Holdings, LLC

Gulf Coast HMA Physician Management, LLC	Florida	limited liability company	N/A	100%	Florida HMA Holdings, LLC

Gulf Oaks Therapeutic Day School, LLC	Mississippi	limited liability company	N/A	100%	Biloxi H

Haines City HMA, LLC	Florida	limited liability company	10,000	97.859%	Central Florida HMA Holdings, LLC

Haines City HMA Physician Management, LLC	Florida	limited liability company	N/A	100%	Central Florida HMA Holdings, LLC

Haines City HMA Urgent Care, LLC	Florida	limited liability company	N/A	100%	Central Florida HMA Holdings, LLC

Hamlet H.M.A., LLC	North Carolina	limited liability company	1,000	100%	Carolinas JV Holdings, L.P.

Hamlet HMA Physician Management, LLC	North Carolina	limited liability company	1,000	100%	Carolinas JV Holdings, L.P.

Hamlet HMA PPM, LLC	North Carolina	limited liability company	N/A	100%	Carolinas JV Holdings, L.P.

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Hamlet PPM, LLC	North Carolina	limited liability company	N/A	100%	Carolinas Holdings, LLC

Harrison HMA, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Harrison HMA Physician Management, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Hartsville ENT, LLC	South Carolina	limited liability company	N/A	100%	Carolinas JV Holdings, L.P.

Hartsville HMA, LLC	South Carolina	limited liability company	10,000	96.89%	Carolinas JV Holdings, L.P.

Hartsville HMA Physician Management, LLC	South Carolina	limited liability company	10,000	100%	Carolinas JV Holdings, L.P.

Hartsville Medical Group, LLC	South Carolina	limited liability company	N/A	100%	Carolinas JV Holdings, L.P.

Hartsville PPM, LLC	South Carolina	limited liability company	N/A	100%	Carolinas Holdings, LLC

Health Management Associates, LLC	Delaware	limited liability company	N/A	100%	Health Management Associates, Inc.

Health Management Associates, Inc. Fed PAC, LLC	Delaware	limited liability company	N/A	100%	Health Management Associates, Inc.

Hernando HMA, LLC	Florida	limited liability company	100,000	97.159%	Central Florida HMA Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Hernando HMA Ancillary, LLC	Florida	limited liability company	N/A	100%	Central Florida HMA Holdings, LLC

HMA CAT, LLC	Texas	limited liability company	N/A	100%	Health Management Associates, Inc.

HMA Fentress County General Hospital, LLC	Tennessee	limited liability company	N/A	100%	Carolinas JV Holdings, L.P.

HMA Hospitals Holdings, LLC	Delaware	limited liability company	1,000	100%	Health Management Associates, Inc.

HMA Lake Shore, Inc.	Florida	corporation	10,000	100%	Lake Shore HMA, LLC

HMA Leasing, LLC	Tennessee	limited liability company	N/A	100%	Health Management Associates, Inc.

HMA MRI, LLC	Texas	limited liability company	N/A	100%	Health Management Associates, Inc.

HMA Physician Practice Management, LLC	Florida	limited liability company	N/A	100%	Southwest Florida HMA Holdings, LLC

HMA Santa Rosa Medical Center, LLC	Florida	limited liability company	N/A	100%	Florida HMA Holdings, LLC

Hospital Management Associates, Inc.	Florida	corporation	10,000	100%	Health Management Associates, Inc.

Hospital Management Services of Florida, Inc.	Florida	corporation	10,000	100%	Health Management Associates, Inc.

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

ICSE Leasing Corp.	Delaware	corporation	1,000	100%	Insurance Company of the Southeast, Ltd.

Insurance Company of the Southeast, Ltd.	Cayman Islands, BWI	limited company	3,000,000	100%	Health Management Associates, Inc.

Jackson HMA, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Jackson HMA North Medical Office Building, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Jamestown HMA Leasing, LLC	Tennessee	limited liability company	N/A	100%	HMA Leasing, LLC

Jamestown HMA Physician Management, LLC	Tennessee	limited liability company	N/A	100%	Carolinas JV Holdings, L.P.

Jefferson County HMA, LLC	Tennessee	limited liability company	N/A	100%	Knoxville HMA Holdings, LLC

Kennett HMA, LLC	Missouri	limited liability company	N/A	100%	Central States HMA Holdings, LLC

Kennett HMA Physician Management, LLC	Missouri	limited liability company	N/A	100%	Central States HMA Holdings, LLC

Key West HMA, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Key West HMA Physician Management, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Keystone HMA Property Management, LLC	Pennsylvania	limited liability company	N/A	100%	Central States HMA Holdings, LLC

Knoxville HMA Cardiology PPM, LLC	Tennessee	limited liability company	N/A	100%	Metro Knoxville HMA, LLC

Knoxville HMA Development, LLC	Tennessee	limited liability company	N/A	100%	Knoxville HMA Holdings, LLC

Knoxville HMA Family Services, LLC	Tennessee	limited liability company	N/A	100%	Knoxville HMA Holdings, LLC

Knoxville HMA Holdings, LLC	Tennessee	limited liability company	N/A	100%	Carolinas JV Holdings, L.P.

Knoxville HMA Homecare DME & Hospice, LLC	Tennessee	limited liability company	N/A	100%	Metro Knoxville HMA, LLC

Knoxville HMA JV Holdings, LLC	Tennessee	limited liability company	N/A	100%	Knoxville HMA Holdings, LLC

Knoxville HMA Mission Services, LLC	Tennessee	limited liability company	N/A	100%	Knoxville HMA Holdings, LLC

Knoxville HMA Physician Management, LLC	Tennessee	limited liability company	N/A	100%	Metro Knoxville HMA, LLC

Knoxville HMA Wellness Center, LLC	Tennessee	limited liability company	N/A	100%	Knoxville HMA Holdings, LLC

Lake Shore HMA, LLC	Florida	limited liability company	N/A	60%	Florida HMA Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Lake Shore HMA Medical Group, LLC	Florida	limited liability company	N/A	100%	Lake Shore HMA, LLC

Lancaster HMA, LLC	Pennsylvania	limited liability company	10,000	98.73%	Central States HMA Holdings, LLC

Lancaster HMA Physician Management, LLC	Pennsylvania	limited liability company	N/A	100%	Central States HMA Holdings, LLC

Lancaster Medical Group, LLC	Pennsylvania	limited liability company	N/A	100%	Central States HMA Holdings, LLC

Lancaster Outpatient Imaging, LLC	Pennsylvania	limited liability company	N/A	100%	Central States HMA Holdings, LLC

Lebanon HMA, LLC	Tennessee	limited liability company	10,000	98.27%	Carolinas JV Holdings, L.P.

Lebanon HMA Leasing, LLC	Tennessee	limited liability company	N/A	100%	HMA Leasing, LLC

Lebanon HMA Physician Management, LLC	Tennessee	limited liability company	N/A	100%	Lebanon HMA, LLC

Lebanon HMA Surgery Center, LLC	Tennessee	limited liability company	N/A	100%	Carolinas JV Holdings, L.P.

Lehigh HMA, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Lehigh HMA Physician Management, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Little Rock HMA, Inc.	Arkansas	corporation	1,000	100%	Health Management Associates, Inc.

Live Oak HMA, LLC	Florida	limited liability company	N/A	60%	Florida HMA Holdings, LLC

Live Oak HMA Medical Group, LLC	Florida	limited liability company	N/A	100%	Live Oak HMA, LLC

Lone Star HMA, L.P.	Delaware	limited partnership	N/A	100%	Mesquite HMA General, LLC

Lone Star HMA Physician Management, Inc.	Texas	not-for-profit corporation	N/A	100%	Lone Star HMA, L.P.

Louisburg H.M.A., LLC	North Carolina	limited liability company	1,000	100%	Carolinas Holdings, LLC

Louisburg HMA Physician Management, LLC	North Carolina	limited liability company	10,000	100%	Carolinas JV Holdings, L.P.

Louisburg PPM, LLC	North Carolina	limited liability company	N/A	100%	Carolinas Holdings, LLC

Madison HMA, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Madison HMA Physician Management, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Marathon H.M.A., LLC	Florida	limited liability company	N/A	100%	Florida HMA Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Marathon HMA Medical Group, LLC	Florida	limited liability company	N/A	100%	Florida HMA Holdings, LLC

Melbourne HMA, LLC	Florida	limited liability company	N/A	100%	Brevard HMA Hospitals, LLC

Melbourne HMA Medical Group, LLC	Florida	limited liability company	N/A	100%	Melbourne HMA, LLC

Meridian HMA Clinic Management, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Meridian HMA, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Meridian HMA Nursing Home, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings II, LLC

Mesquite HMA General, LLC	Delaware	limited liability company	N/A	100%	Hospital Management Associates, Inc.

Metro Knoxville HMA, LLC	Tennessee	limited liability company	N/A	100%	Knoxville HMA Holdings, LLC

Midwest City HMA Physician Management, LLC	Oklahoma	limited liability company	N/A	100%	Midwest Regional Medical Center, LLC

Midwest HMA Home Health, LLC	Oklahoma	limited liability company	N/A	100%	Central States HMA Holdings, LLC

Midwest Regional Medical Center, LLC	Oklahoma	limited liability company	10,000	97.417%	Central States HMA Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Mississippi Health Management Medical Education Fund, LLC	Mississippi	limited liability company	N/A	100%	Mississippi HMA Holdings II, LLC

Mississippi HMA DME, LLC	Mississippi	limited liability company	N/A	100%	Mississippi HMA Holdings II, LLC

Mississippi HMA Holdings I, LLC	Delaware	limited liability company	N/A	100%	Health Management Associates, LLC (99%); HMA Hospitals Holdings, LLC (1%)

Mississippi HMA Holdings II, LLC	Delaware	limited liability company	N/A	100%	Health Management Associates, LLC (99%); HMA Hospitals Holdings, LLC (1%)

Mississippi HMA Hospitalists, LLC	Mississippi	limited liability company	N/A	100%	Mississippi HMA Holdings I, LLC

Mississippi HMA Urgent Care, LLC	Mississippi	limited liability company	N/A	100%	Mississippi HMA Holdings I, LLC

Monroe HMA, LLC	Georgia	limited liability company	N/A	100%	Southeast HMA Holdings, LLC

Monroe HMA Physician Management, LLC	Georgia	limited liability company	N/A	100%	Southeast HMA Holdings, LLC

Mooresville HMA Investors, LLC	North Carolina	limited liability company	N/A	98.63%	Carolinas JV Holdings, L.P.

Mooresville HMA Physician Management, LLC	North Carolina	limited liability company	10,000	100%	Carolinas JV Holdings, L.P.

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Mooresville Hospital Management Associates, LLC	North Carolina	limited liability company	10,000	100%	Carolinas Holdings, LLC

Mooresville PPM, LLC	North Carolina	limited liability company	N/A	100%	Mooresville Hospital Management Associates, LLC

Naples HMA, LLC	Florida	limited liability company	10,000	100%	Southwest Florida HMA Holdings, LLC

Natchez Community Hospital, LLC	Mississippi	limited liability company	10,000	83%	Mississippi HMA Holdings II, LLC

Natchez HMA Physician Management, LLC	Mississippi	limited liability company	100	100%	Natchez Community Hospital, LLC

New Gulf Coast Surgery Center, LLC	Mississippi	limited liability company	N/A	51%	Biloxi H.M.A., LLC

North Port HMA, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Oklahoma HMA Urgent Care, LLC	Oklahoma	limited liability company	N/A	100%	Midwest Regional Medical Center, LLC

OsceolaSC, LLC	Delaware	limited liability company	100,000	80%	Central Florida HMA Holdings, LLC

Osler HMA Medical Group, LLC	Florida	limited liability company	N/A	100%	Melbourne HMA, LLC

Oviedo HMA, LLC	Florida	limited liability company	80,000	100%	Health Management Associates, Inc.

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Paintsville HMA Physician Management, LLC	Kentucky	limited liability company	N/A	100%	Paintsville Hospital Company, LLC

Paintsville Hospital Company, LLC	Kentucky	limited liability company	10,000	96.29%	Southeast HMA Holdings, LLC

Pasco Hernando HMA Physician Management, LLC	Florida	limited liability company	N/A	100%	Pasco Regional Medical Center, LLC

Pasco Regional Medical Center, LLC	Florida	limited liability company	10,000	90.81%	Central Florida HMA Holdings, LLC

PBEC HMA, Inc.	Florida	corporation	10,000	100%	Health Management Associates, Inc.

Peace River HMA Nursing Center, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Personal Home Health Care, LLC	Tennessee	limited liability company	N/A	100%	HMA Fentress County General Hospital, LLC

Poinciana HMA, LLC	Florida	limited liability company	N/A	100%	Health Management Associates, Inc.

Poplar Bluff HMA Physician Management, LLC	Missouri	limited liability company	N/A	100%	Poplar Bluff Regional Medical Center, LLC

Poplar Bluff Regional Medical Center, LLC	Missouri	limited liability company	100,000	99.242%	Central States HMA Holdings, LLC

Port Charlotte HMA, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Port Charlotte HMA Physician Management, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Preferred Nurse Staffing, LLC	Mississippi	limited liability company	N/A	100%	Mississippi HMA Holdings I, LLC

Punta Gorda HMA, LLC	Florida	limited liability company	1	100%	Florida HMA Holdings, LLC

Punta Gorda HMA Physician Management, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Punta Gorda Medical Arts Center Association, Inc.	Florida	not-for-profit corporation	N/A	100%	Punta Gorda HMA, LLC

River Oaks Hospital, LLC	Mississippi	limited liability company	100	100%	Mississippi HMA Holdings I, LLC

River Oaks Management Company, LLC	Mississippi	limited liability company	100	100%	River Oaks Hospital, LLC

River Oaks Medical Office Building, LLC	Mississippi	limited liability company	100	100%	River Oaks Hospital, LLC

Riverpark Community Cath Lab, LLC	Delaware	limited liability company	N/A	100%	Natchez Community Hospital, LLC

Riverview Regional Medical Center, LLC	Delaware	limited liability company	N/A	86.51%	Southeast HMA Holdings, LLC

Rockledge HMA, LLC	Florida	limited liability company	N/A	100%	Brevard HMA Hospitals, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Rockledge HMA Convenient Care, LLC	Florida	limited liability company	N/A	100%	Rockledge HMA, LLC

Rockledge HMA Medical Group, LLC	Florida	limited liability company	N/A	100%	Rockledge HMA, LLC

ROH, LLC	Mississippi	limited liability company	100	100%	River Oaks Hospital, LLC

Rose City HMA, LLC	Pennsylvania	limited liability company	10,000	88.98%	Central States HMA Holdings, LLC

Rose City HMA Medical Group, LLC	Pennsylvania	limited liability company	N/A	100%	Rose City HMA, LLC

Santa Rosa HMA Physician Management, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Santa Rosa HMA Urgent Care, LLC	Florida	limited liability company	N/A	100%	HMA Santa Rosa Medical Center, LLC

Scott County HMA, LLC	Tennessee	limited liability company	N/A	100%	Knoxville HMA Holdings, LLC

Sebastian HMA Physician Management, LLC	Florida	limited liability company	10,000	100%	Central Florida HMA Holdings, LLC

Sebastian Hospital, LLC	Florida	limited liability company	10,000	100%	Central Florida HMA Holdings, LLC

Sebring HMA Physician Management, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Sebring Hospital Management Associates, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Southeast HMA Holdings, LLC	Delaware	limited liability company	N/A	100%	Health Management Associates, LLC (99%); HMA Hospitals Holdings, LLC (1%)

Southwest Florida HMA Holdings, LLC	Delaware	limited liability company	N/A	100%	Health Management Associates, LLC (99%); HMA Hospitals Holdings, LLC (1%)

Southwest Physicians Risk Retention Group, Inc.	South Carolina	corporation	1 Class A 125 Class B	51%	Health Management Associates, Inc.

Sparks PremierCare, L.L.C.	Arkansas	limited liability company	N/A	100%	Fort Smith HMA, LLC

Spring Hill HMA Medical Group, LLC	Florida	limited liability company	N/A	100%	Hernando HMA, LLC

Spring Hill HMA Physician Management LLC	Florida	limited liability company	N/A	100%	Hernando HMA, LLC

St. Cloud HMA Physician Management, LLC	Florida	limited liability company	10,000	100%	Central Florida HMA Holdings, LLC

St. Cloud Physician Management, LLC	Delaware	limited liability company	N/A	100%	OsceolaSC, LLC

St. Mary’s Ambulatory Surgery Center, LLC	Tennessee	limited liability company	N/A	55%	Knoxville HMA JV Holdings, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Starke HMA, LLC	Florida	limited liability company	N/A	60%	Florida HMA Holdings, LLC

Starke HMA Medical Group, LLC	Florida	limited liability company	N/A	100%	Starke HMA, LLC

Statesboro HMA Medical Group, LLC	Georgia	limited liability company	N/A	100%	East Georgia Regional Medical Center, LLC

Statesboro HMA Physician Management, LLC	Georgia	limited liability company	N/A	100%	East Georgia Regional Medical Center, LLC

Statesville HMA, LLC	North Carolina	limited liability company	10,000	100%	Carolinas JV Holdings, L.P.

Statesville HMA Medical Group, LLC	North Carolina	limited liability company	N/A	100%	Statesville HMA, LLC

Statesville HMA Physician Management, LLC	North Carolina	limited liability company	10,000	100%	Carolinas JV Holdings, L.P.

Statesville PPM, LLC	North Carolina	limited liability company	N/A	100%	Carolinas Holdings, LLC

The Surgery Center, LLC	Mississippi	limited liability company	N/A	51%	Mississippi HMA Holdings I, LLC

The Surgery Center at Durant, LLC	Oklahoma	limited liability company	N/A	100%	Durant H.M.A., LLC

Tullahoma HMA, LLC	Tennessee	limited liability company	10,000	93.74%	Carolinas JV Holdings, L.P.

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Tullahoma HMA Leasing, LLC	Tennessee	limited liability company	N/A	100%	HMA Leasing, LLC

Tullahoma HMA Physician Management, LLC	Tennessee	limited liability company	N/A	100%	Tullahoma HMA, LLC

Van Buren H.M.A., LLC	Arkansas	limited liability company	10,000	97.04%	Mississippi HMA Holdings I, LLC

Van Buren HMA Central Business Office, LLC	Arkansas	limited liability company	N/A	100%	Van Buren H.M.A., LLC

Venice HMA, LLC	Florida	limited liability company	10,000	100%	Florida HMA Holdings, LLC

Vicksburg HMA Physician Management, LLC	Mississippi	limited liability company	N/A	100%	Mississippi HMA Holdings I, LLC

Wauchula HMA Physician Management, LLC	Florida	limited liability company	N/A	100%	Central Florida HMA Holdings, LLC

Williamson HMA Physician Management, LLC	Delaware	limited liability company	N/A	100%	Williamson Memorial Hospital, LLC

Williamson Memorial Hospital, LLC	West Virginia	limited liability company	10,000	95.24%	Hospital Management Associates, Inc.

Winder HMA, LLC	Georgia	limited liability company	10,000	100%	Southeast HMA Holdings, LLC

Women’s Health Specialists of Carlisle, LLC	Pennsylvania	limited liability company	N/A	100%	Carlisle HMA, LLC

Entity	Jurisdiction of Organization	Organizational Form	Number of Authorized Equity Interests (if applicable)	Percentage of Issued and Outstanding Equity Interests Owned by Borrower or Subsidiary	Owner(s)

Yakima HMA, LLC	Washington	limited liability company	18,499	98.50%	Hospital Management Associates, Inc.

Yakima HMA Home Health, LLC	Washington	limited liability company	N/A	100%	Hospital Management Associates, Inc.

Yakima HMA Physician Management, LLC	Washington	limited liability company	100	100%	Hospital Management Associates, Inc.

(b) Other Equity Investments

Entity	Owner	Ownership %

Carolinas Holdings, LLC (DE)	Carolinas JV Holdings, L.P.	50%

Coast Imaging, LLC (MS)	Biloxi H.M.A., LLC	33%

Gulfmed, Inc. (MS)	Biloxi H.M.A., LLC	50%

Harborside Surgery Center, LLC (FL)	Punta Gorda HMA, LLC	36%

Healthtrust Purchasing Group, L.P. (DE)	Health Management Associates, Inc.	7.05%

HMA/Solantic Joint Venture, LLC (DE)	Sebastian Hospital, LLC	50%

Lancaster Emergency Services Association (PA)	Lancaster HMA, LLC	25%

Lancaster Emergency Services Association (PA)	Rose City HMA, LLC	25%

Regional Cardiology Center, L.L.C. (MS)	Biloxi H.M.A., LLC	50%

SCHEDULE 5.08

Existing Liens

Any liens securing the indebtedness described on Schedule 7.02.

SCHEDULE 5.09

Tax Matters

None.

SCHEDULE 5.20

Employment Matters

1.

Collective Bargaining Agreement, effective January 1, 2011, between District 1199NW, Hospital and Health Care Employees Union, SEIU, AFL-CIO and Yakima HMA, Inc. d/b/a Yakima Regional Medical and Heart Center.

2.

Collective Bargaining Agreement, effective July 1, 2008, between Services Employees International Union, Local # 6, AFL-CIO CLC - LPN’s and Yakima HMA, Inc. d/b/a Yakima Regional Medical and Heart Center.

3.	Collective Bargaining Agreement, dated March 2, 2009 and effective March 3, 2009, between Paintsville Hospital Company d/b/a Paul B. Hall Regional Medical Center and United Steelworkers of America.

4.	Collective Bargaining Agreement, effective January 1, 2010, between United Mine Workers of America and Williamson Memorial Hospital.

5.	Collective Bargaining Agreement between Florida Nurses Association and Rockledge HMA, LLC (not executed).

SCHEDULE 6.13(a)

Mortgaged Properties

Subsidiary Owner	Location Address	Hospital/Use of Facility
Amory HMA, LLC	1105 Earl Frye Blvd. Amory, MS	Gilmore Memorial Regional Medical Center, Wellness Center, Offices

Bartow HMA, LLC	2200 Osprey Blvd. Bartow, FL	Bartow Regional Medical Center, two MOBs

Cocke County HMA, LLC	435 Second St. Newport, TN	Newport Medical Center

Citrus HMA, LLC	6201 N. Suncoast Blvd. Crystal River, FL	Seven Rivers Regional Medical Center

Fort Smith HMA, LLC	1001 Towson Ave. Fort Smith, AR	Sparks Health System, Fitness Center, Ambulatory Surgery Center and Cogeneration Building

Hamlet H.M.A., LLC	1000 West Hamlet Ave. Hamlet, NC	Sandhills Regional Medical Center

HMA Fentress County General Hospital, LLC	436 Central Ave. West Jamestown, TN	Jamestown Regional Medical Center

Kennett HMA, LLC	1301 First St. Kennett, MO	Twin Rivers Regional Medical Center

Lehigh HMA, LLC	1500 Lee Blvd. Lehigh Acres, FL	Lehigh Regional Medical Center

Lone Star HMA, L.P.	1011 North Galloway Mesquite, TX	Dallas Regional Medical Center

Madison HMA, LLC	161 River Oaks Dr. Canton, MS	Madison River Oaks Medical Center

Subsidiary Owner	Location Address	Hospital/Use of Facility
Melbourne HMA, LLC	250 N. Wickham Rd. Melbourne, FL	Wuesthoff Medical Center - Melbourne

Metro Knoxville HMA, LLC	900 East Oak Hill Ave. Knoxville, TN	Physicians Regional Medical Center, lands ground leased to third parties improved by MOBs

Metro Knoxville HMA, LLC	10820 Parkside Dr. Knoxville, TN	Turkey Creek Medical Center, lands ground leased to third parties improved by MOBs

Metro Knoxville HMA, LLC	7565 Dannaher Dr. Knoxville, TN	North Knoxville Medical Center, Fitness Center, lands ground leased to third party improved by MOB, ancillary buildings

Monroe HMA, LLC	330 Alcovy St. Monroe, GA	Walton Regional Medical Center & ancillary buildings

Naples HMA, LLC	6101 Pine Ridge Rd. Naples, FL	Physicians Regional Medical Center – Pine Ridge

Naples HMA, LLC	8300 Collier Blvd. Naples, FL	Physicians Regional Medical Center – Collier Blvd. and MOB

Port Charlotte HMA, LLC	2500 Harbor Blvd. Port Charlotte, FL	Peace River Regional Medical Center, MOBs, Offices

Punta Gorda HMA, LLC	809 E. Marion Ave Punta Gorda, FL	Charlotte Regional Medical Center

Punta Gorda HMA, LLC	733 E. Olympia Ave., Punta Gorda, FL	Riverside Behavioral Center

River Oaks Hospital, LLC	1030 River Oaks Dr. Flowood, MS	River Oaks Hospital & ancillary buildings

Rockledge HMA, LLC	110 Longwood Ave. Rockledge, FL	Wuesthoff Medical Center – Rockledge, several office buildings

Subsidiary Owner	Location Address	Hospital/Use of Facility

ROH, LLC	1026 N. Flowood Dr. Flowood, MS	Woman’s Hospital and ancillary buildings

Sebastian Hospital, LLC	13695 US Highway 1 Sebastian, FL	Sebastian River Medical Center

Statesville HMA, LLC	218 Old Mocksville Rd. Statesville, NC	Davis Regional Medical Center

Venice HMA, LLC	540 The Rialto Venice, FL	Venice Regional Medical Center & Parking Garage

Winder HMA, LLC	316 N. Broad St. Winder, GA	Barrow Regional Medical Center and offices

SCHEDULE 6.21

POST-CLOSING OBLIGATIONS

(1)    No later than ten (10) days after the Closing Date (or such later date as the Administrative Agent shall agree in writing), the Loan Parties shall have delivered to Administrative Agent (a) such documents and certifications as the Administrative Agent may reasonably require to evidence that Chester HMA, LLC is duly organized or formed, and that such Loan Party is validly existing, in good standing and qualified to engage in business in the State of South Carolina, (b) a true, accurate and complete copy of the Certificate of Formation of Chester HMA, LLC, certified by the Secretary of State of South Carolina and (c) a true, accurate and complete copy of the Certificate of Incorporation or Articles of Incorporation of Hospital Management Associates, Inc., certified by the Secretary of State of Florida.

(2)    No later than thirty (30) days after the Closing Date (or such later date as the Administrative Agent shall agree in writing), the Loan Parties shall have delivered to Administrative Agent such documents and certifications as the Administrative Agent may reasonably require to evidence that HMA Fentress County General Hospital, LLC is duly organized or formed and that such Loan Party is validly existing, in good standing and qualified to engage in business in the State of Tennessee.

(3)    No later than thirty (30) days after the Closing Date (or such later date as the Administrative Agent shall agree in writing), the Loan Parties shall have delivered to Administrative Agent such terminations and releases and other documents as the Administrative Agent may reasonably require to terminate, or amend to the Administrative Agent’s satisfaction, the UCC financing statement with file number 20080103384M, filed with the Secretary of State of Mississippi and naming Baytree Leasing Company, LLC, as secured party, and Brandon HMA, Inc., as debtor, or to subordinate, to the Administrative Agent’s satisfaction, the Lien evidenced by any such UCC financing statement to the Obligations.

(4)    No later than the earlier of (x) thirty (30) days after the Closing Date (or such later date as the Administrative Agent shall agree in writing) and (y) the date required under Section 6.13(a), the Loan Parties shall have delivered to Administrative Agent (A) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to the improved real property located at 161 RIVER OAKS CT FLOWOOD MS 39232, 733 E OLYMPIA AVE PUNTA GORDA FL 33950, 809 E MARION AVE PUNTA GORDA FL 33950, 1026 N FLOWOOD DR FLOWOOD MS 39232 and 1030 RIVER OAKS DR FLOWOOD MS 39232 and (B) with respect to any real property referred to in clause (A) that is a Flood Hazard Property, (1) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (x) as to the fact that all or a portion of the improvements located on such Flood Hazard Property are designated a special “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) and (y) as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program and (2) copies of insurance policies or certificates of insurance of the Loan Parties evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders

SCHEDULE 7.02

Certain Indebtedness

1.	Installment notes and other long term debt, having a total amount outstanding of approximately $4,863,000 as of October 31, 2011.

2.	Capital lease obligations, having a total amount outstanding of $94,562,000 as of October 31, 2011.

SCHEDULE 7.03(e)

Certain Investments

Entity	Owner	Ownership %

Carolinas Holdings, LLC (DE)	Carolinas JV Holdings, L.P.	50%

Coast Imaging, LLC (MS)	Biloxi H.M.A., LLC	33%

Gulfmed, Inc. (MS)	Biloxi H.M.A., LLC	50%

Harborside Surgery Center, LLC (FL)	Punta Gorda HMA, LLC	36%

Healthtrust Purchasing Group, L.P. (DE)	Health Management Associates, Inc.	7.05%

HMA/Solantic Joint Venture, LLC (DE)	Sebastian Hospital, LLC	50%

Lancaster Emergency Services Association (PA)	Lancaster HMA, LLC	25%

Lancaster Emergency Services Association (PA)	Rose City HMA, LLC	25%

Regional Cardiology Center (MS)	Biloxi H.M.A., LLC	50%

SCHEDULE 7.09

Certain Agreements

None.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

HEALTH MANAGEMENT ASSOCIATES, INC.:

Borrower:

Health Management Associates, Inc.

5811 Pelican Bay Blvd., Suite 500

Naples, FL 34108-2710

Attention: Robert E. Farnham, Senior Vice President-Finance and Chief Financial Officer

Facsimile: 239-597-5794

with copy to:

Health Management Associates, Inc.

5811 Pelican Bay Blvd., Suite 500

Naples, FL 34108-2710

Attention: Timothy R. Parry, Senior Vice President and General Counsel

Facsimile: 239-594-7368

ADMINISTRATIVE AGENT & L/C ISSUERS:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions).

Wells Fargo Bank, N.A.

1525 W WT Harris Boulevard

1st Floor

Charlotte, NC 28262-8522

Attention: Andrew Lipford

Telephone: 704-427-4983

Facsimile: 704-590-2790

Electronic Mail: Andrew.Lipford@wellsfargo.com

Wells Fargo Bank, N.A.

Charlotte, NC

ABA# 053000219

Account Name: Agency Services Clearing

Ref: Health Management Associates

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 18, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Health Management Associates, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐	A Borrowing of [Revolving][Term A][Term B] Loans

☐	A conversion or continuation of [Revolving][Term A][Term B] Loans

1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of

4.	For Eurodollar Rate Loans: with an Interest Period of months.

[The Revolving Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.]1

[1]	Include this sentence in the case of a Revolving Borrowing.

A-1

Form of Committed Loan Notice

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

HEALTH MANAGEMENT ASSOCIATES, INC.

By:
Name:
Title:

A-2

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To: Wells Fargo Bank, National Association, as Swing Line Lender

Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 18, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Health Management Associates, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day)

2.	In the amount of $

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

HEALTH MANAGEMENT ASSOCIATES, INC.

By:
Name:
Title:

B-1

Form of Swing Line Loan Notice

EXHIBIT C-1

FORM OF TERM NOTE

            ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to             or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the [Term A][Term B] Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 18, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of the [Term A][Term B] Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This [Term A][Term B] Note is one of the [Term A][Term B] Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This [Term A][Term B] Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this [Term A][Term B] Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The [Term A][Term B] Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this [Term A][Term B] Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

C-1-1

Form of Term Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

HEALTH MANAGEMENT ASSOCIATES, INC.

By:
Name:
Title:

C-1-2

Form of Term Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-1-3

Form of Term Note

EXHIBIT C-2

FORM OF REVOLVING NOTE

            ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to             or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 18, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

C-2-1

Form of Revolving Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

HEALTH MANAGEMENT ASSOCIATES, INC.

By:
Name:
Title:

C-2-2

Form of Revolving Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-2-3

Form of Revolving Note

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]2 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[2]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Health Management Associates, Inc.

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.

Credit Agreement: Credit Agreement, dated as of November 18, 2011, among Health Management Associates, Inc., the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer, and Swing Line Lender

6.	Assigned Interest:

Form of Assignment and Assumption

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number

			$________________	$_________	____________%

			$________________	$_________	____________%

			$________________	$_________	____________%

[7.	Trade Date: ]

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

Form of Assignment and Assumption

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as

Administrative Agent

By:
Title:

Consented to:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as

Swing Line Lender and L/C Issuer

By:
Title:

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and

Form of Assignment and Assumption

(b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To: Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 18, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Health Management Associates, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                     of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

1. The representations and warranties of the Borrower contained in Article V of the Agreement and all representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.07 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

2. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

3. The financial covenant analyses and information set forth on Schedule 3 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                     .

HEALTH MANAGEMENT ASSOCIATES, INC.

By:
Name:
Title:

For the Quarter/Year ended                     ,                     (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11(a) – Consolidated Interest Coverage Ratio.			$______

	A.	Consolidated EBITDA for Measurement Period ending on above date (“Subject Period”):

		1.	Consolidated Net Income for Subject Period:	$______

		2.	Consolidated Interest Expense for Subject Period:	$______

		3.	Provision for income taxes for Subject Period:	$______

		4.	Depreciation and amortization expenses for Subject Period:	$______

		5.	Amortization expenses for Subject Period:	$______

		6.	Extraordinary losses, non-recurring charges relating to severance, relocation, retention, transition, retirement and the integration and opening of new facilities for Subject Period[1]:	$______

		7.	Restructuring charges or reserves for Subject Period[2]:	$______

		8.	Losses on asset sales, disposals or abandonment for Subject Period:	$______

		9.	Impairment charge or write-off related to intangible assets, long-lived assets, and investments in debt and equity securities for Subject Period:	$______

		10.	Non-cash charges for Subject Period:	$______

		11.	Fees and expenses incurred in connection with the Transaction for Subject Period[3]:	$______

		12.	Non-cash compensation expense for Subject Period:	$______

[1]	Capped at $70 million with restructuring costs.
[2]	Capped at $70 million with extraordinary expenses.
[3]	Capped at $70 million.

	13.	Income tax credits for Subject Period:	$______

	14.	Non-cash increases to Consolidated Net Income for Subject Period:	$______

	15.	Extraordinary, unusual or non recurring gains for Subject Period:	$______

	16.	Consolidated EBITDA (Lines I.A.1+2+3+4+5+6+7+8+9+10+11+12-13-14-15) for Subject Period:	$______

B.	Consolidated Interest Expense for Subject Period:

	1.	Interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money or the deferred purchase price of assets for Subject Period:	$______

	2.	Interest portion of rent paid pursuant to Capital Leases for Subject Period:	$______

	3.	Interest portion of rent paid pursuant to Synthetic Lease Obligations for Subject Period:	$______

	4.	Consolidated Interest Expense (Lines I.B.1+2+3) for Subject Period

C.	Consolidated Interest Coverage Ratio (Line I.A.16 ÷ Line I.B.4) for Subject Period:		____ to 1

Minimum required:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
March 31, 2012	3.25 to 1.00
June 30, 2012	3.25 to 1.00
September 30, 2012	3.25 to 1.00
December 31, 2012	3.25 to 1.00
March 31, 2013	3.25 to 1.00
June 30, 2013	3.25 to 1.00
September 30, 2013	3.25 to 1.00
December 31, 2013	3.25 to 1.00
March 31, 2014	3.25 to 1.00
June 30, 2014	3.25 to 1.00
September 30, 2014	3.25 to 1.00
December 31, 2014	3.25 to 1.00

March 31, 2015	3.50 to 1.00
June 30, 2015	3.50 to 1.00
September 30, 2015	3.50 to 1.00
December 31, 2015	3.50 to 1.00
March 31, 2016	3.50 to 1.00
June 30, 2016	3.50 to 1.00
September 30, 2016	3.50 to 1.00
December 31, 2016	3.50 to 1.00
March 31, 2017	3.50 to 1.00
June 30, 2017	3.50 to 1.00
September 30, 2017	3.50 to 1.00
December 31, 2017	3.50 to 1.00
March 31, 2018	3.50 to 1.00
June 30, 2018	3.50 to 1.00
September 30, 2018	3.50 to 1.00
December 31, 2018	3.50 to 1.00

II.	Section 7.11 (b) – Consolidated Leverage Ratio.

	A.	Consolidated Indebtedness at Statement Date:	$______

	B.	Outstanding face amount of Disqualified Stock[4]

	C.	Outstanding face amount of Preferred Stock in the case of any Restricted Subsidiary that is not a Guarantor[5]

	D.	The lesser of (i) unrestricted cash and Eligible Securities of the Borrower and its Restricted Subsidiaries (other than the proceeds of any Revolving Loans or other Pari Passu First Lien Debt that are not intended to be used for working capital borrowed at Statement Date and (ii) $200,000,000

	E.	Consolidated EBITDA for Subject Period (Line I.A.16 above):	$______

	F.	Consolidated Leverage Ratio (Lines II.A + B + C + D) ÷ Line II.E)) for Subject Period:	____ to 1

[4]

The principal amount of any Disqualified Stock of the Borrower or a Restricted Subsidiary will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

[5]

The principal amount of any Preferred Stock of a Non-Guarantor Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
March 31, 2012	5.50 to 1.00
June 30, 2012	5.50 to 1.00
September 30, 2012	5.50 to 1.00
December 31, 2012	5.50 to 1.00
March 31, 2013	5.25 to 1.00
June 30, 2013	5.25 to 1.00
September 30, 2013	5.25 to 1.00
December 31, 2013	5.25 to 1.00
March 31, 2014	5.25 to 1.00
June 30, 2014	5.25 to 1.00
September 30, 2014	5.25 to 1.00
December 31, 2014	5.25 to 1.00
March 31, 2015	5.00 to 1.00
June 30, 2015	5.00 to 1.00
September 30, 2015	5.00 to 1.00
December 31, 2015	5.00 to 1.00
March 31, 2016	5.00 to 1.00
June 30, 2016	5.00 to 1.00
September 30, 2016	5.00 to 1.00
December 31, 2016	5.00 to 1.00
March 31, 2017	5.00 to 1.00
June 30, 2017	5.00 to 1.00
September 30, 2017	5.00 to 1.00
December 31, 2017	5.00 to 1.00
March 31, 2018	5.00 to 1.00
June 30, 2018	5.00 to 1.00
September 30, 2018	5.00 to 1.00
December 31, 2018	5.00 to 1.00

For the Quarter/Year ended                    (“Statement Date”)

SCHEDULE 3

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended

Consolidated Net Income

+ Consolidated Interest Expense

+ income taxes

+ depreciation expense

+ amortization expense

+ extraordinary losses, non-recurring charges relating to severance, relocation, retention, transition, retirement and integration and opening new facility expenses[6]

+ Restructuring charges or reserves[7]

+ Losses on asset sales, disposals or abandonment

[6]	Capped at $70 million with restructuring costs.
[7]	Capped at $70 million with extraordinary expenses.

+Impairment charge or write-off related to intangible assets, long- lived assets, and investments in debt and equity securities

+ non-cash charges

+ Transaction costs[8]

+ Non-cash compensation

- income tax credits

- non-cash increases to Consolidated Net Income

- extraordinary, unusual or non-recurring gains

= Consolidated EBITDA

[8]	Capped at $70 million.

EXHIBIT F

GUARANTY

GUARANTY AGREEMENT (this “Agreement”) dated as of November 18, 2011, among the subsidiary guarantors listed on Schedule I (collectively, the “Subsidiary Guarantors”) and any other Person (as defined in the Credit Agreement) which may become a Subsidiary Guarantor hereunder pursuant to a duly executed joinder agreement in the form attached as Exhibit A hereto (each an “Additional Subsidiary Guarantor”, and together with the Subsidiary Guarantors, the “Guarantors” and each, a “Guarantor”) and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

Reference is made to that certain Credit Agreement dated as of November 18, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Health Management Associates, Inc., a Delaware corporation (the “Borrower”), the lenders or other financial institutions or entities from time to time parties thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender, L/C Issuer.

Capitalized terms used and not defined herein are used with the meanings assigned to such terms in the Credit Agreement.

The Lenders have agreed to make Loans to the Borrower, and the L/C Issuer has agreed to issue Letters of Credit for the account of the Borrower, in each case pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each Subsidiary Guarantor is a Subsidiary of the Borrower and acknowledges that it has derived and will derive substantial benefit from the making of the Loans by the Lenders to the Borrower and the issuance of the Letters of Credit by the L/C Issuer for the account of the Borrower. As consideration therefor and in order to induce the Lenders to make Loans and the L/C Issuer to issue Letters of Credit, each Guarantor is willing to execute this Agreement.

The Borrower and U.S. Bank National Association, as trustee (the “Trustee”) have entered into an Indenture, dated as of April 21, 2006 (the “Existing Notes Indenture”), relating to the Borrower’s 6.125% Senior Notes due 2016 (the “Existing Notes”). As a condition to the Trustee entering into the Existing Notes Indenture and the purchase of the Existing Notes by the holders thereof, the Borrower agreed pursuant to the Existing Notes Indenture to cause any Subsidiary required to issue a guaranty in favor of the lenders under any credit facility of the Borrower ranking equally with the Existing Notes (including the Credit Agreement) to issue a guaranty of the Existing Notes and the other obligations of the Borrower under the Existing Notes Indenture.

Accordingly, the parties hereto agree as follows:

Section 1. Guarantee.

(a) Each Guarantor unconditionally guarantees, jointly with any other Guarantors the full and punctual payment (whether at stated maturity, by acceleration or otherwise) of the Obligations (as such term is defined in the Credit Agreement) (the “Credit Agreement Obligations”) and severally, as a primary obligor and not merely as a surety, the due and punctual payment of the Credit Agreement Obligations. Each Guarantor waives notice of, or any requirement for further assent to, any agreements or arrangements whatsoever by the Secured Parties with any other person pertaining to the Credit Agreement Obligations, including agreements and arrangements for payment, extension, renewal, subordination, composition, arrangement, discharge or release of the whole or any part of the Credit Agreement Obligations, or for the discharge or surrender of any or all security, or for the compromise, whether by way of acceptance of part payment or otherwise, and the same shall in no way impair each Guarantor’s liability hereunder.

(b) Each Guarantor unconditionally guarantees, jointly with any other Guarantors the full and punctual payment (whether at stated maturity, upon redemption, purchase pursuant to an offer to purchase or acceleration, or otherwise) of the principal of, premium, if any, an interest on, and all other amounts payable by the Borrower under the Existing Notes Indenture (the “Existing Notes Obligations”) and severally, as a primary obligor and not merely as a surety, the due and punctual payment of the Existing Notes Obligations. Each Guarantor waives notice of, or any requirement for further assent to, any agreements or arrangements whatsoever by the Secured Parties with any other person pertaining to the Existing Notes Obligations, including agreements and arrangements for payment, extension, renewal, subordination, composition, arrangement, discharge or release of the whole or any part of the Existing Notes Obligations, or for the discharge or surrender of any or all security, or for the compromise, whether by way of acceptance of part payment or otherwise, and the same shall in no way impair each Guarantor’s liability hereunder.

Section 2. Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other person of any of the Credit Agreement Obligations and Existing Notes Obligations (collectively, the “Secured Obligations”), and also waives notice of acceptance of its guarantee, notice of protest for nonpayment and all other formalities. To the fullest extent permitted by applicable law, the Guaranty of each Guarantor hereunder shall not be affected by (a) the failure of any Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any Guarantor under the provisions of the Credit Agreement, any other Loan Document, the Existing Notes, the Existing Notes Indenture or otherwise; (b) any extension, renewal or

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increase of or in any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Agreement, the Credit Agreement, any other Loan Document, the Existing Notes Indenture, any guarantee or any other agreement or instrument, including with respect to any Guarantor under the Loan Documents; (d) the release of (or the failure to perfect a security interest in) any of the security held by or on behalf of the Administrative Agent or any other Secured Party; or (e) the failure or delay of any Secured Party to exercise any right or remedy against the Borrower or any Guarantor of the Secured Obligations.

Section 3. Security. Each Guarantor authorizes the Administrative Agent to (a) take and hold security for the payment of this Guaranty and the Secured Obligations and exchange, enforce, waive and release any such security pursuant to the terms of the Credit Agreement and Existing Notes Indenture; (b) apply such security and direct the order or manner of sale thereof as it in its sole discretion may determine subject to the terms of the Credit Agreement and Existing Notes Indenture; and (c) release or substitute any one or more endorsees, other Guarantors or other obligors pursuant to the terms of the Credit Agreement and Existing Notes Indenture. In no event shall this Section 3 require any Guarantor to grant security, except as required by the terms of the Credit Agreement, any other Loan Document, the Existing Notes Indenture and the Existing Notes.

Section 4. Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any of the security held for payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.

Section 5. No Discharge or Diminishment of Guaranty. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Secured Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Secured Obligations, and shall not be subject to any defense (other than a defense of payment) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, the Existing Notes, the Existing Notes Indenture or any other Loan Document, any guarantee or any other agreement or instrument, by any amendment, waiver or modification of any provision of the Credit Agreement, the Existing Notes Indenture or any other Loan Document or other agreement or instrument, by any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations, or by

3

any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Secured Obligations) or which would impair or eliminate any right of any Guarantor to subrogation.

Section 6. Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of the unenforceability of the Secured Obligations or any part thereof from any cause or the cessation from any cause of the liability (other than the final and indefeasible payment in full in cash of the Secured Obligations) of the Borrower or any other person. Subject to the terms of the Credit Agreement, any other Loan Document, the Existing Notes Indenture or the Existing Notes, the Administrative Agent may, at its election, foreclose on any security held by one it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to it against the Borrower or any other Guarantor, without affecting or impairing in any way the liability of each Guarantor hereunder except to the extent the Secured Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to and to the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of each Guarantor against the Borrower or any other Guarantor or any security.

Section 7. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against each Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash an amount equal to the unpaid principal amount of such Secured Obligations then due, together with accrued and unpaid interest and fees on such Secured Obligations. Upon payment by each Guarantor of any sums to the Administrative Agent or any Secured Party as provided above, all rights of each Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Secured Obligations. In addition, any indebtedness of the Borrower or any Subsidiary now or hereafter held by each Guarantor that is required by the Credit Agreement, any other Loan Document, the Existing Notes Indenture and the Existing Notes to be subordinated to the Secured Obligations is hereby subordinated in right of payment to the prior payment in full of the Secured

4

Obligations. If any amount shall be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness at any time when any Obligation then due and owing has not been paid, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement, any other Loan Document, the Existing Notes Indenture and the Existing Notes.

Section 8. General Limitation on Guarantee Obligations. In any action or proceeding involving any Subsidiary state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Agreement would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Agreement, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by any Guarantor, any creditor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 9. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs hereunder and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 10. Covenant; Representations and Warranties. Each Guarantor agrees and covenants to, and to cause its Subsidiary to, take, or refrain from taking, each action that is necessary to be taken or not taken, so that no breach of the agreements and covenants contained in the Credit Agreement pertaining to actions to be taken, or not taken, by such Guarantor or its Subsidiary will result. Each Guarantor represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct, provided that each reference in any such representation and warranty to the knowledge of the Borrower shall, for the purposes of this Section 10, be deemed to be a reference to Guarantor’s knowledge.

Section 11. Termination. The Guaranties made hereunder shall terminate when (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans; (ii) each payment required to be made under the Credit

5

Agreement in respect of any Letter of Credit; and (iii) all other Secured Obligations then due and owing, have in each case been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the L/C Obligations have been reduced to zero and the L/C Issuer has no further obligation to issue Letters of Credit under the Credit Agreement; provided that any such Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, on any Obligation is rescinded or must otherwise be restored by any Secured Party upon the bankruptcy or reorganization of the Borrower, the Guarantors or otherwise; provided further that, notwithstanding the satisfaction of the foregoing clauses (i) through (iii), the Guaranties of the Existing Notes Obligations shall not terminate if a payment default under the Existing Notes Indenture shall have occurred and be continuing.

Section 12. Binding Effect; Several Agreement; Assignments; Releases. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of each Guarantor that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to each Guarantor when a counterpart hereof executed on behalf of each Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon each Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of each Guarantor, the Administrative Agent and the other Secured Parties, and their respective successors and assigns, except that neither the Borrower, nor the Guarantors shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void) without the prior written consent of the Required Lenders. The Administrative Agent is hereby expressly authorized to, and agrees upon request of the Borrower it will, release any Guarantor from its obligations hereunder (including its Guaranty) in the event that (i) all the Equity Interests, or all or substantially all of the assets, of such Guarantor shall be sold, transferred or otherwise disposed of to a person other than the Borrower or any of its Subsidiaries in a transaction permitted by the Credit Agreement or (ii) the Guarantor is designated as a Joint Venture Subsidiary and the Guaranty may be released in accordance therewith pursuant to the Credit Agreement; provided that the Guaranty with respect to the Credit Agreement shall only be released upon the simultaneous release of the Guaranty of the Existing Notes Indenture.

Section 13. Waivers; Amendment. (a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Secured Parties under the Credit Agreement, any other Loan

6

Document, the Existing Notes Indenture and the Existing Notes are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Borrower, the Guarantors and the Administrative Agent (with the consent of the Lenders if required under the Credit Agreement).

Section 14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 15. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.02 of the Credit Agreement and Section 1.05 of the Existing Notes Indenture. All communications and notices hereunder to each Guarantor shall be given to it at its respective address set forth in Schedule II with a copy to the Borrower.

Section 16. Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by the Borrower and the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, the Credit Agreement, any other Loan Document, the Existing Notes Indenture or the Existing Notes shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit by the L/C Issuer regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or Existing Note or any other fee or amount payable under this Agreement, the Credit Agreement, any other Loan Document, the Existing Notes Indenture or the Existing Notes is outstanding and unpaid or the Commitments have not been terminated.

(b) In the event any one or more of the provisions contained in this Agreement, the Credit Agreement, any other Loan Document, the Existing Notes Indenture or the Existing Notes should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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Section 17. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 12. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 18. Rules of Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Agreement.

Section 19. Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Credit Agreement, any other Loan Document, the Existing Notes Indenture or the Existing Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement, the Credit Agreement, any other Loan Document, the Existing Notes Indenture or the Existing Notes against each Guarantor or its properties in the courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Credit Agreement, any other Loan Document, the Existing Notes Indenture or the Existing Notes in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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Section 20. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

Section 21. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Secured Party to or for the credit or the account of each Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement, the Credit Agreement, any other Loan Document, the Existing Notes Indenture and the Existing Notes held by such Party, irrespective of whether or not the Administrative Agent or any Secured Party shall have made any demand under this Agreement, the Credit Agreement, any other Loan Document, the Existing Notes Indenture or the Existing Notes and although such obligations may be unmatured. The rights of each Secured Party under this Section 21 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Guarantors:

AMORY HMA, LLC

BARTOW HMA, LLC

BILOXI H.M.A., LLC

BRANDON HMA, LLC

BREVARD HMA HOLDINGS, LLC

BREVARD HMA HOSPITALS, LLC

CAMPBELL COUNTY HMA, LLC

CAROLINAS JV HOLDINGS GENERAL, LLC

CAROLINAS JV HOLDINGS, L.P.

CENTRAL FLORIDA HMA HOLDINGS, LLC

CENTRAL STATES HMA HOLDINGS, LLC

CHESTER HMA, LLC

CITRUS HMA, LLC

CLARKSDALE HMA, LLC

COCKE COUNTY HMA, LLC

FLORIDA HMA HOLDINGS, LLC

FORT SMITH HMA, LLC

HAMLET H.M.A., LLC

HEALTH MANAGEMENT ASSOCIATES, LLC

HMA FENTRESS COUNTY GENERAL HOSPITAL, LLC

HMA HOSPITALS HOLDINGS, LLC

HMA SANTA ROSA MEDICAL CENTER, LLC

HOSPITAL MANAGEMENT ASSOCIATES, INC.

JACKSON HMA, LLC

JEFFERSON COUNTY HMA, LLC

KENNETT HMA, LLC

By:

Name: Timothy R. Parry

Title: Secretary of each Guarantor

SIGNATURE PAGE TO GUARANTY AGREEMENT

Guarantors:

KEY WEST HMA, LLC

KNOXVILLE HMA HOLDINGS, LLC

LEHIGH HMA, LLC

LONE STAR HMA, L.P.

MADISON HMA,LLC

MELBOURNE HMA, LLC

MESQUITE HMA GENERAL, LLC

METRO KNOXVILLE HMA, LLC

MISSISSIPPI HMA HOLDINGS I, LLC

MISSISSIPPI HMA HOLDINGS II, LLC

MONROE HMA, LLC

NAPLES HMA, LLC

PORT CHARLOTTE HMA, LLC

PUNTA GORDA HMA, LLC

RIVER OAKS HOSPITAL, LLC

ROCKLEDGE HMA, LLC

ROH, LLC

SEBASTIAN HOSPITAL, LLC

SEBRING HOSPITAL MANAGEMENT ASSOCIATES, LLC

SOUTHEAST HMA HOLDINGS, LLC

SOUTHWEST FLORIDA HMA HOLDINGS, LLC

STATESVILLE HMA, LLC

VENICE HMA, LLC

WINDER HMA, LLC

By:

Name: Timothy R. Parry

Title: Secretary of each Guarantor

SIGNATURE PAGE TO GUARANTY AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name: Title:	Monique Gasque Assistant Vice President

SIGNATURE PAGE TO GUARANTY AGREEMENT

Schedule 1

GUARANTORS

1.	AMORY HMA, LLC
2.	BARTOW HMA, LLC
3.	BILOXI H.M.A., LLC
4.	BRANDON HMA, LLC
5.	BREVARD HMA HOLDINGS, LLC
6.	BREVARD HMA HOSPITALS, LLC
7.	CAMPBELL COUNTY HMA, LLC
8.	CAROLINAS JV HOLDINGS GENERAL, LLC
9.	CAROLINAS JV HOLDINGS, L.P.
10.	CENTRAL FLORIDA HMA HOLDINGS, LLC
11.	CENTRAL STATES HMA HOLDINGS, LLC
12.	CHESTER HMA, LLC
13.	CITRUS HMA, LLC
14.	CLARKSDALE HMA, LLC
15.	COCKE COUNTY HMA, LLC
16.	FLORIDA HMA HOLDINGS, LLC
17.	FORT SMITH HMA, LLC
18.	HAMLET H.M.A., LLC
19.	HEALTH MANAGEMENT ASSOCIATES, LLC
20.	HMA FENTRESS COUNTY GENERAL HOSPITAL, LLC
21.	HMA HOSPITALS HOLDINGS, LLC
22.	HMA SANTA ROSA MEDICAL CENTER, LLC
23.	HOSPITAL MANAGEMENT ASSOCIATES, INC.
24.	JACKSON HMA, LLC
25.	JEFFERSON COUNTY HMA, LLC
26.	KENNETT HMA, LLC
27.	KEY WEST HMA, LLC
28.	KNOXVILLE HMA HOLDINGS, LLC
29.	LEHIGH HMA, LLC
30.	LONE STAR HMA, L.P.
31.	MADISON HMA,LLC
32.	MELBOURNE HMA, LLC
33.	MESQUITE HMA GENERAL, LLC
34.	METRO KNOXVILLE HMA, LLC
35.	MISSISSIPPI HMA HOLDINGS I, LLC
36.	MISSISSIPPI HMA HOLDINGS II, LLC
37.	MONROE HMA, LLC
38.	NAPLES HMA, LLC
39.	PORT CHARLOTTE HMA, LLC
40.	PUNTA GORDA HMA, LLC
41.	RIVER OAKS HOSPITAL, LLC
42.	ROCKLEDGE HMA, LLC

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43.	ROH, LLC
44.	SEBASTIAN HOSPITAL, LLC
45.	SEBRING HOSPITAL MANAGEMENT ASSOCIATES, LLC
46.	SOUTHEAST HMA HOLDINGS, LLC
47.	SOUTHWEST FLORIDA HMA HOLDINGS, LLC
48.	STATESVILLE HMA, LLC
49.	VENICE HMA, LLC
50.	WINDER HMA, LLC

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Schedule 2

NOTICE ADDRESSES OF GRANTORS

Legal Name	Address

Amory HMA, LLC	1105 Earl Frye Boulevard Amory, MS 38821

Bartow HMA, LLC	2200 Osprey Boulevard P.O. Box 1050 Bartow, FL 33831

Biloxi H.M.A., LLC	150 Reynoir Street Biloxi, MS 39530

Brandon HMA, LLC	350 Crossgates Boulevard Brandon, MS 39042

Brevard HMA Holdings, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Brevard HMA Hospitals, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Campbell County HMA, LLC	923 E. Central Ave., LaFollette, TN 37766

Carolinas JV Holdings, L.P.	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Carolina JV Holdings General, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Central Florida HMA Holdings, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Central States HMA Holdings, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Chester HMA, LLC	One Medical Park Drive Chester, SC 29706

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Citrus HMA, LLC	6201 Suncoast Boulevard Crystal River, FL 34428

Clarksdale HMA, LLC	1970 Hospital Drive P.O. Box 1218 Clarksdale, MS 38614

Cocke County HMA, LLC	435 Second St. Newport, TN 37821

Florida HMA Holdings, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Fort Smith HMA, LLC	1001 Towson Ave. Fort Smith, AR 72902

Hamlet H.M.A., LLC	1000 West Hamlet Avenue Hamlet, NC 28345

Health Management Associates, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

HMA Fentress County General Hospital, LLC	436 Central Avenue P.O. Box 1500 Jamestown, TN 38556

HMA Hospitals Holdings, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

HMA Santa Rosa Medical Center, LLC	6002 Berryhill Road Milton, FL 32570

Hospital Management Associates, Inc.	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Jackson HMA, LLC	1850 Chadwick Drive Jackson, MS 39204

Jefferson County HMA, LLC	110 Hospital Dr. Jefferson City, TN 37760

Kennett HMA, LLC	1301 First Street Kennett, MO 63857

S2-2

Key West HMA, LLC	5900 College Road Key West, FL 33040

Knoxville HMA Holdings, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Lehigh HMA, LLC	1500 Lee Boulevard Lehigh Acres, FL 33936

Lone Star HMA, L.P.	1011 North Galloway Mesquite, TX 75149

Madison HMA, LLC	161 River Oaks Drive P.O. Box 1607 Canton, MS 39046

Melbourne HMA, LLC	250 N. Wickham Rd. Melbourne, FL 32935

Mesquite HMA General, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Metro Knoxville HMA, LLC	7565 Dannaher Dr. Knoxville, TN 37849

900 E. Oak Hill Ave Knoxville, TN 37917

10820 Parkside Dr. Knoxville, TN 37934

Mississippi HMA Holdings I, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Mississippi HMA Holdings II, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Monroe HMA, LLC	330 Alcovy Street P.O. Box 1346 Monroe, GA 30655

Naples HMA, LLC	6101 Pine Ridge Road Naples, FL 34119

8300 Collier Boulevard Naples, FL 34114

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Port Charlotte HMA, LLC	2500 Harbor Boulevard Port Charlotte, FL 33952

Punta Gorda HMA, LLC	809 E. Marion Avenue Punta Gorda, FL 33950

River Oaks Hospital, LLC	1030 River Oaks Drive P.O. Box 5100 (zip 39296) Jackson, MS 39232

Rockledge HMA, LLC	110 Longwood Ave. Rockledge, FL 32955

ROH, LLC	1026 N. Flowood Drive P.O. Box 4546 (zip 39296) Jackson, MS 39232

Sebastian Hospital, LLC	13695 US Highway 1 P.O. Box 780838 Sebastian, FL 32958

Sebring Hospital Management Associates, LLC	3600 S. Highlands Avenue P.O. Drawer 2066 Sebring, FL 33870

Southeast HMA Holdings, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Southwest Florida HMA Holdings, LLC	5811 Pelican Bay Boulevard Suite 500 Naples, FL 34108

Statesville HMA, LLC	218 Old Mocksville Road P.O. Box 1823 (zip 28687) Statesville, NC 28625

Venice HMA, LLC	540 The Rialto Venice, FL 34285

Winder HMA, LLC	316 N. Broad Street P.O. Box 688 Winder, GA 30680

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EXHIBIT A

to the Guaranty

[Form of]

JOINDER AGREEMENT

Reference is made to that certain Credit Agreement dated as of [ ], 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Health Management Associates, Inc., a Delaware corporation (the “Borrower”), the lenders or other financial institutions or entities from time to time parties thereto (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender, L/C Issuer, [            ], as Syndication Agent and [            ], as Documentation Agent. Capitalized terms used and not defined herein are used with the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Subsidiary Guarantors, any other Person (as defined in the Credit Agreement) which may become a Guarantor thereunder pursuant to a duly executed joinder agreement in the form attached as Exhibit A thereto (each a “Guarantor”, collectively, the “Guarantors”) and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement) are parties to the Guaranty Agreement (the “Guaranty”) dated as of [ ], 2011.

WHEREAS, the Lenders have agreed to make Loans to the Borrower, and the L/C Issuer has agreed to issue Letters of Credit for the account of the Borrower, in each case pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.

WHEREAS, each Subsidiary Guarantor is a Subsidiary of the Borrower and acknowledges that it has derived and will derive substantial benefit from the making of the Loans by the Lenders to the Borrower and the issuance of the Letters of Credit by the L/C Issuer for the account of the Borrower.

WHEREAS, pursuant to Section 6.13(a) of the Credit Agreement, each Subsidiary that was not in existence on the date of the Credit Agreement is required to become a Guarantor under the Agreement by executing a joinder agreement.

WHEREAS, the undersigned Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Guaranty in order to induce the Lenders to make Credit Extensions and as consideration for the Loans previously made.

NOW, THEREFORE, the Administrative Agent and the New Guarantor hereby agree as follows:

(a) Guarantee. In accordance with Section 6.13(a) of the Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor.

(b) Representations and Warranties. The New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it and its subsidiaries as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof. Each reference to a Guarantor in the Guaranty shall be deemed to include the New Guarantor.

(c) Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d) Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

(e) No Waiver. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

(f) Notices. All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 10.02 of the Credit Agreement.

(g) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]

By:
Name: Title:

Address for Notices: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name: Title:

EXHIBIT G

SECURITY AGREEMENT

By

HEALTH MANAGEMENT ASSOCIATES, INC.,

as the Borrower

and

THE GUARANTORS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

Dated as of November 18, 2011

ARTICLE 5
CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

Section 5.1. Pledge Of Additional Securities Collateral	19
Section 5.2. Voting Rights; Distributions; Etc	19
Section 5.3. Defaults, Etc	21
Section 5.4. Certain Agreements Of Pledgors As Issuers And Holders Of Equity Interests	21

ARTICLE 6
CERTAIN PROVISIONS CONCERNING INTELLECTUAL ROPERTY COLLATERAL

Section 6.1. Grant Of Intellectual Property License	22
Section 6.2. Protection Of Collateral Agent’s Security	22
Section 6.3. After-acquired Property	23
Section 6.4. Litigation	23

ARTICLE 7
CERTAIN PROVISIONS CONCERNING RECEIVABLES

Section 7.1. Maintenance Of Records	24
Section 7.2. Legend	24
Section 7.3. Modification Of Terms, Etc	24
Section 7.4. Collection	24

ARTICLE 8
TRANSFERS

Section 8.1. Transfers Of Pledged Collateral	25

ARTICLE 9
REMEDIES

Section 9.1. Remedies	25
Section 9.2. Notice Of Sale	27
Section 9.3. Waiver Of Notice And Claims	27
Section 9.4. Certain Sales Of Pledged Collateral.	28
Section 9.5. No Waiver; Cumulative Remedies.	30
Section 9.6. Certain Additional Actions Regarding Intellectual Property	30

ARTICLE 10
APPLICATION OF PROCEEDS

Section 10.1. Application Of Proceeds	31

EXHIBIT 1	Form of Issuer’s Acknowledgment
EXHIBIT 2	Form of Securities Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement
EXHIBIT 4	Form of Copyright Security Agreement
EXHIBIT 5	Form of Patent Security Agreement
EXHIBIT 6	Form of Trademark Security Agreement

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of November 18, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by Health Management Associates, Inc., a Delaware corporation (the “Borrower”), and the Guarantors from to time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of Wells Fargo Bank, National Association, in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

R E C I T A L S:

A. The Borrower, the Guarantors, the Collateral Agent and the lending institutions listed therein have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of November 18, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement).

B. Each Guarantor has, pursuant to the Guaranty, unconditionally guaranteed the Secured Obligations (as hereinafter defined).

C. The Borrower and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

D. This Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Secured Obligations.

F. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the Issuing Bank to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under Secured Hedge Agreements and Secured Cash Management Agreements that constitute Secured Obligations that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

G. In connection with the granting of a security interest in the Pledged Collateral to secure the Credit Agreement Obligations, the Pledgors are required by Section 3.09 of the Existing Senior Notes Indenture to grant an equal and ratable security interest in the Pledged Collateral to secure the Existing Senior Notes Obligations.

H. As required by Section 3.12 of the Existing Senior Notes Indenture, the Existing Senior Notes have been guaranteed pursuant to the Second Supplemental Indenture (as hereinafter defined).

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Documents”; “Electronic Chattel Paper”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”

(b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Section 1.02 of the Credit Agreement shall apply herein mutatis mutandis.

(c) The following terms shall have the following meanings:

“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Documents” means this Agreement and each other agreement entered into in favor of the Collateral Agent for purposes of securing any of the Secured Obligations.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Credit Agreement Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Secured Hedge Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Secured Cash Management Agreement entered into with any counterparty that is a Secured Party.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include the L/C Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Equity, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Equity or Pledged Debt.

“Excluded Property” shall mean

(a) any permit or license issued by a Governmental Authority to any Pledgor or any agreement to which any Pledgor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any Requirement of Law applicable thereto, validly prohibit the creation by such Pledgor of a security interest in such permit, license or agreement in favor of the Collateral Agent (after giving effect to Sections 9 406(d), 9 407(a), 9 408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity);

(b) Equipment owned by any Pledgor on the date hereof or hereafter acquired that is subject to a Lien securing a Purchase Money Obligation or Capital Lease Obligation permitted to be incurred pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Equipment;

(c) any intent-to-use trademark application to the extent and for so long as creation by a Pledgor of a security interest therein would result in the loss by such Pledgor of any material rights therein;

(d) any voting Equity Interests of a Foreign Subsidiary in excess of 66% of all outstanding voting Equity Interests or such Foreign Subsidiary;

(e) any Equity Interests of any Joint Venture Subsidiary to the extent and for so long as the joint venture agreement or any organizational document of such Joint Venture Subsidiary prohibits the pledge of such Equity Interests without obtaining a consent of a third party (other than any Pledgor) and such consent has not been obtained including the Equity Interests of the Joint Venture Subsidiaries listed on Schedule 10(c) to the Perfection Certificate;

(f) any Equity Interests or assets of any Captive Insurer; and

(g) any margin stock.

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clause (a), (b) or (c) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clause (a), (b) or (c)).

“Existing Senior Notes” shall mean the Borrower’s outstanding $400.0 million aggregate principal amount of 6.125% Senior Notes due 2016.

“Existing Senior Notes Guarantors” shall mean each Subsidiary of the Borrower that signed the Guaranty to provide a guarantee of the Existing Senior Notes Obligations.

“Existing Senior Notes Holder” shall mean each “Holder” (as defined in the Existing Senior Notes Indenture).

“Existing Senior Notes Indenture” shall mean that certain indenture, dated as of April 21, 2006, between the Borrower and the Existing Senior Notes Trustee, governing the Existing Senior Notes, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture.

“Existing Senior Notes Obligations” shall mean the due and punctual payment by the Borrower and the Existing Senior Notes Guarantors of the principal and interest on the Existing Senior Notes and any other obligations under the Existing Senior Notes Indenture owed to the Existing Senior Notes Trustee or the Existing Senior Notes Holders, when and as due.

“Existing Senior Notes Secured Parties” shall mean the Existing Senior Notes Holders and the Existing Senior Notes Trustee.

“Existing Senior Notes Trustee” shall mean U.S. Bank National Association, in its capacity as trustee under the Existing Senior Notes Indenture, and its successors and assigns.

“First Supplemental Indenture” shall mean that certain first supplemental indenture to the Existing Senior Notes Indenture, dated as of the February 28, 2007, between the Borrower, the Existing Senior Notes Guarantors and the Existing Senior Notes Trustee, providing for guarantees of the Existing Senior Notes by the Guarantors.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Pledged Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“L/C Account” shall mean any account established and maintained in accordance with the provisions of Section 2.03(g) of the Credit Agreement and all property from time to time on deposit in such L/C Account.

“Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Pledged Collateral or Mortgaged Property or (ii) to the business, results of operations, prospects or condition, financial or otherwise, of any Pledgor.

“Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.

“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

“Perfection Certificate” shall mean that certain perfection certificate dated November 18, 2011, executed and delivered by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement or upon the request of the Collateral Agent.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Pledged Debt” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 11 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Pledged Equity” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 10(a) to the Perfection Certificate as being owned by such Pledgor (other than (a) any Pledgor’s issued and outstanding Equity Interests in any not-for-profit entity for so long as such entity remains a not-for-profit entity and (b) any Excluded Property), and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) (other than (a) any Pledgor’s issued and outstanding Equity Interests in any not-for-profit entity for so long as such entity remains a not-for-profit entity and (b) any Excluded Property), and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Possessory Collateral” means any Pledged Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a security interest thereon under the UCC. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Administrative Agent under the terms of the Collateral Documents.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

“Second Supplemental Indenture” shall mean that certain second supplemental indenture to the Existing Senior Notes Indenture, dated as of November 18, 2011, between the Borrower, the Existing Senior Notes Guarantors and the Existing Senior Notes Trustee, providing for guarantees of the Existing Senior Notes by the Guarantors.

“Secured Obligations” shall mean the Credit Agreement Obligations and the Existing Senior Notes Obligations.

“Secured Parties” means, collectively, the Collateral Agent, the Administrative Agent, the Lenders, the Swing Line Lender, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02, the Existing Senior Notes Trustee, the Existing Senior Notes Holders and the other Persons the Obligations owing to which constitute Secured Obligations.

“Securities Collateral” shall mean, collectively, the Pledged Equity, the Pledged Debt and the Distributions.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

Section 1.2. Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.03 thereof) shall be applicable to this Agreement.

Section 1.3. Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

Section 1.4. Perfection Certificate. The Collateral Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE 2

GRANT OF SECURITY AND SECURED OBLIGATIONS

Section 2.1. Grant Of Security Interest. (a) As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i) all Accounts;

(ii) all Equipment, Goods, Inventory and Fixtures;

(iii) all Documents, Instruments and Chattel Paper;

(iv) all Letters of Credit and Letter-of-Credit Rights;

(v) all Securities Collateral;

(vi) all Investment Property;

(vii) all Intellectual Property Collateral;

(viii) the Commercial Tort Claims described on Schedule 13 to the Perfection Certificate and all Commercial Tort Claims of which any Pledgor has provided notice to the Collateral Agent pursuant to Section 3.4(c);

(ix) all General Intangibles;

(x) all Money and all Deposit Accounts;

(xi) all Supporting Obligations;

(xii) all books and records relating to the Pledged Collateral; and

(xiii) to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property and (i) the Pledgors shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the Collateral Agent such other information regarding the Excluded Property as the Collateral Agent may reasonably request and (ii) from and after the Closing Date, no Pledgor shall permit to become effective in any document creating, governing or providing for any permit, license or agreement a provision that would prohibit the creation of a Lien on such permit, license or agreement in favor of the Collateral Agent unless such Pledgor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

Section 2.2. Filings.

(a) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.

(b) Each Pledgor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements relating to the Pledged Collateral if filed prior to the date hereof.

(c) Each Pledgor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent

Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.

ARTICLE 3

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF PLEDGED COLLATERAL

Section 3.1. Delivery Of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected first priority security interest therein. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within five days after receipt thereof by such Pledgor) be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

Section 3.2. Perfection Of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Collateral Agent has a perfected first priority security interest in all uncertificated Pledged Equity pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Equity are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) cause the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Equity substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Collateral Agent, (ii) if necessary or desirable to perfect a security interest in such Pledged Equity, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Equity under the terms hereof, and (iii) upon request by the Collateral Agent, provide to the Collateral Agent an opinion of counsel, in form and substance reasonably satisfactory to the Collateral Agent, confirming such pledge and perfection thereof.

Section 3.3. Financing Statements And Other Filings; Maintenance Of Perfected Security Interest. Each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Collateral Agent in respect of the Pledged Collateral have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest subject only to Permitted Liens.

Section 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:

(a) Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 11 to the Perfection Certificate. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 11 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Collateral Agent exceeds $2,500,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within five days after receipt thereof) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.

(b) Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 11 to the Perfection Certificate. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control of such Electronic Chattel Paper under Section 9 105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Collateral Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $500,000 in the aggregate for all Pledgors. The Collateral Agent agrees with such Pledgor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9 105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.

(c) Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 13 to the Perfection Certificate. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall immediately notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Collateral Agent does not have a security interest, does not exceed $1,000,000 in the aggregate for all Pledgors.

Section 3.5. Other Actions. The Pledgors shall cause each Restricted Subsidiary (other than Non-Guarantor Subsidiaries) of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement and the Guaranty, (a) to execute and deliver to the Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 hereto and (ii) a Perfection Certificate, in each case, within thirty (30) days of the date on which it was acquired or created or (b) in the case of a Subsidiary organized outside of the United States required to pledge any assets to the Collateral Agent, to execute and deliver to the Collateral Agent such documentation as the Collateral Agent shall reasonably request and, in each case with respect to clauses (a) and (b) above, upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

Section 3.6. Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, all in form reasonably satisfactory to the Collateral Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

Section 4.1. Title. Except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others. In addition, no Liens or claims exist on the Securities Collateral, other than as permitted by Section 7.01 of the Credit Agreement.

Section 4.2. Validity Of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 7 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in all the Pledged Collateral. The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Pledged Collateral except for Permitted Liens.

Section 4.3. Defense Of Claims; Transferability Of Pledged Collateral. Subject to Section 6.06 of the Credit Agreement, each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than Permitted Liens. There is no agreement, order, judgment or decree, and no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgor’s obligations or the rights of the Collateral Agent hereunder.

Section 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements or public notices relating to the termination statements listed on Schedule 9 to the Perfection Certificate. No Pledgor shall execute or authorize the filing in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of the Permitted Liens.

Section 4.5. Location Of Inventory And Equipment. It shall not move any Equipment or Inventory to any location outside of the Continental United States.

Section 4.6. Due Authorization And Issuance. All of the Pledged Equity existing on the date hereof have been, and to the extent any Pledged Equity are hereafter issued, such Pledged Equity will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable. There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Equity in exchange for or in connection with the issuance of the Pledged Equity or any Pledgor’s status as a partner or a member of any issuer of the Pledged Equity.

Section 4.7. Consents, Etc. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Collateral Agent, such Pledgor agrees to use its commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

Section 4.8. Pledged Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects. The Pledged Collateral described on the schedules to the Perfection Certificate constitutes all of the property of such type of Pledged Collateral owned or held by the Pledgors.

Section 4.9. Insurance. In the event that the proceeds of any insurance claim are paid to any Pledgor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Collateral Agent and immediately after receipt thereof shall be paid to the Collateral Agent for application in accordance with the Credit Agreement and the Existing Senior Notes Indenture.

Section 4.10. Chief Executive; Change Of Name; Jurisdiction Of Organization. No Pledgor will effect any change (i) to its legal name, (ii) in its identity or organizational structure, (iii) in its organizational identification number, if any, or (iv) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless (A) it shall have given the Collateral Agent promptly but in any event within 10 days after such change, written notice clearly describing such change and providing such other information in connection therewith as the Collateral Agent may reasonably request and (B) it shall take all action necessary to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral.

ARTICLE 5

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

Section 5.1. Pledge Of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Equity or Pledged Debt of any person, accept the same in trust for the benefit of the Collateral Agent and promptly (but in any event within five days after receipt thereof) deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Equity or Pledged Debt which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Equity or Pledged Debt. Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Equity or Pledged Debt listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

Section 5.2. Voting Rights; Distributions; Etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.

(ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within five days after receipt thereof) delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b) So long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(c) Upon the occurrence and during the continuance of any Event of Default:

(i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.

(e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

Section 5.3. Defaults, Etc. Such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Equity pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder. No Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organizational Documents and certificates representing such Pledged Equity that have been delivered to the Collateral Agent) which evidence any Pledged Equity of such Pledgor.

Section 5.4. Certain Agreements Of Pledgors As Issuers And Holders Of Equity Interests.

(a) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Equity in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default and in connection with the exercise of the Collateral Agent’s remedies hereunder, to the transfer of such Pledged Equity to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE 6

CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY COLLATERAL

Section 6.1. Grant Of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

Section 6.2. Protection Of Collateral Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Collateral Agent of any adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain all Material Intellectual Property Collateral as presently used and operated, (iii) not permit to lapse or become abandoned any Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Material Intellectual Property Collateral, in either case except as shall be consistent with commercially reasonable business judgment, (iv) upon such Pledgor obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any Material Intellectual Property Collateral or the rights and remedies of the Collateral Agent in relation thereto including a levy or threat of levy or any legal process against any Material Intellectual Property Collateral, (v) not license any Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property Collateral created therein hereby, without the consent of the Collateral Agent, (vi) diligently keep adequate records respecting all Intellectual Property Collateral and (vii) furnish to the Collateral Agent from time to time upon the Collateral Agent’s request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Collateral Agent may from time to time request.

Section 6.3. After-acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, or if any intent-to use trademark application is no longer subject to clause (c) of the definition of Excluded Property, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly provide to the Collateral Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property Collateral. Further, each Pledgor authorizes the Collateral Agent to modify this Agreement by amending Schedules 12(a) and 12(b) to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.

Section 6.4. Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Collateral Agent for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 10.04 of the Credit Agreement. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by any person.

ARTICLE 7

CERTAIN PROVISIONS CONCERNING RECEIVABLES

Section 7.1. Maintenance Of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent’s security interest therein without the consent of any Pledgor.

Section 7.2. Legend. Each Pledgor shall legend, at the request of the Collateral Agent and in form and manner satisfactory to the Collateral Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

Section 7.3. Modification Of Terms, Etc. No Pledgor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such obligations except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice without the prior written consent of the Collateral Agent. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Receivables.

Section 7.4 . Collection. Each Pledgor shall cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with prudent business practice (including Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Pledgor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Collateral Agent or any Secured Party, shall be paid by the Pledgors.

ARTICLE 8

TRANSFERS

Section 8.1. Transfers Of Pledged Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as expressly permitted by the Credit Agreement.

ARTICLE 9

REMEDIES

Section 9.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:

(i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Collateral Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article X hereof;

(vi) Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

(viii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

Section 9.2. Notice Of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

Section 9.3. Waiver Of Notice And Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Collateral Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

Section 9.4. Certain Sales Of Pledged Collateral.

(a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.

(b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the

Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities

Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Collateral Agent, for the benefit of the Collateral Agent, cause any registration, qualification under or compliance with any Federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each Pledgor shall use its commercially reasonable efforts to cause the Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Collateral Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

Section 9.5. No Waiver; Cumulative Remedies.

(a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

Section 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Pledgor shall execute and deliver to the Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within five (5) Business Days of written notice thereafter from the Collateral Agent, each Pledgor shall make available to the Collateral Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Collateral Agent may reasonably designate to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on the Collateral Agent’s behalf.

ARTICLE 10

APPLICATION OF PROCEEDS

Section 10.1. Application Of Proceeds.

(a) The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, as follows:

FIRST, to the payment of all fees, costs and expenses incurred by the Collateral Agent or the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any Mortgage on behalf of any Pledgor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any Mortgage;

SECOND, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

THIRD, to the applicable Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(b) If at any time any moneys collected or received by the Collateral Agent pursuant to this Agreement are distributable pursuant to paragraph (a) above to the Existing Senior Notes Trustee, and if the Existing Senior Notes Trustee shall notify the Collateral Agent in writing that no provision is made under the Existing Senior Notes Indenture for the application by the Existing Senior Notes Trustee of such moneys (whether because the Existing Senior Notes Indenture does not effectively provide for the receipt and the holding by the Existing Senior Notes Trustee of such moneys pending the application thereof or otherwise), then the Collateral Agent, after receipt of such moneys pending the application thereof, shall at the direction of the Existing Senior Notes Trustee, invest such amounts in Eligible Securities maturing within 90 days after they are acquired by the Collateral Agent or, in the absence of such direction, hold such moneys uninvested and shall hold all such amounts so distributable and all such investments and the net proceeds thereof in trust solely for the Existing Senior Notes Trustee (in its capacity as trustee) and for no other purpose until such time as the Existing Senior Notes Trustee shall request in writing the delivery thereof by the Collateral Agent for application pursuant to the Existing Senior Notes Indenture. The Collateral Agent shall not be responsible for any diminution in funds resulting from any such investment or any liquidation thereof prior to maturity.

(c) In making the determination and allocations required by this Section 4.02, the Collateral Agent may conclusively rely upon information supplied by the Existing Senior Notes Trustee as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Existing Senior Notes Obligations and information supplied by the Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Credit Agreement Obligations, and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information, provided that nothing in this sentence shall prevent any Pledgor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this Section 10.1 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Administrative Agent or the Existing Senior Notes Trustee of any amounts distributed to them.

ARTICLE 11

MISCELLANEOUS

Section 11.1. Concerning Collateral Agent.

(a) The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Pledgor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Pledgor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Pledgor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

(b) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(c) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

(e) The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 4.10 hereof. If any Pledgor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

Section 11.2. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-fact. If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 10.04 of the Credit Agreement. Neither the provisions of this Section 11.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Collateral Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Section 11.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Secured Hedge Agreement or a Secured Cash Management Agreements, such Secured Hedge Agreement or Secured Cash Management Agreement, as applicable. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

Section 11.4. Termination; Release.

(a) When all the Credit Agreement Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Agreement shall terminate (including, without limitation, any Lien granted hereunder for the benefit of the Existing Senior Notes Secured Parties). Upon termination of this Agreement the Pledged Collateral shall be released from the Lien of this Agreement. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC 3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

(b) This Agreement and the security interest with respect to the Pledge Collateral shall terminate with respect to the Existing Senior Notes Trustee and the Existing Senior Notes Holders when all Existing Senior Notes Obligations have been indefeasibly paid in full.

(c) A Pledgor shall automatically be released from its obligations hereunder if it ceases to be a Guarantor in accordance with Section 9.11(b) of the Credit Agreement.

(d) The Lien granted hereby in any Pledged Collateral shall automatically be released (i) in accordance with Section 9.11(a)(ii) of the Credit Agreement, upon the sale or Disposition thereof (other than any sale or Disposition to another Pledgor) provided that such sale or Disposition is permitted by the Credit Agreement (including, if applicable, satisfaction of the Mortgage EBITDA Test and the Guarantor EBITDA Test in accordance with Section 7.05 of the Credit Agreement and delivery to the Administrative Agent of an officer’s certificate evidencing the satisfaction of such tests) and (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in such Collateral pursuant to Section 9.11(a)(v) of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Lien created hereby.

(e) In connection with any termination or release pursuant to paragraph (c) or (d) above, the Collateral Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 11.4 shall be without recourse to or warranty by the Collateral Agent.

(f) If any term of this Section 11.4 is inconsistent with the Credit Agreement, the Credit Agreement shall govern.

Section 11.5. Modification In Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent subject to consent required in accordance with Section 10.01 of the Credit Agreement; provided, however, that the requisite written consent of the Existing Senior Notes Holders or the Existing Senior Notes Trustee under the Existing Senior Notes Indenture shall be required with respect to any release, waiver, amendment or other modification of this Agreement that would cause the Existing Senior Note Holders to cease to equally and ratably share in the security provided for herein with respect to the Pledged Collateral. Except as set forth in this Section 11.5, neither the Existing Senior Notes Holders nor the Existing Senior Notes Trustee shall have any rights to approve any release, waiver, amendment, modification, charge, discharge or termination with respect to this Agreement. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

Section 11.6. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.

Section 11.7. Governing Law, Consent To Jurisdiction And Service Of Process; Waiver Of Jury Trial. Sections 10.15 and 10.16 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

Section 11.8. Severability Of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

Section 11.9. Execution In Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

Section 11.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

Section 11.11. No Credit For Payment Of Taxes Or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

Section 11.12. No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

Section 11.13. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

Section 11.14. Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

(ii) any lack of validity or enforceability of the Credit Agreement, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other Loan Document, any other agreement or instrument relating thereto or any agreement or instrument relating to the Existing Senior Notes;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Secured Hedge Agreement, Secured Cash Management Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

Section 11.15. Limitation On Collateral Agent’s Responsibilities.

(a) The obligations of the Collateral Agent to the Existing Senior Notes Holders and the Existing Senior Notes Trustee hereunder shall be limited solely to (i) holding the Pledged Collateral for the ratable benefit of the Existing Senior Notes Holders and the Existing Senior Notes Trustee for so long as (A) any Existing Senior Notes Obligations remain outstanding and (B) any Existing Senior Notes Obligations are secured by such Pledged Collateral and (ii) distributing any proceeds received by the Collateral Agent from the sale, collection or realization of the Pledged Collateral to the Existing Senior Notes Holders and the Existing Senior Notes Trustee in respect of the Existing Senior Notes Obligations in accordance with the terms of this Agreement. Neither the Existing Senior Notes Holders nor the Existing Senior Notes Trustee shall be entitled to exercise (or direct the Collateral Agent to exercise) any rights or remedies hereunder with respect to the Existing Senior Notes Obligations, including without limitation the right to enforce the security interest in the Pledged Collateral, request any action, institute proceedings, give any instructions, make any election, give any notice to Account Debtors, make collections, sell or otherwise foreclose on any portion of the Collateral or execute any amendment, supplement, or acknowledgment hereof. This Agreement shall not create any liability of the Collateral Agent to the Secured Parties by reason of actions taken with respect to the creation, perfection or continuation of the security interest on the Pledged Collateral, actions with respect to the occurrence of an Event of Default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Pledged Collateral or action with respect to the collection of any claim for all or any part of the Secured Obligations from any Account Debtor, guarantor or any other party or the valuation, use or protection of the Pledged Collateral.

(b) The Collateral Agent shall not be required to ascertain or inquire as to the performance by the Borrower or any other obligor of the Existing Senior Notes Obligations.

(c) The Collateral Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the negligence or wilful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or wilful misconduct.

(d) The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Collateral Agent shall have received a notice of Event of Default or a notice from the Pledgor, the Trustee or the Secured Parties to the Collateral Agent in its capacity as Collateral Agent indicating that an Event of Default has occurred. The Collateral Agent shall have no obligation either prior to or after receiving such notice to inquire whether an Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it.

(e) Notwithstanding anything to the contrary herein, nothing in this Agreement shall or shall be construed to (i) result in the security interest in the Pledged Collateral not securing the Existing Senior Notes Obligations less than equally and ratably with the Credit Agreement Obligations pursuant to Section 3.09 of the Existing Senior Notes Indenture to the extent required or (ii) modify or affect the rights of the Existing Senior Notes Holders to receive the pro rata share specified in Section 10.1(a) of any proceeds of any collection or sale of Pledged Collateral.

(f) The parties hereto agree that the Existing Senior Notes Obligations and the Credit Agreement Obligations are, and will be, equally and ratably secured with each other by the Liens on the Pledged Collateral, and that it is their intention to give full effect to the equal and ratable provision of Section 3.09 of the Existing Senior Notes Indenture, as in effect on the date hereof. To the extent that the rights and benefits herein or in any Collateral Documents conferred on the Existing Senior Notes Holders or the Existing Senior Notes Trustee shall be held to exceed the rights and benefits required so to be conferred by such provisions, such rights and benefits shall be limited so as to provide such Existing Senior Notes Holders and the Existing Senior Notes Trustee only those rights and benefits that are required by such provisions. Any and all rights not herein expressly given to the Existing Senior Notes Trustee are expressly reserved to the Collateral Agent and the Secured Parties other than the Existing Senior Notes Secured Parties.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

HEALTH MANAGEMENT ASSOCIATES, INC., as Pledgor

By:
Name:	Timothy R. Parry
Title:	Senior Vice President, General Counsel and Secretary

Guarantors:

AMORY HMA, LLC

BARTOW HMA, LLC

BILOXI H.M.A., LLC

BRANDON HMA, LLC

BREVARD HMA HOLDINGS, LLC

BREVARD HMA HOSPITALS, LLC

CAMPBELL COUNTY HMA, LLC

CAROLINAS JV HOLDINGS GENERAL, LLC

CAROLINAS JV HOLDINGS, L.P.

CENTRAL FLORIDA HMA HOLDINGS, LLC

CENTRAL STATES HMA HOLDINGS, LLC

CHESTER HMA, LLC

CITRUS HMA, LLC

CLARKSDALE HMA, LLC

COCKE COUNTY HMA, LLC

FLORIDA HMA HOLDINGS, LLC

FORT SMITH HMA, LLC

HAMLET H.M.A., LLC

HEALTH MANAGEMENT ASSOCIATES, LLC

HMA FENTRESS COUNTY GENERAL HOSPITAL, LLC

HMA HOSPITALS HOLDINGS, LLC

HMA SANTA ROSA MEDICAL CENTER, LLC

HOSPITAL MANAGEMENT ASSOCIATES, INC.

JACKSON HMA, LLC

JEFFERSON COUNTY HMA, LLC

By:
Name:	Timothy R. Parry
Title:	Secretary of each Guarantor

SIGNATURE PAGE TO SECURITY AGREEMENT

Guarantors:

KENNETT HMA, LLC

KEY WEST HMA, LLC

KNOXVILLE HMA HOLDINGS, LLC

LEHIGH HMA, LLC

LONE STAR HMA, L.P.

MADISON HMA,LLC

MELBOURNE HMA, LLC

MESQUITE HMA GENERAL, LLC

METRO KNOXVILLE HMA, LLC

MISSISSIPPI HMA HOLDINGS I, LLC

MISSISSIPPI HMA HOLDINGS II, LLC

MONROE HMA, LLC

NAPLES HMA, LLC

PORT CHARLOTTE HMA, LLC

PUNTA GORDA HMA, LLC

RIVER OAKS HOSPITAL, LLC

ROCKLEDGE HMA, LLC

ROH, LLC

SEBASTIAN HOSPITAL, LLC

SEBRING HOSPITAL MANAGEMENT ASSOCIATES, LLC

SOUTHEAST HMA HOLDINGS, LLC

SOUTHWEST FLORIDA HMA HOLDINGS, LLC

STATESVILLE HMA, LLC

VENICE HMA, LLC

WINDER HMA, LLC

By:
Name:	Timothy R. Parry
Title:	Secretary of each Guarantor

SIGNATURE PAGE TO SECURITY AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:	Monique Gasque
Title:	Assistant Vice President

SIGNATURE PAGE TO SECURITY AGREEMENT

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of [            ], 2011, made by Health Management Associates, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto and Wells Fargo Bank, National Association, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), (ii) agrees promptly to note on its books the security interests granted to the Collateral Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Collateral Agent with respect to the applicable Securities Collateral without further consent by the applicable Pledgor, (iv) agrees to notify the Collateral Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Collateral Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Collateral Agent or its nominee or the exercise of voting rights by the Collateral Agent or its nominee.

[ ]

By:
Name:
Title:

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of [            ], 2011, is delivered pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of [            ], 2011, made by Health Management Associates, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto and Wells Fargo Bank, National Association, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Equity and/or Pledged Debt listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.

PLEDGED EQUITY
ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S)	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

E-2

PLEDGED DEBT
ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ]

By:
Name: Title:

AGREED TO AND ACCEPTED:

[•],

as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 3

[Form of]

JOINDER AGREEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

Ladies and Gentlemen:

Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of [            ], 2011, made by Health Management Associates, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto and Wells Fargo Bank, National Association, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).

This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, [            ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. The New Pledgor also hereby agrees to be bound as a party by all of the terms, covenants and conditions applicable to it set forth in the Guaranty to the same extent that it would have been bound if it had been a signatory to the Guaranty on the execution date of the Guaranty. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement and the Guaranty.

E-3

Annexed hereto are supplements to each of the schedules to the Security Agreement and the Credit Agreement, as applicable, with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement or the Credit Agreement, as applicable.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

E-3

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name: Title:

AGREED TO AND ACCEPTED:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Schedules to be attached]

EXHIBIT 4

[Form of]

Copyright Security Agreement1

Copyright Security Agreement, dated as of [            ], 2011, by Health Management Associates, Inc., a Delaware corporation, and [            ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of Wells Fargo Bank, National Association, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Copyrights of such Pledgor listed on Schedule I2 attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

[1]

Consider filing entire security agreement with Copyright schedules from Perfection Certificate based upon materiality of copyrights to the borrower. Note that the document to be recorded must be “complete by its own terms,” 47 C.F.R. 201.4(c)(2).

[2]	Should include same Copyrights listed on Schedule 12(b) of the Perfection Certificate.

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SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

[signature page follows]

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IN WITNESS WHEREOF, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [PLEDGORS][3]

By:
Name: Title:

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[3]	This document needs only to be executed by the Borrower and/or any Guarantor which owns a pledged Copyright.

E-4

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS4

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

[4]

Note to attorney: These schedules include the minimum information required to perfect in the Copyright Office. A conformed version of perfection certificate would be adequate, provided it contains this information.

EXHIBIT 5

[Form of]

Patent Security Agreement

Patent Security Agreement, dated as of [            ], 2011, by Health Management Associates, Inc. and [            ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of Wells Fargo Bank, National Association, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Patents of such Pledgor listed on Schedule I5 attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the

[5]	Should include same Patents listed on Schedule 12(a) of the Perfection Certificate.

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Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

[signature page follows]

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IN WITNESS WHEREOF, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [PLEDGORS][6]

By:
Name: Title:

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[6]	This document needs only to be executed by the Borrower and/or any Guarantor which owns a pledged Patent.

E-5

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS7

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

[7]

Note to Attorney: These schedules include the minimum information required to perfect in the PTO. A conformed version of perfection certificate would be adequate, provided it contains this information.

EXHIBIT 6

[Form of]

Trademark Security Agreement

Trademark Security Agreement, dated as of [            ], 2011, by Health Management Associates, Inc. and [            ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of Wells Fargo Bank, National Association, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Trademarks of such Pledgor listed on Schedule I8 attached hereto;

(b) all Goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security

[8]	Should include same Trademarks listed on Schedule 12(a) of the Perfection Certificate.

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interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

[signature page follows]

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IN WITNESS WHEREOF, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [PLEDGORS][9]

By:
Name: Title:

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[9]	This document needs only to be executed by the Borrower and/or any Guarantor which owns a pledged Trademark.

E-6

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	TRADEMARK

EXHIBIT H

This instrument was prepared by,

and after recording please return to:

King & Spalding LLP

1180 Peachtree Street NE

Atlanta, Georgia 30309-3521

Attention: Sarah L. Taub, Esq.

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS,

AND FIXTURE FILING

made by

[ ],

as Grantor,

to

[ ],

as Trustee

for the use and benefit of

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent,

Beneficiary

Dated as of November     , 2011

THIS INSTRUMENT IS TO BE INDEXED AS BOTH A DEED OF TRUST

AND A FIXTURE FILING FILED AS A FINANCING STATEMENT

MAXIMUM PRINCIPAL INDEBTEDNESS FOR

TENNESSEE RECORDING TAX PURPOSES IS $-0-.

THE RECORDING TAX WAS PAID IN CONNECTION WITH THE FILING OF UCC-1

FINANCING STATEMENT #[ ], FILED WITH THE TENNESSEE SECRETARY OF STATE

[] [ ], 2011

DEED OF TRUST, SECURITY AGREEMENT,

ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING

THIS DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING, dated as of November [ ], 2011, is made by [ ], a [ ] [ ] (“Grantor”), whose address is [ ], to [ ], a [ ] [ ], as trustee (in such capacity, “Trustee”; said term referring always to the named Trustee and his successors in trust hereunder, including any “Substitute Trustee”, as hereinafter defined), whose address is [ ], for the use and benefit of WELLS FARGO, NATIONAL ASSOCIATION, for itself as one of the Secured Parties and in its capacity as collateral agent for the Lenders and other Secured Parties (in such capacity, “Beneficiary”) whose address is [ ]. References to this “Deed of Trust” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A. HEALTH MANAGEMENT ASSOCIATES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party to the Credit Agreement (defined below) (the “Lenders”), Beneficiary, as Administrative Agent and Collateral Agent, Swing Line Lender and L/C Issuer, are parties to that certain Credit Agreement, dated as of November 18, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement (whether under a bank facility, securities offering or otherwise) or one or more successor or replacement facilities whether or not with a different group of agents or lenders (whether under a bank facility, securities offering or otherwise) and whether or not with different obligors upon the Administrative Agent’s acknowledgment of the termination of the predecessor Credit Agreement).

B. The Grantor has, pursuant to that certain Guaranty dated as of November 18, 2011, unconditionally guaranteed the Obligations.

C. The Grantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and is, therefore, willing to enter into this Deed of Trust.

D. This Deed of Trust is given by the Grantor in favor of the Beneficiary for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations (as defined below).

E. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement and (ii) the obligations of L/C Issuer to issue Letters of Credit that the Grantor execute and deliver the applicable Loan Documents, including this Deed of Trust.

F. Grantor (i) is the owner of the fee simple estate in the parcel(s) of real property described on Schedule A attached hereto (the “Land”); and (ii) owns all of the buildings, improvements, structures, and fixtures now or subsequently located on the Land (the “Improvements”; the Land and the Improvements being collectively referred to hereinafter as the “Real Estate”).

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Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor agrees that to secure the payment of all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time, or the Senior Notes or otherwise with respect to any Commitment, Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement (including, but not limited to, the Credit Agreement Obligations (as defined in the Security Agreement), the Existing Senior Notes Obligations (as defined in the Security Agreement) and any Permitted Refinancing of them), in each case, entered into with the Borrower or any of its Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (collectively, the “Secured Obligations”), GRANTOR HEREBY BARGAINS, SELLS, GRANTS, PLEDGES, ASSIGNS, TRANSFERS, SETS OVER AND CONVEYS TO TRUSTEE, IN TRUST, WITH POWER OF SALE AND RIGHT OF ENTRY, FOR THE USE AND BENEFIT OF BENEFICIARY, FOR THE RATABLE BENEFIT OF THE SECURED PARTIES, AND GRANTS TO BENEFICIARY AND TRUSTEE A SECURITY INTEREST IN:

(a) the Land;

(b) all right, title and interest Grantor now has or may hereafter acquire in and to the Improvements or any part thereof and all the estate, right, title, claim or demand whatsoever of Grantor, in possession or expectancy, in and to the Real Estate or any part thereof;

(c) all right, title and interest of Grantor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(d) all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, appliances and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Grantor and now or

3

subsequently attached to the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description, parking equipment, helicopter pads, all fixed and moveable equipment now or hereafter installed or placed upon or in the Land for use in health care, treatment, diagnosis and services or for other health care uses, and the products and proceeds from any and all of the foregoing property (all of the foregoing in this paragraph (d) being referred to as the “Equipment”);

(e) all right, title and interest of Grantor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Grantor or constructed, assembled or placed by Grantor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by Grantor;

(f) all right, title and interest of Grantor in, to and under all leases (including, but not limited to ground leases and master leases), subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Grantor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Grantor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(g) all unearned premiums under insurance policies now or subsequently obtained by Grantor relating to the Real Estate or Equipment and Grantor’s interest in and to all proceeds of any such insurance policies (including title insurance and business interruption policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below and in the Credit Agreement; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or in lieu thereof or otherwise, of all or any part of the Real Estate or any easement or other right therein;

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(h) all right, title and interest of Grantor in and to (i) all contracts from time to time executed by Grantor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, management, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property that is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental permits and approvals relating to construction, completion, occupancy, use, operation or management of the Real Estate or Equipment or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

(i) all proceeds, both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Grantor and described in the foregoing clauses (a) through (i) are collectively referred to as the “Mortgaged Property”).

Notwithstanding anything to the contrary contained in the clauses above, the Lien and security interests created by this Deed of Trust shall not extend to, and the term “Mortgaged Property” shall not include, any Excluded Property (as defined in the Security Agreement); provided that in no event will Excluded Property be deemed to include the Real Estate.

TO HAVE AND TO HOLD the Mortgaged Property, and the rights and privileges hereby granted unto the Trustee and/or Beneficiary and their respective successors and assigns, for the uses and purposes herein set forth, until the Obligations are fully paid and performed and all commitments with respect to the Obligations are irrevocably terminated or collateralized as more fully described in Section 11.4 of the Security Agreement, provided, however, that the condition of this Deed of Trust is such that if the Obligations are fully paid and performed and all commitments with respect to the Obligations are irrevocably terminated or collateralized as more fully described in Section 11.4 of the Security Agreement, then the estate hereby granted shall cease, terminate and become void but shall otherwise remain in full force and effect.

This Deed of Trust covers present and future obligatory advances and re-advances that are for commercial purposes, in an aggregate amount not exceeding the aggregate amount of the Obligations secured hereby, made by the Secured Parties for the benefit of Grantor, and, to the fullest extent permitted by applicable law, the lien and security title of this Deed of Trust as to such future advances and re-advances shall relate back to the time of the recording of this Deed of Trust.

Terms and Conditions

Grantor further represents, warrants, covenants and agrees with Beneficiary, Trustee and the Secured Parties as follows:

1. Defined Terms. Capitalized terms used herein (including in the “Background” and “Granting Clauses” sections above) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement and, if not defined in the Credit Agreement, shall have the meanings ascribed thereto in the Security Agreement.

5

2. Warranty of Title. Grantor warrants that it has good record title in fee simple to the Real Estate, and good title to or valid interests in the rest of the Mortgaged Property, subject only to the matters that are set forth in [Schedule B] of the title insurance policy or policies, if any, being issued to Beneficiary to insure the lien and security title of this Deed of Trust (collectively, the “Permitted Encumbrances”) and the Liens permitted pursuant to Section 7.01 of the Credit Agreement. Grantor shall warrant, defend and preserve such title and the lien and security title of this Deed of Trust against all claims of all persons and entities (not including the holders of the Permitted Encumbrances). Grantor represents and warrants that it has the right to mortgage or encumber the Mortgaged Property.

3. Payment of Obligations. Grantor shall pay and perform the Obligations at the times and places and in the manner specified in the Loan Documents.

4. Requirements. Grantor shall comply with all covenants, restrictions and conditions now or later of record that may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, management, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

5. Payment of Taxes and Other Impositions. (a) Except as may be permitted by the Credit Agreement, Grantor shall, prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, pay and discharge all taxes, charges and assessments of every kind and nature, all charges for and assessments under any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, all vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or that may become a material lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the “Impositions”), except where the validity or amount thereof is being contested in good faith and by proper proceedings, so long as Grantor maintains adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect. If by law any Imposition may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Grantor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any; provided that all taxes with respect to the Real Estate will be paid pursuant to the terms of the Credit Agreement.

(b) Nothing herein shall affect any right or remedy of Trustee or Beneficiary under this Deed of Trust or otherwise, following the occurrence and during the continuance of an Event of Default, without notice or demand to Grantor, to pay any Imposition before or at any time after such Imposition shall have become delinquent, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by Trustee or Beneficiary in discharge of any Impositions shall be (i) a lien on the Real Estate

6

secured hereby prior to any right or title to, interest in, or claim upon the Real Estate subordinate to the lien and security title of this Deed of Trust, and (ii) payable on demand by Grantor to Trustee or Beneficiary, as the case may be, together with interest at the Default Rate.

6. Insurance. Grantor will keep or cause to be kept the Mortgaged Property insured against such risks and shall purchase such additional insurance to the extent that is required from time to time pursuant to Section 6.07 of the Credit Agreement.

7. Restrictions on Liens and Encumbrances. Except for the lien and security title of this Deed of Trust and the Permitted Encumbrances and except as otherwise permitted under the terms of the Credit Agreement, Grantor shall not (i) further mortgage or otherwise encumber the Mortgaged Property or (ii) create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, in each case whether superior or subordinate to the lien and security title of this Deed of Trust and whether recourse or non-recourse.

8. Restrictions on Transfer. Except as expressly permitted under the Credit Agreement, Grantor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

9. Condemnation/Eminent Domain. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Grantor will notify Beneficiary of the pendency of such proceedings. Any award or other proceeds relating to a condemnation of any portion of the Mortgaged Property shall be deemed an Extraordinary Receipt and shall be applied in the manner specified in the Credit Agreement.

10. Leases. Except as expressly permitted under the Credit Agreement, Grantor shall not execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Beneficiary. Grantor shall not execute or permit to exist any Lease of any of the Mortgaged Property to the extent not permitted by the Credit Agreement.

11. Further Assurances. To the extent required under the terms of the Credit Agreement, to further assure Beneficiary’s rights under this Deed of Trust, Grantor agrees promptly upon demand of Beneficiary to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form (to the extent required by law or recommended by counsel in the State or Commonwealth in which the Real Estate is located)) as may be reasonably required by Beneficiary to fully effectuate the intent of this Deed of Trust including, but not limited to, confirming the lien and security title of this Deed of Trust and all other rights or benefits conferred on Beneficiary by this Deed of Trust.

12. Beneficiary’s Right to Perform. Upon the occurrence and during the continuance of an Event of Default, Beneficiary or Trustee may, at any time upon 5 days’ written notice to Grantor (but shall be under no obligation to) pay or perform any delinquent obligations of Grantor hereunder, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Grantor to Beneficiary or Trustee (as the case may be) and the same shall be secured by this Deed of Trust and shall be a lien on and security title to the Mortgaged

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Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien and security title of this Deed of Trust. No payment or advance of money by Beneficiary or Trustee under this Section shall be deemed or construed to cure Grantor’s default or waive any right or remedy of Beneficiary or Trustee.

13. Remedies. (a) Upon the occurrence and during the continuance of any Event of Default, Beneficiary may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Trustee or Beneficiary (as the case may be) may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary:

(i) Beneficiary may elect to cause the Trustee to exercise Trustee’s power of sale, in which case Beneficiary shall execute and deliver to Trustee written declaration of default and demand for sale and written notice of default and of election to cause all or any part of the Mortgaged Property to be sold, and after publishing the sale of the Mortgaged Property at least three (3) different times in some newspaper published in the county in which the sale is to be made, the first of which publications shall be at least twenty (20) days previous to said sale, Trustee, without demand on Grantor, shall sell such Mortgaged Property, either as a whole or in separate parcels and in such order as Beneficiary may direct (Grantor waiving any right to direct the order of sale), at one or more public sales in any county in which the Mortgaged Property or any part thereof is situated, to the highest bidder for cash in lawful money of the United States (or cash equivalents acceptable to Trustee to the extent permitted by applicable law), payable at the time of sale, and in bar of the right of redemption (statutory or otherwise), the equity of redemption, homestead, dower, elective or distributive share, any right of appraisement or valuation and all other rights and exemptions of every kind, all of which are hereby expressly waived. Trustee may postpone the sale of all or any part of the Mortgaged Property by public announcement at such time and place of sale, and from time to time after any such postponement may postpone such sale by public announcement at the time fixed by the preceding postponement. Trustee shall deliver to the purchaser at such sale its deed conveying the property so sold, but without any covenant or warranty, express or implied, and the recitals in such deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Trustee or Beneficiary, may purchase at such sale, and any bid by Beneficiary may be, in whole or in part in the form of cancellation of or credit upon all or any part of the Obligations. Trustee shall receive the proceeds of such sale and, after retaining a reasonable commission for its services, together with reasonable attorneys’ fees incurred by the Trustee in such proceeding, apply such proceeds to the cost of sale, including, but not limited to, costs of collection, taxes, assessments, costs of recording, service fees and incidental expenditures, the amount due on the Secured Obligations and advancements and other sums expended by the Beneficiary according to the provisions hereof and otherwise as required by the then existing law relating to foreclosures. If permitted by the then existing law

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relating to foreclosures, the Trustee may sell and convey the Mortgaged Property under the power aforesaid, although the Trustee has been, may now be or may hereafter be attorney or agent or employee of the Beneficiary with respect to any Secured Obligations or with respect to any matter or business whatsoever. If permitted by the then existing law relating to foreclosures, Trustee may adjourn from time to time any sale by Trustee to be made under or by virtue of this Deed of Trust by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Trustee, without further notice or publication, except for any notice or publication as may be required by the then existing law, may make such sale at the time and place to which the same shall be adjourned;

(ii) Beneficiary may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Loan Documents, (C) cause the Trustee to sell all or part of the Mortgaged Property as aforesaid, or (D) take such other action at law or in equity for the enforcement of this Deed of Trust or any of the Loan Documents as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate, to the extent permitted by applicable law, shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment; and

(iii) Beneficiary and/or Trustee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Secured Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise (Grantor hereby agreeing to surrender possession of the Mortgaged Property to Beneficiary and/or Trustee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Beneficiary shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Beneficiary may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Beneficiary shall deem appropriate as fully as Grantor might do.

(b) In case of a sale pursuant to this Deed of Trust, the Real Estate may be sold, at Beneficiary’s election, in one parcel or in more than one parcel, and Beneficiary and Trustee are specifically empowered (without being required to do so, and in the sole and absolute discretion of Beneficiary) to cause successive sales of portions of the Mortgaged Property to be held.

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(c) In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Deed of Trust, to the extent permitted by applicable law and principles of equity, Beneficiary shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Beneficiary shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Deed of Trust.

(d) It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property received by Trustee or Beneficiary shall be held by Trustee for the benefit of Beneficiary for the ratable benefit of the Secured Parties or by the Beneficiary for the benefit of the Secured Parties as collateral security for the Secured Obligations (whether matured or unmatured), and shall be applied in payment of the Secured Obligations in the manner set forth in Section 10.1 of the Security Agreement.

14. Right of Beneficiary to Credit Sale. Upon the occurrence of any sale made under this Deed of Trust, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, to the fullest extent permitted under applicable law, Beneficiary may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, to the fullest extent permitted under applicable law, Beneficiary may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Deed of Trust, the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums that Beneficiary is authorized to deduct under this Deed of Trust. In such event, this Deed of Trust, the Credit Agreement, the Security Agreement and all other documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

15. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Beneficiary as a matter of right and without notice to Grantor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Grantor therein as security for the Secured Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, without requiring the posting of a surety bond, and without reference to the adequacy of the value of the Mortgaged Property or the solvency or insolvency of Grantor or any other party obligated for payment of all or any part of the Secured Obligations, and whether or not waste has occurred with respect to the Mortgaged Property, and Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Beneficiary in case of entry as provided in this Deed of Trust, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

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16. Extension, Release, etc. (a) Without affecting the lien of this Deed of Trust upon or security title of this Deed of Trust to any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Beneficiary may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Loan Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Beneficiary’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b) No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Grantor shall affect the lien and security title of this Deed of Trust or any liens, rights, powers or remedies of Beneficiary hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Beneficiary shall have the right to foreclose this Deed of Trust or to direct the Trustee to foreclose or exercise its power of sale, Grantor authorizes Beneficiary at its option to foreclose the lien and security title of this Deed of Trust (or direct the Trustee to sell the Mortgaged Property, as the case may be) subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure or other enforcement proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property, or to terminate such tenant’s rights in such sale, will not be asserted by Grantor as a defense to any proceeding instituted by Beneficiary to collect the Obligations or to foreclose the lien and security title of this Deed of Trust.

(d) Unless expressly provided otherwise, in the event that Beneficiary’s interest in this Deed of Trust and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Deed of Trust shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

17. Security Agreement Under Uniform Commercial Code; Fixture Filing. (a) It is the intention of the parties hereto that this Deed of Trust shall constitute a “security agreement” within the meaning of the Uniform Commercial Code (the “Code”) of the state in which the Real Estate is located. If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Beneficiary shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property that is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Beneficiary’s and/or Trustee’s rights, powers and remedies with respect to the Real Estate (in which event the default provisions of the Code shall not apply). If Beneficiary shall elect to proceed under the Code, then ten (10) days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by the Trustee and Beneficiary shall include, but not be limited to, attorneys’ fees and legal expenses. At the Trustee’s or Beneficiary’s request, Grantor shall assemble the personal property and make it available to the Trustee or Beneficiary at a place designated by the Trustee or

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Beneficiary that is reasonably convenient to both parties. In the event of any conflict between the terms and provisions of the Security Agreement and this Deed of Trust with respect to any portion of the Mortgaged Property constituting Pledged Collateral (as defined in the Security Agreement), the Security Agreement shall control. With respect to the Mortgaged Property constituting Real Estate, this Deed of Trust shall control.

(b) Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the Code) on the Land, and this Deed of Trust, upon being filed for record in the real estate records of the city or county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said Code upon such portions of the Mortgaged Property that are or become fixtures. The real property to which the fixtures relate is described in Schedule A hereto. The record owner of the real property described in Schedule A hereto is Grantor. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Grantor set forth in the first paragraph of this Deed of Trust, and the name of the secured party for purposes of this financing statement is the name of the Beneficiary set forth in the first paragraph of this Deed of Trust. The mailing address of the Grantor/debtor is the address of the Grantor set forth in the first paragraph of this Deed of Trust. The mailing address of the Beneficiary/secured party from which information concerning the security interest hereunder may be obtained is the address of the Beneficiary set forth in the first paragraph of this Deed of Trust. Grantor/debtor’s organizational identification number is [            ].

(c) Grantor unconditionally and irrevocably authorizes the Beneficiary, or any agent or designee of Beneficiary, to file any and all UCC financing statements, and amendments to and continuations of any UCC financing statements, in any applicable jurisdiction deemed necessary or appropriate by such Beneficiary to evidence and perfect the security interest granted herein, including without limitation, any UCC financing statements naming the Grantor as “debtor” and describing the collateral as “all assets” of the Grantor or similar description.

18. Assignment of Rents and Leases. (a) Grantor hereby assigns to Beneficiary the Rents and Leases as further security for the payment of and performance of the Obligations, and Grantor grants to Beneficiary and Trustee the right to enter the Mortgaged Property for the purpose of collecting the Rents and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are fully paid and performed, but so long as no Event of Default shall have occurred and is continuing, Beneficiary hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Grantor shall be entitled to collect, receive, use and retain the Rents. Such right of Grantor to collect, receive, use and retain the Rents may be revoked by Beneficiary upon the occurrence and during the continuance of any Event of Default by giving not less than five days’ written notice of such revocation to Grantor. After an Event of Default, Beneficiary may, at any time, either in person, by agent or by a receiver appointed by a court, and without regard to the adequacy of any security for the Secured Obligations and without regard to solvency of Borrower, enter upon, take possession of and manage the Mortgaged Property, or any part thereof, for the purpose of collecting the Rents in its own name sue for or otherwise collect the Rents, including those past due and unpaid, and apply the same, less costs and expenses of operation and collection,

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including reasonable attorney’s fees, upon the Secured Obligations and in such order as Beneficiary may so determine. In the event such notice is given, Grantor shall pay over to Beneficiary, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Beneficiary, or to any such receiver, the fair and reasonable rental value as determined by Beneficiary for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Grantor or any affiliate of Grantor, and upon default in any such payment Grantor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Beneficiary or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise. Grantor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Grantor has not affirmatively done any act that would prevent Beneficiary from, or limit Beneficiary in, acting under any of the provisions of the foregoing assignment.

(c) Except for any matter disclosed in the Credit Agreement, no action has been brought or, so far as is known to Grantor, is threatened, that would interfere in any way with the right of Grantor to execute the foregoing assignment and perform all of Grantor’s obligations contained in this Section and in the Leases.

19. Additional Rights. The holder of any subordinate lien or subordinate deed of trust on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed of Trust nor shall Grantor consent to any holder of any subordinate lien or subordinate deed of trust joining any tenant under any Lease in any trustee’s sale or action to foreclose such subordinate lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Deed of Trust all subordinate lienholders and the trustees and beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void. Any such action taken by any subordinated lienholders or the trustees or beneficiaries under the subordinate mortgages shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Beneficiary on account of such Default or Event of Default.

20. Notices. All notices, requests and demands to or upon the Beneficiary or the Grantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon Grantor or Trustee shall be addressed to Grantor or Trustee, as applicable, at its address set forth above.

21. No Oral Modification. This Deed of Trust may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 10.01 of the Credit Agreement. Any agreement made by Grantor and Beneficiary after the date of this Deed of Trust relating to this Deed of Trust shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance. Trustee’s execution of any written agreement between Grantor and Beneficiary shall not be required for the effectiveness thereof as between Grantor and Beneficiary.

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22. Partial Invalidity. In the event any one or more of the provisions contained in this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding anything to the contrary contained in this Deed of Trust or in any provisions of any Loan Document, the obligations of Grantor and of any other obligor under any Loan Documents shall be subject to the limitation that the Secured Parties shall not charge, take or receive, nor shall Grantor or any other obligor be obligated to pay to the Secured Parties, any amounts constituting interest or loan charges in excess of the maximum amounts permitted by law to be charged.

23. Grantor’s Waiver of Rights. (a) Grantor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the Mortgaged Property upon the occurrence and during the continuance of an Event of Default, and any and all rights of redemption from any sale hereunder (whether full or partial) allowed under any applicable law, on its own behalf, on behalf of any persons claiming or having an interest (direct or indirectly) by, through or under Grantor and on behalf of any person acquiring any interest in the Mortgaged Property subsequent to the date hereof, it being the intent hereof that any and all such rights or redemption of Grantor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law. To the fullest extent permitted by applicable law, Grantor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to Beneficiary, but shall permit the execution of every such right, power, and remedy as though no such law or laws had been made or enacted.

(b) To the fullest extent permitted by law, Grantor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the extent permitted by applicable law, Grantor agrees that Grantor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed of Trust before exercising any other remedy granted hereunder and Grantor, for Grantor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution (except as expressly provided in the Credit Agreement) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Trustee or Beneficiary of the foreclosure rights, power of sale, or other rights hereby created.

24. Remedies Not Exclusive. Beneficiary and Trustee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Deed of Trust or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien,

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assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement, shall prejudice or in any manner affect Beneficiary’s or Trustee’s right to realize upon or enforce any other security now or hereafter held by Beneficiary or Trustee, it being agreed that Beneficiary and Trustee shall each be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary or Trustee in such order and manner as Beneficiary or Trustee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Beneficiary or Trustee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Beneficiary or Trustee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Beneficiary or Trustee, as the case may be. In no event shall Beneficiary or Trustee, in the exercise of the remedies provided in this Deed of Trust (including, without limitation, in connection with the assignment of Rents to Beneficiary, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and neither Beneficiary nor Trustee shall in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

25. Multiple Security. If (a) the Real Estate shall consist of one or more parcels, whether or not contiguous and whether or not located in the same city or county, or (b) in addition to this Deed of Trust, Beneficiary shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Real Estate is located (regardless of whether such property is owned by Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Beneficiary may, at its election, commence or consolidate in a single trustee’s sale or foreclosure proceeding all trustee’s sales or foreclosure proceedings regarding all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any city or county in which any of such collateral is located. Grantor acknowledges that the right to maintain a consolidated trustee’s sale or foreclosure proceeding is a specific inducement to the Secured Parties to extend the indebtedness borrowed pursuant to or guaranteed by the Loan Documents, and Grantor expressly and irrevocably waives any objections to the commencement or consolidation of foreclosure or other enforcement proceedings in a single action or proceeding and any objections to the laying of venue or based on the grounds of forum non conveniens that it may now or hereafter have. Grantor further agrees that if Trustee or Beneficiary shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Beneficiary shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral (or, in the case of a trustee’s sale, shall have met the statutory requirements therefor with respect to such collateral), then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Real Estate is located, Beneficiary may commence or continue any foreclosure or other enforcement proceedings and exercise its other remedies granted in this Deed of Trust against all or any part of the Mortgaged Property, and, to the fullest extent permitted by applicable law, Grantor waives any objections to the commencement or continuation of a foreclosure or other enforcement of

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this Deed of Trust or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Deed of Trust or such other proceedings on such basis. The commencement or continuation of proceedings to sell the Mortgaged Property in a trustee’s sale or a proceeding to foreclose this Deed of Trust, or the exercise of any other rights hereunder or the recovery of any judgment by Beneficiary in any such proceedings, or the occurrence of any sale by the Trustee in any such proceedings, shall not prejudice, limit or preclude Beneficiary’s right to commence or continue one or more trustee’s sales or foreclosure or other proceedings or obtain a judgment against (or, in the case of a trustee’s sale, to meet the statutory requirements for, any such sale of) any other collateral (either in or outside the State in which the Real Estate is located) that directly or indirectly secures the Obligations, and, to the fullest extent permitted by applicable law, Grantor expressly waives any objections to the commencement of, continuation of or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Deed of Trust, and, to the fullest extent permitted by applicable law, Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Deed of Trust on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Beneficiary may, at its election, cause the sale of all collateral that is the subject of a single enforcement action or proceeding at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

26. Successors and Assigns. All covenants of Grantor contained in this Deed of Trust are imposed solely and exclusively for the benefit of Beneficiary, Trustee and their respective successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Beneficiary (and/or Trustee, at Beneficiary’s direction) at any time if in the sole discretion of either of them such a waiver is deemed advisable. All such covenants of Grantor shall run with the land and bind Grantor, the successors and assigns of Grantor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Trustee and Beneficiary and their respective successors and assigns. The word “Grantor” shall be construed as if it read “Grantors” whenever the sense of this Deed of Trust so requires and if there shall be more than one Grantor, the obligations of the Grantors shall be joint and several.

27. No Waivers, etc. Any failure by Beneficiary to insist upon the strict performance by Grantor of any of the terms and provisions of this Deed of Trust shall not be deemed to be a waiver of any of the terms and provisions hereof, and Beneficiary, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Grantor of any and all of the terms and provisions of this Deed of Trust to be performed by Grantor. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Deed of Trust without, as to the remainder of the security, in any way impairing or affecting the lien and security title of this Deed of Trust or the priority thereof over any subordinate lien or deed of trust.

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28. Governing Law, etc. With respect to matters relating to the creation, perfection, exercise of remedies and procedures relating to the enforcement of this Deed of Trust, this Deed of Trust shall be governed by, and be construed in accordance with, the laws of the state in which the Mortgaged Property is located; provided, however, to the fullest extent permitted by the laws of such state, the laws of the State of New York shall govern all other provisions of this Deed of Trust.

29. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust shall be used interchangeably in singular or plural form and the word “Grantor” shall mean “each Grantor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Beneficiary” shall mean “Beneficiary or any successor agent for the Lenders,” the word “Trustee” shall mean “Trustee and any successor trustee hereunder,” the word “person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed of Trust are for convenience of reference only and in no way limit or amplify the provisions hereof.

30. Duty of Beneficiary; Authority of Beneficiary. (a) The Beneficiary’s sole duty with respect to the custody, safekeeping and physical preservation of the Mortgaged Property that is in its possession, or otherwise, shall be to deal with it in the same manner as the Beneficiary deals with similar property for its own account. Neither the Beneficiary nor any Secured Party, nor any of their respective officers, directors, employees or agents, shall be liable for failure to demand, collect or realize upon any of the Mortgaged Property or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Mortgaged Property upon the request of Grantor or any other Person or to take any other action whatsoever with regard to the Mortgaged Property or any part thereof. The powers conferred on the Beneficiary and the Trustee hereunder are solely to protect the Trustee’s, the Beneficiary’s and the Secured Parties’ interests in the Mortgaged Property and shall not impose any duty upon the Beneficiary or any Secured Party to exercise any such powers. The Beneficiary and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b) Grantor acknowledges that the rights and responsibilities of the Beneficiary under this Deed of Trust with respect to any action taken by the Beneficiary or the exercise or non-exercise by the Beneficiary of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Deed of Trust shall, as between the Beneficiary and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Beneficiary and Grantor, the Beneficiary shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Grantor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

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31. Last Dollars Secured; Priority. To the extent that this Deed of Trust secures only a portion of the indebtedness owing or that may be owing by Grantor to the Secured Parties, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Deed of Trust shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount secured by the lien and security title of this Deed of Trust until the secured amount shall equal the principal amount of the Obligations outstanding.

32. Enforcement Expenses; Indemnification. (a) Grantor agrees to pay, or reimburse each Secured Party and the Beneficiary for all its costs and expenses incurred in collecting against Grantor or otherwise enforcing or preserving any rights under this Deed of Trust, including, without limitation, the reasonable fees and disbursements of counsel to each Secured Party and of counsel to the Beneficiary and of the Trustee.

(b) Grantor agrees to pay, and to save the Beneficiary and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Mortgaged Property or in connection with any of the transactions contemplated by this Deed of Trust.

(c) Grantor agrees to pay, and to save the Beneficiary and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Deed of Trust to the extent the Borrower would be required to do so pursuant to Section 10.04 of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable.

33. Release. (a) The Beneficiary shall the release the Lien granted hereby in any Mortgaged Property (i) in accordance with Section 9.11(a)(ii) of the Credit Agreement, in connection with the sale or Disposition of such Mortgaged Property (other than a sale or other Disposition to a Loan Party), provided such transaction is permitted by the Credit Agreement (including satisfaction of the Mortgage EBITDA Test and the Guarantor EBITDA Test in accordance with Section 7.05 of the Credit Agreement and delivery to the Administrative Agent of an officer’s certificate evidencing the satisfaction of such tests) and (ii) in connection with the effectiveness of any written consent to the release of the Lien of this Deed of Trust in such Mortgaged Property pursuant to Section 9.11(a)(v) of the Credit Agreement. Any such release in connection with any sale, or other Disposition of such Mortgaged Property shall result in such Mortgaged Property being sold or Disposed of, as applicable, free and clear of the Lien created hereby. In connection with a termination or release pursuant to this paragraph or paragraph (c)

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below, the Beneficiary, at the request and at the sole expense of Grantor, shall execute and deliver to Grantor all documents that Grantor shall reasonably request to effect or evidence such termination or release. Any execution and delivery of documents pursuant to this Section 33 shall be without recourse to or warranty by the Beneficiary.

(b) When all the Secured Obligations have been paid in full (other than contingent indemnification obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made) and the Aggregate Commitments shall have terminated, this Deed of Trust shall terminate (including, without limitation, any Lien granted hereunder for the benefit of the Existing Senior Notes Secured Parties). Upon termination of this Deed of Trust the Mortgaged Property shall be released from the Lien of this Deed of Trust. Upon such release, the Beneficiary shall, upon the request and at the sole cost and expense of the Grantor, assign, transfer and deliver to Grantor, against receipt and without recourse to or warranty by the Beneficiary, such of the Mortgaged Property or any part thereof to be released (in the case of a release) as may be in possession of the Beneficiary and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Mortgaged Property, proper documents and instruments (including mortgage releases or reconveyances and UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Mortgaged Property, as the case may be.

(c) Grantor shall automatically be released from its obligations hereunder if it is released by the Beneficiary from its obligations under the Guaranty in accordance with Section 9.11(a) of the Credit Agreement.

(d) This Deed of Trust and the security interest with respect to the Mortgaged Property shall terminate with respect to the Existing Senior Notes Trustee and the Existing Senior Notes Holders when all Existing Senior Notes Obligations have been indefeasibly paid in full.

(e) In connection with any termination or release pursuant to this Section, the Beneficiary shall execute and deliver to Grantor, at Grantor’s expense, all documents that Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Beneficiary.

(f) If any term of this Section 33 is inconsistent with the Credit Agreement, the Credit Agreement shall govern.

34. Concerning the Trustee. In case of the resignation of the Trustee, or the inability (through death or otherwise), refusal or failure of the Trustee to act, or at the option of Beneficiary for any other reason (which reason need not be stated) or for no reason, a successor or substitute Trustee (“Substitute Trustee”) may be named, constituted and appointed by Beneficiary, without other formality than an appointment and designation in writing, which

19

appointment and designation shall be full evidence of the right and authority to make the same and of all facts therein recited, and this conveyance shall vest in the Substitute Trustee the title, powers and duties herein conferred on the Trustee originally named herein, and a conveyance by the Substitute Trustee to the purchaser(s) at any sale of the Mortgaged Property or any part thereof shall be equally valid and effective. The right to appoint a Substitute Trustee shall exist as often and whenever from any of said causes, the Trustee resigns or cannot, will not or does not act, or Beneficiary or the Required Lenders desire to appoint a new Trustee. No bond shall ever be required of the Trustee. The recitals in any conveyance made by the Trustee shall be accepted and construed in court and elsewhere as prima facie evidence and proof of the facts recited, and no other proof shall be required as to the request by Beneficiary or the Required Lenders to the Trustee to enforce this Deed of Trust, or as to the notice of or holding of the sale, or as to any particulars thereof, or as to the resignation of the Trustee, or as to the inability, refusal or failure of the Trustee to act, or as to the election of Beneficiary or the Required Lenders to appoint a Substitute Trustee, and all prerequisites of said sale shall be presumed to have been performed; and each sale made under the powers herein granted shall be a perpetual bar against Grantor and the heirs, personal representatives, successors and assigns of Grantor. The Trustee is hereby authorized and empowered to appoint any one or more persons as agent and attorney-in-fact to act as Trustee under it and in its name, place and stead in order to take any actions that Trustee is authorized and empowered to do hereunder, such appointment to be evidenced by an instrument signed and acknowledged by said Trustee; and all acts done by said attorney-in-fact shall be valid, lawful and binding as if done by said Trustee in person.

35. Indemnification of Trustee. Except for gross negligence or willful misconduct, Trustee shall not be liable for any act or omission or error of judgment. Trustee may rely on any document believed by it in good faith to be genuine. All money received by Trustee shall, until used or applied as herein provided, be held in trust, and Trustee shall not be liable for interest thereon. Grantor shall indemnify Trustee against all liability and expenses that it may incur in the performance of its duties hereunder except for gross negligence or willful misconduct.

36. Revolving Credit. (a) This Deed of Trust secures not only present indebtedness but also future advances, whether such future advances are obligatory or are to be made at the option of the Lenders or otherwise, and the Lien securing such future advances shall relate to the date of this Deed of Trust and have the same priority as the Lien securing indebtedness and other obligations outstanding on the date hereof. The amount of indebtedness secured hereby may increase or decrease from time to time, and the rate or rates of interest payable may vary from time to time.

(b) This instrument is intended to secure future advances and is given wholly or partly to secure future obligations which may be incurred hereunder.

37. Limitation on Beneficiary’s Responsibilities with Respect to Existing Senior Notes Holders.

(a) The obligations of the Beneficiary to the Existing Senior Notes Holders (as defined in the Security Agreement) and the Existing Senior Notes Trustee (as defined in the Security Agreement) hereunder shall be limited solely to (i) holding the Mortgaged Property for the ratable benefit of the Existing Senior Notes Holders and the Existing Senior Notes Trustee

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for so long as (A) any Existing Senior Notes Obligations (as defined in the Security Agreement) remain outstanding and (B) any Existing Senior Notes Obligations are secured by such Mortgaged Property and (ii) distributing any proceeds received by the Beneficiary from the sale, collection or realization of the Mortgaged Property to the Existing Senior Notes Holders and the Existing Senior Notes Trustee in respect of the Existing Senior Notes Obligations in accordance with the terms of this Deed of Trust. Neither the Existing Senior Notes Holders nor the Existing Senior Notes Trustee shall be entitled to exercise (or direct the Beneficiary to exercise) any rights or remedies hereunder with respect to the Existing Senior Notes Obligations, including without limitation the right to receive any payments, enforce the security interest in the Mortgaged Property, request any action, institute proceedings, give any instructions, make any election, give any notice to Account Debtors (as defined in the Security Agreement), make collections, sell or otherwise foreclose on any portion of the Mortgaged Property or execute any amendment, supplement, or acknowledgment hereof. This Deed of Trust shall not create any liability of the Beneficiary or the Secured Parties (other than the Existing Senior Notes Secured Parties (as defined in the Security Agreement)) to the Existing Senior Notes Holders or to the Existing Senior Notes Trustee by reason of actions taken with respect to the creation, perfection or continuation of the security interest on the Mortgaged Property, actions with respect to the occurrence of an Event of Default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Mortgaged Property or action with respect to the collection of any claim for all or any part of the Existing Senior Notes Obligations from any Account Debtor, guarantor or any other party or the valuation, use or protection of the Mortgaged Property.

(b) The Beneficiary shall not be required to ascertain or inquire as to the performance by the Borrower or any other obligor of the Existing Senior Notes Obligations.

(c) The Beneficiary may execute any of the powers granted under this Deed of Trust and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

(d) The Beneficiary shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Beneficiary shall have received a notice of Event of Default or a notice from the Grantor, the Trustee (as defined in the Security Agreement) or the Secured Parties to the Beneficiary in its capacity as Collateral Agent indicating that an Event of Default has occurred. The Beneficiary shall have no obligation either prior to or after receiving such notice to inquire whether an Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it.

(e) Notwithstanding anything to the contrary herein, nothing in this Deed of Trust shall or shall be construed to (i) result in the security interest in the Mortgaged Property securing the Existing Senior Notes Obligations less than equally and ratably with the Principal Secured Obligations (as defined herein) pursuant to Section 3.09 of the Existing Senior Notes Indenture to the extent required or (ii) modify or affect the rights of the Existing Senior Notes Holders to receive the pro rata share specified in Section 10.1(a) of the Security Agreement of any proceeds of any collection or sale of Mortgaged Property. For purposes hereof, “Principal Secured Obligations” shall mean all of the Secured Obligations other than the Existing Senior Notes Obligations.

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The parties hereto agree that the Existing Senior Notes Obligations and the Principal Secured Obligations are, and will be, equally and ratably secured with each other by the Liens on the Mortgaged Property, and that it is their intention to give full effect to the equal and ratable provision of Section 3.09 of the Existing Senior Notes Indenture, as in effect on the date hereof. To the extent that the rights and benefits herein or in any Collateral Documents conferred on the Existing Senior Notes Holders or the Existing Senior Notes Trustee shall be held to exceed the rights and benefits required so to be conferred by such provisions, such rights and benefits shall be limited so as to provide such Existing Senior Notes Holders and the Existing Senior Notes Trustee only those rights and benefits that are required by such provisions. Any and all rights not herein expressly given to the Existing Senior Notes Trustee are expressly reserved to the Beneficiary and the Secured Parties other than the Existing Senior Notes Secured Parties.

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This Deed of Trust has been duly executed by Grantor as of the date first above written and is intended to be effective as of such date.

[ ] By:
Name: [ ]
Title: [ ]

STATE OF                     )

COUNTY OF                     )

Personally appeared before me, the undersigned, a Notary Public having authority within the State and County aforesaid, [ ], with whom I am personally acquainted, and who acknowledged that he executed the within instrument for the purposes therein contained, and who further acknowledged that he is the [ ] of [ ], a [ ] [ ], and is authorized by the corporation to execute this instrument on behalf of the [ ].

WITNESS my hand, at office, this                     day of                     , 2011.

Notary Public

My Commission Expires:

Schedule A

Description of the Land

Being the same property conveyed to                     by deed from                     of record [in Book                     , page                 ] [as Instrument No.                     ], Register’s Office for                     County, Tennessee.

[ ]

EXHIBIT I

[Form of]

AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of Auction Procedures with respect to Repurchase Offers pursuant to and in accordance with the terms and conditions of Section 2.15 of the Credit Agreement (the “Credit Agreement”), of which this Exhibit I is a part. It is not intended to be a definitive list of all of the terms and conditions of an Auction and all such terms and conditions shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”). None of the Administrative Agent, the Auction Manager or other Agent or any of their respective Affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell its Term Loans to the Borrower pursuant to the Offer Documents (including, for the avoidance of doubt, by participating in the Auction as a Lender) or the Borrower should purchase any Term Loans from the Lenders pursuant to any Auction. Each Lender should make its own decision as to whether to sell any of its Term Loans and, if so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this Auction and the Offer Documents. Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.

Summary. The Borrower may make Repurchase Offers by conducting one or more auctions (each, an “Auction”) pursuant to the procedures described herein.

Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction by delivering to the Auction Manager a written notice in form and substance reasonably satisfactory to the Auction Manager (an “Auction Notice”). Each Auction Notice shall contain (i) identification of whether the Auction is to apply to Term A Loans, Term B Loans or Other Term Loans (each of the Term A Loans, Term B Loans and Other Term Loans, a “tranche” of Term Loans), (ii) the maximum principal amount of Term Loans of each tranche the Borrower is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $10,000,000 for each tranche or an integral multiple of $1,000,000 in excess of thereof (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which the Borrower would be willing to purchase Term Loans of each applicable tranche in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended for a period not exceeding three Business Days upon notice by the Borrower to the Auction Manager not less than 24 hours before the original Expiration Time; provided, however, that only one extension per Repurchase Offer shall be permitted.

Reply Procedures. In connection with any Auction, each Lender holding Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation in form and substance reasonably satisfactory to the

Auction Procedures

Auction Manager (the “Return Bid”, to be included in the Offer Documents) which shall specify (i) the tranche or tranches of Term Loans with respect to which such Lender wishes to participate, (ii) a discount to par that must be expressed as a price per $1,000 of each applicable tranche of Term Loans (in each case, the “Reply Price”) within the Discount Range and (ii) the principal amount of each applicable tranche of Term Loans, in an amount not less than $1,000,000, that such Lender is willing to offer for sale at its Reply Price (in each case, the “Reply Amount”); provided, that each Lender may submit a Reply Amount with respect to a tranche of Term Loans that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of such tranche held by such Lender at such time. The Lenders may only submit one Return Bid per Auction with respect to each tranche of Term Loans but each Return Bid may contain up to three component bids with respect to each , each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an Assignment and Assumption in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the Auction Manager (the “Borrower Assignment and Assumption”). The Borrower will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Threshold Price (as defined below).

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Threshold Price (each, a “Qualifying Bid”). All principal amount of Term Loans of any tranche included in Qualifying Bids received at a Reply Price lower than the Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration. If a Lender has submitted a Return Bid with respect to any tranche of Term Loans containing multiple component bids at different Reply Prices, then all Term Loans of such tranche of such Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Threshold Price shall also be purchased at a purchase price in cash equal to the applicable Reply Price and shall not be subject to proration.

Proration Procedures. All Term Loans of any tranche offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Threshold Price applicable to such tranche will be purchased at a purchase price equal to the applicable Threshold Price applicable to such tranche; provided that if the aggregate principal amount of all Term Loans of such tranche for which Qualifying Bids have been submitted in any given Auction equal to the applicable Threshold Price would exceed the remaining portion of the Auction Amount with respect to such tranche (after deducting all Term Loans of such tranche

Auction Procedures

purchased below the Threshold Price), the Borrower shall purchase the Term Loans of such tranche for which the Qualifying Bids submitted were at the Threshold Price applicable to such tranche ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the applicable Auction Amount. For the avoidance of doubt, no Return Bids (or any component thereof) in respect of any tranche will be accepted above the applicable Threshold Price.

Notification Procedures. The Auction Manager will calculate each applicable Threshold Price no later than the next Business Day after the date that the Return Bids were due. The Auction Manager will insert the amount of Term Loans of each tranche to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Borrower onto each applicable Assignment and Assumption received in connection with a Qualifying Bid. Upon written request of the submitting Lender, the Auction Manager will promptly return any Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw an Auction by written notice to the Auction Manager no later than 24 hours before the original Expiration Time so long as no Qualifying Bids have been received by the Auction Manager at or prior to the time the Auction Manager receives such written notice from the Borrower. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled; provided that a Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price(s) included in such Return Bid. However, an Auction shall become void if the Borrower fails to satisfy one or more of the conditions to the purchase of Term Loans set forth in Section 2.15 of the Credit Agreement. The purchase price for each Repurchase Offer shall be paid in cash by the Borrower directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Borrower (which shall be no later than ten Business Days after the date Return Bids are due), along with accrued and unpaid interest (if any) on the applicable Term Loans up to the settlement date. The Borrower shall execute each applicable Assignment and Assumption received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with Borrower, and the Auction Manager’s determination will be final and binding. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with Borrower, will be final and binding.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning Borrower, the Loan Parties, or any of their Affiliates contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

Auction Procedures

Immediately upon the consummation of a Repurchase Offer, the Term Loans subject to such Repurchase Offer and all rights and obligations as a Lender related to such Term Loans shall for all purposes (including under the Credit Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and Borrower shall neither obtain nor have any rights as a Lender under the Credit Agreement or under the other Loan Documents by virtue of such Repurchase Offer.

The Auction Manager acting in its capacity as such under an Auction shall be entitled to the benefits of the provisions of Article 9 and Section 10.04 of the Credit Agreement to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

This Exhibit I shall not require Borrower to initiate any Auction.

Auction Procedures

EXHIBIT J

PERFECTION CERTIFICATE

Reference is hereby made to that certain Security Agreement dated as of November 18, 2011 (the “Security Agreement”), between Health Management Associates, Inc. (the “Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and Wells Fargo Bank, National Association (the “Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Security Agreement.

As used herein, the term “Companies” means Borrower and each the Guarantors.

The undersigned hereby certify to the Collateral Agent as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time in the past five years.

2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3. Locations in Arizona.

(a) Set forth in Schedule 3(a) are all locations in Arizona where each Company maintains a place of business or any Collateral or any books or records relating to any Collateral.

(b) Set forth in Schedule 3(b) hereto are the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, located in Arizona which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment.

(c) Set forth in Schedule 3(c) is the information required by Schedule 3(a) and Schedule 3(b) with respect to each location or place of business previously maintained by each Company at any time during the past four months in Arizona.

4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in (a) any of the Borrower’s public filings made with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 or (b) Schedule 4 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

5. File Search Reports. Attached hereto as Schedule 5 are the file search reports, or a true and accurate summary thereof, from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a), Section 2 or Section 3 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule (1)(c) or Schedule 4 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (B) each filing officer in each real estate recording office identified on Schedule 8 with respect to real estate on which Collateral consisting of fixtures is or is to be located. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

6. UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 relating to the Security Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereof.

7. Schedule of Filings. Attached hereto as Schedule 7 is a Schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 12(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the Security Agreement) granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

8. Real Property. Attached hereto as Schedule 8 is a list of all Mortgaged Property as of the Closing Date and filing offices for Mortgages as of the Closing Date.

9. Termination Statements. Attached hereto as Schedule 9(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto with respect to each Lien described therein.

10. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 10(a) is a true and correct list of each of all of the Equity Interests owned by the Borrower and its Subsidiaries, including (i) the record and beneficial owners of such Equity Interests, (ii) in the case of certificated Equity Interests, the number of (A) authorized shares and (B) issued and outstanding shares so owned, and (iii) the percentage of total issued and outstanding Equity Interests of the entity so owned. Attached hereto as Schedule 10(b) is a list of Equity Interests that are not being pledged.

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11. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 11 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of November 18, 2011, including all intercompany notes between or among any two or more Companies.

12. Intellectual Property.

(a) Attached hereto as Schedule 12(a) is a Schedule setting forth all of each Company’s Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Security Agreement) registered with the United States Patent and Trademark Office, and all other Patents, Patent Licenses, Trademarks and Trademark Licenses, including the name of the registered owner and the registration number of each Patent, Patent License, Trademark and Trademark License owned by each Company. Attached hereto as Schedule 12(b) is a Schedule setting forth all of each Company’s United States Copyrights and Copyright Licenses (each as defined in the Security Agreement), and all other Copyrights and Copyright Licenses, including the name of the registered owner and the registration number of each Copyright or Copyright License owned by each Company.

(b) Attached hereto as Schedule 12(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth on Schedule 12(a) and Schedule 12(b), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

13. Commercial Tort Claims. Attached hereto as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof.

[The Remainder of this Page has been intentionally left blank]

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EXHIBIT J

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this 18th day of November, 2011.

HEALTH MANAGEMENT ASSOCIATES, INC.

By:
Name:	Timothy R. Parry
Title:	Senior Vice President, General Counsel and Secretary

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Amory HMA, LLC

Bartow HMA, LLC

Biloxi H.M.A., LLC

Brandon HMA, LLC

Brevard HMA Holdings, LLC

Brevard HMA Hospitals, LLC

Campbell County HMA, LLC

Carolinas JV Holdings, L.P.

Carolinas JV Holdings General, LLC

Central Florida HMA Holdings, LLC

Central States HMA Holdings, LLC

Chester HMA, LLC

Citrus HMA, LLC

Clarksdale HMA, LLC

Cocke County HMA, LLC

Florida LIMA Holdings, LLC

Fort Smith HMA, LLC

Hamlet H.M.A., LLC

Health Management Associates, LLC

HMA Fentress County General Hospital, LLC

HMA Hospitals Holdings, LLC

HMA Santa Rosa Medical Center, LLC

Hospital Management Associates, Inc.

Jackson HMA, LLC

Jefferson County HMA, LLC

Kennett HMA, LLC

Key West HMA, LLC

Knoxville HMA Holdings, LLC

Lehigh HMA, LLC

Lone Star HMA, L.P.

Madison HMA, LLC

Melbourne HMA, LLC

Mesquite HMA General, LLC

Metro Knoxville HMA, LLC

Mississippi HMA Holdings I, LLC

Mississippi HMA Holdings II, LLC

Monroe HMA, LLC

Naples HMA, LLC

Port Charlotte HMA, LLC

Punta Gorda HMA, LLC

River Oaks Hospital, LLC

Rockledge HMA, LLC

ROH, LLC

Sebastian Hospital, LLC

Sebring Hospital Management Associates, LLC

Southeast HMA Holdings, LLC

5

Southwest Florida HMA Holdings, LLC Statesville HMA, LLC Venice HMA, LLC Winder HMA, LLC

By:
Name:	Timothy R. Parry
Title:	Secretary

6

EXHIBIT K-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of November 18, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Health Management Associates, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:            , 20[ ]

EXHIBIT K-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of November 18, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Health Management Associates, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date:            , 20[ ]

EXHIBIT K-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of November 18, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Health Management Associates, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date:            , 20[ ]

EXHIBIT K-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of November 18, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Health Management Associates, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:            , 20[ ]

K-4